Filed pursuant to Rule 424(b)(3)
Under the Securities Act of 1933, as amended
Registration No. 333-196084

PROSPECTUS

23,577,949 Shares

Mobivity Holdings Corp.

Common Stock

This prospectus relates to shares of common stock of Mobivity Holdings Corp. that may be offered for sale for the account of the selling stockholders identified in this prospectus.  The selling stockholders may offer and sell from time to time up to 23,577,949 shares of our common stock, which amount includes 7,056,793 shares to be issued to the selling stockholders only if and when they exercise warrants held by them.

The shares owned by the selling stockholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.  Although we will incur expenses in connection with the registration of the common stock, we will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.  We will receive gross proceeds of up to $8,468,152 from the exercise of the warrants, if and when they are exercised.

Our common stock is quoted on the OTC Markets under the symbol “MFON”.  The last reported sale price of our common stock as reported by the OTC Markets on July 10, 2014 was $1.15 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.  You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.
_______________________

The shares of common stock offered under this prospectus involve a high degree of risk.  See “Risk Factors” beginning at page 3.
_______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.
_______________________

The date of this prospectus is July 30, 2014

-ii-

We have not authorized any person to give you any supplemental information or to make any representations for us.  You should not rely upon any information about our company that is not contained in this prospectus.  Information contained in this prospectus may become stale.  You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the shares.  Our business, financial condition, results of operations and prospects may have changed since those dates.  The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, “Mobivity,” the “company,” “we,” “us,” and “our” refer to Mobivity Holdings Corp., a Nevada corporation, and its wholly-owned subsidiary, Mobivity, Inc., a Nevada corporation.

-iii-

SUMMARY

You should read this summary in conjunction with the more detailed information and financial statements appearing elsewhere in this prospectus.

On November 12, 2013, we effected a 1 for 6 reverse stock split of our outstanding common shares.  All share amounts and share prices, including the exercise price and the number of common shares issuable under our outstanding options and warrants, have been adjusted to give effect to the reverse stock split.

Our Company

Mobivity Holdings Corp. (“Mobivity,” “we or “us” or “the company”) is in the business of developing and operating proprietary platforms over which brands and enterprises can conduct localized mobile marketing campaigns.  Our proprietary platforms allow brands and enterprises to market their products and services to consumers through text messages sent directly to the consumers’ mobile phones, mobile smartphone applications, or other solutions driven from consumers’ mobile phones.  We generate revenue by charging the brands and enterprises a per-message transactional fee, or through fixed or variable software licensing fees.  Our customers include national franchisers, professional sports teams and associations and other national brands such as the Los Angeles Clippers, Dallas Cowboys, Chick-Fil-A, Jamba Juice, and others.

Our executive offices are located at 58 West Buffalo Street, Suite 200, Chandler, Arizona 85225.  Our phone number is (866) 622-4261.  Our website address is www.mobivity.com.  Information contained in, or accessible through, our website does not constitute part of this prospectus.

The Offering

This offering relates to the offer and sale of our common stock by the selling stockholders identified in this prospectus.  The selling stockholders will offer and sell the shares of our common stock at prices related to the then-current market price or in negotiated transactions.  Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

Summary Financial Information

The following summary financial data for the fiscal years ended December 31, 2013 and 2012 is derived from our audited consolidated financial statements included elsewhere in this prospectus.  The summary financial data as of and for the three months ended March 31, 2014 has been derived from our unaudited financial statements and the related notes thereto included elsewhere in this prospectus.  This information is only a summary and does not provide all of the information contained in our financial statements and related notes.  You should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 21 of this prospectus and our financial statements and related notes included elsewhere in this prospectus.

	Three Months Ended March 31, 2014	Fiscal Year Ended December 31, 2012	Fiscal Year Ended December 31, 2013
	(Unaudited)
Statement of Operations Data:
Net sales	$903,215	$4,079,745	$4,093,667
Net loss	$1,763,748	$7,338,927	$16,759,031

March 31, 2014
Balance Sheet Data:	(Unaudited)

Total assets	$13,960,411
Total liabilities	3,777,958
Stockholders’ equity	10,182,453

RISK FACTORS

You should carefully consider the following risk factors before investing in our common stock.  Our business and results of operations could be seriously harmed by any of the following risks.  The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

Risks Relating to Our Business

We may need additional financing to execute our business plan and fund operations, which additional financing may not be available on reasonable terms or at all.  As of March 31, 2014, we had approximately $3,222,533 of working capital.  While we believe that our working capital on hand will be sufficient to fund our 12 month plan of operations, there can be no assurance that we will not require significant additional capital.  In the event we require additional capital we will endeavor to raise additional funds through various financing sources, including the sale of our equity and debt securities and the procurement of commercial debt financing, with a bias toward debt financing over equity raisings.  However, there can be no guarantees that such funds will be available on commercially reasonable terms, if at all.  If such financing is not available on satisfactory terms, we may be unable to expand or continue our business as desired and operating results may be adversely affected.  Any debt financing will increase expenses and must be repaid regardless of operating results and may involve restrictions limiting our operating flexibility.  If we issue equity securities to raise additional funds, the percentage ownership of our existing stockholders will be reduced and our stockholders may experience additional dilution in net book value per share.

Our ability to obtain needed financing may be impaired by such factors as the capital markets, both generally and specifically in our industry, and the fact that we are not yet profitable, which could impact the availability or cost of future financings.  If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, we may be required to reduce or even cease operations.

Our sales efforts to large enterprises require significant time and effort and could hinder our ability to expand our customer base and increase revenue.  Attracting new customers to our large enterprise division requires substantial time and expense, especially in an industry that is so heavily dependent on personal relationships with executives.  We cannot assure that we will be successful in establishing new relationships, or maintaining or advancing our current relationships.  For example, it may be difficult to identify, engage and market to customers who do not currently perform mobile marketing or advertising or are unfamiliar with our current services or platform.  Further, many of our customers typically require input from one or more internal levels of approval.  As a result, during our sales effort, we must identify multiple people involved in the purchasing decision and devote a sufficient amount of time to presenting our products and services to those individuals.  The complexity of our services often requires us to spend substantial time and effort assisting potential customers in evaluating our products and services including providing demonstrations and benchmarking against other available technologies.  We expect that our sales process will become less burdensome as our products and services become more widely known and used.  However, if this change does not occur, we will not be able to expand our sales effort as quickly as anticipated and our sales will be adversely affected.

We may not be able to enhance our mobile marketing and advertising platform to keep pace with technological and market developments, or to remain competitive against potential new entrants in our markets.  The market for mobile marketing and advertising services is emerging and is characterized by rapid technological change, evolving industry standards, frequent new product introductions and short product life cycles.  Our current platform and services may not in the future be acceptable to marketers and advertisers.  To keep pace with technological developments, satisfy increasing customer requirements and achieve acceptance of our marketing and advertising campaigns, we will need to enhance our current mobile marketing solutions and continue to develop and introduce on a timely basis new, innovative mobile marketing services offering compatibility, enhanced features and functionality on a timely basis at competitive prices.  Our inability, for technological or other reasons, to enhance, develop, introduce and deliver compelling mobile marketing services in a timely manner, or at all, in response to changing market conditions, technologies or customer expectations could have a material adverse effect on our operating results or could result in our mobile marketing services platform becoming obsolete.  Our ability to compete successfully will depend in large measure on our ability to maintain a technically skilled development and engineering staff and to adapt to technological changes and advances in the industry, including providing for the continued compatibility of our mobile marketing services platform with evolving industry standards and protocols.

In addition, as we believe the mobile marketing market is likely to grow substantially, other companies which are larger and have significantly more capital to invest than us may emerge as competitors.  For example, in May 2010, Google, Inc. acquired Admob, Inc.  Similarly, in January 2010, Apple, Inc. acquired Quattro Wireless, Inc.  New entrants could seek to gain market share by introducing new technology or reducing pricing.  This may make it more difficult for us to sell our products and services, and could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses or the loss of market share or expected market share, any of which may significantly harm our business, operating results and financial condition.

Our services are provided on mobile communications networks that are owned and operated by third parties who we do not control and the failure of any of these networks would adversely affect our ability to deliver our services to our customers.  Our mobile marketing and advertising platform is dependent on the reliability of mobile operators who maintain sophisticated and complex mobile networks.  Such mobile networks have historically, and particularly in recent years, been subject to both rapid growth and technological change.  If the network of a mobile operator with which we are integrated should fail, including because of new technology incompatibility, the degradation of network performance under the strain of too many mobile consumers using it, or a general failure from natural disaster or political or regulatory shut-down, we will not be able provide our services to our customers through such mobile network.  This in turn, would impair our reputation and business, potentially resulting in a material, adverse effect on our financial results.

If our mobile marketing and advertising services platform does not scale as anticipated, our business will be harmed.  We must be able to continue to scale to support potential ongoing substantial increases in the number of users in our actual commercial environment, and maintain a stable service infrastructure and reliable service delivery for our mobile marketing and advertising campaigns.  In addition, we must continue to expand our service infrastructure to handle growth in customers and usage.  If our mobile marketing services platform does not efficiently and effectively scale to support and manage a substantial increase in the number of users while maintaining a high level of performance, the quality of our services could decline and our business will be seriously harmed.  In addition, if we are unable to secure data center space with appropriate power, cooling and bandwidth capacity, we may not be able to efficiently and effectively scale our business to manage the addition of new customers and overall mobile marketing campaigns.

The success of our business depends, in part, on wireless carriers continuing to accept our customers’ messages for delivery to their subscriber base.  We depend on wireless carriers to deliver our customers’ messages to their subscriber base.  Wireless carriers often impose standards of conduct or practice that significantly exceed current legal requirements and potentially classify our messages as “spam,” even where we do not agree with that conclusion.  In addition, the wireless carriers use technical and other measures to attempt to block non-compliant senders from transmitting messages to their customers; for example, wireless carriers block short codes or Internet Protocol addresses associated with those senders.  There can be no guarantee that we, or short codes registered to us, will not be blocked or blacklisted or that we will be able to successfully remove ourselves from those lists.  Although our services typically require customers to opt-in to a campaign, minimizing the risk that our customers’ messages will be characterized as spam, blocking of this type could interfere with our ability to market products and services of our customers and communicate with end users and could undermine the effectiveness of our customers’ marketing campaigns.  To date we have not experienced any material blocking of our messages by wireless carriers, but any such blocking could have an adverse effect on our business and results of operations.

We depend on third party providers for a reliable Internet infrastructure and the failure of these third parties, or the Internet in general, for any reason would significantly impair our ability to conduct our business.  We outsource all of our data center facility management to third parties who host the actual servers and provide power and security in multiple data centers in each geographic location.  These third party facilities require uninterrupted access to the Internet.  If the operation of our servers is interrupted for any reason, including natural disaster, financial insolvency of a third party provider, or malicious electronic intrusion into the data center, our business would be significantly damaged.  As has occurred with many Internet-based businesses, on occasion in the past, we have been subject to “denial-of-service” attacks in which unknown individuals bombarded our computer servers with requests for data, thereby degrading the servers’ performance.  While we have historically been successful in relatively quickly identifying and neutralizing these attacks, we cannot be certain that we will be able to do so in the future.  If either a third party facility failed, or our ability to access the Internet was interfered with because of the failure of Internet equipment in general or we become subject to malicious attacks of computer intruders, our business and operating results will be materially adversely affected.

Failure to adequately manage our growth may seriously harm our business.  We operate in an emerging technology market and have experienced, and may continue to experience, significant growth in our business.  If we do not effectively manage our growth, the quality of our products and services may suffer, which could negatively affect our brand and operating results.  Our growth has placed, and is expected to continue to place, a significant strain on our managerial, administrative, operational and financial resources and our infrastructure.  Our future success will depend, in part, upon the ability of our senior management to manage growth effectively.  This will require us to, among other things:

●	implement additional management information systems;

●	further develop our operating, administrative, legal, financial and accounting systems and controls;

●	hire additional personnel;

●	develop additional levels of management within our company;

●	locate additional office space in various countries; and

●	maintain close coordination among our engineering, operations, legal, finance, sales and marketing and customer service and support organizations.

Moreover, as our sales increase, we may be required to concurrently deploy our services infrastructure at multiple additional locations or provide increased levels of customization.  As a result, we may lack the resources to deploy our mobile marketing services on a timely and cost-effective basis.  Failure to accomplish any of these requirements would seriously harm our ability to deliver our mobile marketing services platform in a timely fashion, fulfill existing customer commitments or attract and retain new customers.

The gathering, transmission, storage and sharing or use of personal information could give rise to liabilities or additional costs of operation as a result of governmental regulation, legal requirements, civil actions or differing views of personal privacy rights.  We transmit and store a large volume of personal information in the course of providing our services.  Federal, state and international laws and regulations govern the collection, use, retention, sharing and security of data that we receive from our customers and their users.  Any failure, or perceived failure, by us to comply with U.S. federal, state, or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in proceedings or actions against us by governmental entities or others, which could potentially have an adverse effect on our business, operating results and financial condition.  Additionally, we may also be contractually liable to indemnify and hold harmless our customers from the costs or consequences of inadvertent or unauthorized disclosure of their customers’ personal data which we store or handle as part of providing our services.

The interpretation and application of privacy, data protection and data retention laws and regulations are currently unsettled in the U.S. and internationally, particularly with regard to location-based services, use of customer data to target advertisements and communication with consumers via mobile devices.  Such laws may be interpreted and applied inconsistently from country to country and inconsistently with our current data protection policies and practices.  Complying with these varying international requirements could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business, operating results or financial condition.

As privacy and data protection have become more sensitive issues, we may also become exposed to potential liabilities as a result of differing views on the privacy of personal information.  These and other privacy concerns, including security breaches, could adversely impact our business, operating results and financial condition.

In the U.S., we have voluntarily agreed to comply with wireless carrier technological and other requirements for access to their customers’ mobile devices, and also trade association guidelines and codes of conduct addressing the provision of location-based services, delivery of promotional content to mobile devices and tracking of users or devices for the purpose of delivering targeted advertising.  We could be adversely affected by changes to these requirements, guidelines and codes, including in ways that are inconsistent with our practices or in conflict with the rules or guidelines in other jurisdictions.

Our management team has limited experience in public company matters, which could impair our ability to comply with legal and regulatory requirements.  Our management team has only limited public company management experience or responsibilities, which could impair our ability to comply with legal and regulatory requirements and applicable federal securities laws including filing required reports and other information required on a timely basis.  There can be no assurance that our management will be able to implement and affect programs and policies in an effective and timely manner that adequately respond to increased legal, regulatory compliance and reporting requirements imposed by such laws and regulations.  Our failure to comply with such laws and regulations could lead to the imposition of fines and penalties and further result in the deterioration of our business.

Risks Related to our Common Stock

There has been a limited trading market for our common stock.  There has been a limited trading market for our common stock on the Over-the-Counter Bulletin Board.  The lack of an active market may impair the ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable.  The lack of an active market may also reduce the fair market value of your shares.  An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or technologies by using common stock as consideration.

The market price of our common stock may be, and is likely to continue to be, highly volatile and subject to wide fluctuations.  The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

●
dilution caused by our issuance of additional shares of common stock and other forms of equity securities, which we expect to make in connection with future acquisitions or capital financings to fund our operations and growth, to attract and retain valuable personnel and in connection with future strategic partnerships with other companies;

●	announcements of new acquisitions or other business initiatives by our competitors;

●	our ability to take advantage of new acquisitions or other business initiatives;

●	quarterly variations in our revenues and operating expenses;

●	changes in the valuation of similarly situated companies, both in our industry and in other industries;

●	changes in analysts’ estimates affecting us, our competitors and/or our industry;

●	changes in the accounting methods used in or otherwise affecting our industry;

●	additions and departures of key personnel;

●	announcements by relevant governments pertaining to additional quota restrictions; and

●	fluctuations in interest rates and the availability of capital in the capital markets.

Some of these factors are beyond our control, and the impact of these risks, singly or in the aggregate, may result in material adverse changes to the market price of our common stock and/or our results of operations and financial condition.

We do not expect to pay dividends in the foreseeable future.  We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business.  Therefore, investors will not receive any funds unless they sell their common stock, and stockholders may be unable to sell their shares on favorable terms or at all.  Investors cannot be assured of a positive return on investment or that they will not lose the entire amount of their investment in the common stock.

The offering of up to 23,577,949 shares of our common stock by selling stockholders could depress our common stock price.  Certain of our stockholders are offering pursuant to this prospectus up to 23,577,949 shares of our common stock in a secondary offering, which amount includes 7,056,793 shares of common stock issuable upon exercise of outstanding warrants.  Sales of a substantial number of shares of our common stock in the public market could adversely affect the market for our common shares and make it more difficult for us to sell equity securities at times and prices that we determine to be appropriate.  None of our shareholders are subject to any lock-up or other agreement that contractually restricts their ability to publicly resell their common shares.

Our common stock may be considered to be a “penny stock” and, as such, any the market for our common stock may be further limited by certain SEC rules applicable to penny stocks.  To the extent the price of our common stock remains below $5.00 per share or we have a net tangible assets of $2,000,000 or less, our common shares will be subject to certain “penny stock” rules promulgated by the SEC.  Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000).  For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale.  Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices and disclosure of the compensation to the brokerage firm and disclosure of the sales person working for the brokerage firm.  These rules and regulations adversely affect the ability of brokers to sell our common shares and limit the liquidity of our securities.

We are a “smaller reporting company” and, as such are allowed to provide less disclosure than larger public companies.  We are currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year.  As a “smaller reporting company”, we  are able to provide simplified executive compensation disclosures in our SEC filings, are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting, and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.  Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This prospectus and the documents to which we refer you contain forward-looking statements.  In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing.  We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us.  Such forward-looking statements relate to future events or our future performance.  You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential” or “continue” or the negative of these or similar terms.  In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading “Risk Factors” beginning on page 3.  These and other factors may cause our actual results to differ materially from any forward-looking statement.  Forward-looking statements are only predictions.  The forward-looking events discussed in this prospectus, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us.

OUR COMPANY

We were incorporated in the State of Nevada on September 25, 2008 under the names Ares Ventures Corporation for purposes of engaging in the acquisition, exploration and development of natural resource properties.  From our organization and until November 2010, we were an exploration stage company with no revenues and a limited operating history.

Acquisitions

On November 2, 2010, we completed the acquisition of Mobivity, Inc., a Nevada corporation engaged in the business of mobile marketing, which at the time was known as CommerceTel, Inc., in exchange for 1,666,667 shares of our common stock.  In anticipation of the transaction, on October 5, 2010, we changed our name from Ares Ventures Corporation to CommerceTel Corporation.  Upon our acquisition of Mobivity, Inc., we ceased all operations related to the acquisition, exploration and development of natural resource properties and since that time have engaged exclusively in our current business, the development and operation of proprietary platforms over which brands and enterprises can conduct mobile marketing campaigns.

In April 2011, we acquired substantially all of the assets of the Txtstation interactive mobile marketing platform and services business from Adsparq Limited.  The purchase price for the acquisition was 354,167 shares of our common stock and $300,000 in cash, which was paid over an 11 month period.

In April 2011, we entered into an acquisition agreement with Mobivity, LLC and Mobile Visions, Inc. pursuant to which we acquired the assets of their Mobivity interactive mobile marketing platform and services business.  The purchase price for the acquisition was 166,667 shares of our common stock, $64,969 in cash paid at closing and a secured subordinated promissory note in the principal amount of $606,054.  The promissory note accrued interest on the unpaid principal amount at the rate of 6.25% per annum and principal and interest were paid in six quarterly installments of $105,526 starting May 1, 2011.  The note was paid in full on May 31, 2012.

In connection with the Mobivity acquisition, in June 2012 we changed our corporate name to Mobivity Holdings Corp.

In August 2011, we acquired substantially all of the assets of the BoomText interactive mobile marketing services business from Digimark, LLC.  The purchase price for the acquired assets consisted of:

●	86,590 shares of our common stock issued at closing;

●	$120,514 in cash paid at closing;

●	our secured subordinated promissory note in the principal amount of $175,000. This note earned interest at 6.25% per annum and was paid in full on May 31, 2012;

●	our unsecured subordinated promissory note in the principal amount of $194,658 due and payable on October 1, 2012. The note does not bear interest and was paid in full in 2013; and

●
an earn-out payment (payable 20 months after closing of the transaction) of a number of shares of our common stock equal to (a) 1.5, multiplied by our net revenue from acquired customers and customer prospects for the twelve-month period beginning six months after the closing date, divided by (b) the average of the volume-weighted average trading prices of our common stock for the 25 trading days immediately preceding the earn-out payment (subject to a collar of $1.49 and $2.01 per share).  The final value of the earn-out payment was $2,210,667 and was satisfied through our issuance of 247,279 shares of our common stock.

In May 2013, we acquired the assets of Sequence, LLC related to a mobile customer loyalty application.  The acquired assets include all application software, URL’s, websites, trademarks, brands, customers and customer lists.  The purchase price consisted of:  $300,000 in cash which was paid prior to closing; 125,000 shares of our common stock which were issued at closing valued, based on the closing price of our common stock on May 13, 2013, at $183,750; and our agreements to pay 24 monthly earn-out payments consisting of 10% of the eligible monthly revenue subsequent to closing.

Also in May 2013, we acquired certain assets of Front Door Insights, LLC.  The assets acquired from Front Door Insights consisted of cash on hand, accounts receivable, all rights under all contracts other than excluded contracts, prepaid expenses, all technology and intellectual property rights, accounts payable, and obligations under a commercial lease.  The purchase price consisted of:  $100,000 in cash; (2) our promissory note in the principal amount of $1,400,000; and (3) 1,666,667 shares of our common stock valued, based on the closing price of our common stock on May 20, 2013, at $1,034,310.

In March 2014, we acquired all of the assets of SmartReceipt, Inc., a Delaware corporation in exchange for:

●	Our payment at closing of $2.212 million of cash, net of a $150,000 loan made by us to SmartReceipt in January 2014;

●	Our issuance of 504,884 shares of our common stock; and

●
Our earn-out payment of 200% of the “eligible revenue” over the 12 month period following the close of the transaction (“earn-out period”).  The “eligible revenue” will consist of:  100% of our revenue derived during the earn out period from the sale of SmartReceipt products and services to certain SmartReceipt clients as of the close (the “designated SmartReceipt clients”); plus 50% of our revenue derived during the earn out period from the sale of our products and services to the designated SmartReceipt clients, plus 50% of our revenue derived during the earn out period from the sale of SmartReceipt products and services to our clients who are not designated SmartReceipt clients.  The earn-out payment will be payable in our common shares (valued at the closing VWAP) no later than the 90th day following the end of the earn-out period.  For purposes of the foregoing, the “closing VWAP” means the volume weighted average trading price of our common stock for the 90 trading days preceding the close of our acquisition of SmartReceipt.

Pursuant to our agreement with SmartReceipt, SmartReceipt has agreed that 50% of the shares issuable to it or its shareholders at the initial closing will be held back by us for a period of 12 months and will be subject to cancellation based on indemnification claims on our part.

Financing Transactions

Between March 2011 to November 2011, we conducted the private placement sale of 114,778 shares of our common stock at a price of $9.00 per share for the gross proceeds of $1,033,003.  Each investor also received warrants to purchase an equivalent number of shares at an exercise price of $12.00.  In October 2012, the exercise price of the warrants was reduced from $12.00 to $3.00 as a result of certain anti-dilution provisions contained in the warrant agreement.  As a result of the June 2013 private placement described below, the exercise price of the warrants was further reduced to $1.20 per share in June 2013.

Between November 2010 and June 2012, we conducted the private placement sale of our 10% Senior Secured Convertible Bridge Notes.  The bridge notes accrued interest on the unpaid principal amount at the rate of 10% per annum.  The entire principal amount of the bridge notes, plus all accrued and unpaid interest, was due on the earlier of (i) the date we completed a financing transaction for the offer and sale of shares of our common stock in an aggregate amount of no less than 125% of the principal amounts evidenced by the bridge notes (a “qualifying financing”), or (ii) a fixed maturity date, which initially was set at November 3, 2011 and later amended to October 15, 2013.  On the maturity date of the bridge notes, in addition to the repayment of the principal amount and all accrued and unpaid interest, we agreed to issue to each holder of the bride notes, at each such holder’s option, either (i) a three year warrant to purchase that number of shares of our common stock equal to the principal amount of (plus all accrued and unpaid interest on) the bridge notes held by the holder divided by the per share purchase price of the common stock offered and sold in the qualifying financing (the “offering price”) which warrants shall be exercisable at the offering price, or (ii) that number of shares of common stock equal to the product arrived at by multiplying (x) the principal amount of (plus all accrued and unpaid interest on) the bridge notes held by the holder, divided by the offering price and (y) 1.98.  Our obligations under the bridge notes were secured by all of our assets.

As of May 31, 2013, the outstanding principal amount and accrued interest under the bridge notes was $4,984,721 and $441,973, respectively.  As described below, all of the principal and substantially all of the accrued interest under the bridge notes were converted into shares of our common stock and warrants to purchase our common stock in June 2013.

On June 17, 2013, we entered into a securities purchase agreement and a registration rights agreement with certain accredited investors in connection with our private placement sale of 6,250,000 shares of our common stock at a price of $1.20 per share, for aggregate gross proceeds of $7.5 million.  Pursuant to the terms of the registration rights agreement, we agreed to file with the SEC a resale registration statement covering the shares.  Emerging Growth Equities, Ltd. acted as placement agent for the private placement and received $493,300 in commissions from us.  In addition, for its services as placement agent, we issued to EGE warrants to purchase an aggregate of 605,910 shares of our common stock, exercisable for a period of five years from the closing date, at an exercise price of $1.20 per share.

In connection with the private placement, we also entered into a convertible secured promissory note conversion agreement on June 17, 2013, with the holders of our bridge notes.  Pursuant to the note conversion agreement, we agreed to issue to the holders of our bridge notes 4,462,089 shares of our common stock, at the conversion price of $1.20 per share, for the cancellation of outstanding principal of $4,984,721 and accrued interest of $369,786 under the notes.  Certain holders elected to receive, and we made, cash payments on the accrued interest on their notes in lieu of shares of common stock.  Each note holder also received a warrant to purchase that number of shares of our common stock calculated by dividing the outstanding principal amount plus accrued and unpaid interest of such note by the conversion price.  We issued warrants to purchase a total of 4,541,592 shares of our common stock to the note holders.  The warrants are exercisable for a period of five years at an exercise price of $1.20 per share.  In connection the sale of the bridge notes, we agreed to file with the SEC a resale registration statement covering the securities issued upon conversion of the Bridge Notes.

In March 2014, we conducted the private placement to certain accredited investors of 5,413,000 units of our securities at a price of $1.00 per unit for the gross proceeds of up to $5,413,000.  Each unit consisted of one share of our common stock and a common stock purchase warrant to purchase one-quarter share of our common stock, over a five year period, at an exercise price of $1.20 per share.  In connection with the placement, we entered into a registration rights agreement with the investors, pursuant to which we agreed to cause a resale registration statement covering the common shares made part of the units to be filed by May 15, 2014.  The registration rights agreement also provides that we must make certain payments as liquidated damages to the investors if we fail to timely file the registration statement and cause it to become effective.  Emerging Growth Equities, Ltd. acted as placement agent for the private placement and received $370,685 in commissions from us.  In addition, for its services as placement agent, we issued to EGE warrants to purchase an aggregate of 370,685 units, as defined above, exercisable for a period of five years from the closing date, at an exercise price of $1.00 per unit.  The warrants had a fair value on date of issuance of $461,598.

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 23,577,949 shares of our common stock, held by the stockholders named in the table below, which amount includes 7,056,793 common shares issuable upon the exercise of warrants held by the selling stockholders.  The selling stockholders may exercise their warrants at any time in their sole discretion.  All of the selling stockholders named below acquired their shares of our common stock and warrants directly from us in private transactions.

On June 17, 2013, we entered into a securities purchase agreement and a registration rights agreement with certain accredited investors in connection with our private placement sale of 6,250,000 shares of our common stock at a price of $1.20 per share, for aggregate gross proceeds of $7.5 million.  Pursuant to the terms of the registration rights agreement, we agreed to file with the SEC a resale registration statement covering the shares.  Emerging Growth Equities, Ltd. acted as placement agent for the private placement and received $439,300 in commissions from us.  In addition, for its services as placement agent, we issued to EGE warrants to purchase an aggregate of 605,910 shares of the Company’s common stock, exercisable for a period of five years from the closing date, at an exercise price of $1.20 per share.

In connection with the private placement, we also entered into a convertible secured promissory note conversion agreement on June 17, 2013, with certain holders of our outstanding 10% senior secured convertible bridge notes due October 15, 2013.  Pursuant to the note conversion agreement, we agreed to issue to the holders of the notes 4,462,089 shares of our common stock, at the conversion price of $1.20 per share, for the cancellation of outstanding principal of $4,984,721 and accrued interest of $369,786 under the notes.  Certain holders elected to receive, and we agreed to make, cash payments on the accrued interest on their notes in lieu of shares of common stock.  Each note holder also received a warrant to purchase that number of shares of our common stock calculated by dividing the outstanding principal amount plus accrued and unpaid interest of such note by the conversion price.  The warrants are exercisable for a period of five years at an exercise price of $1.20 per share.  In connection the sale of the bridge notes, we agreed to file with the SEC a resale registration statement covering the securities issued upon conversion of the notes.

In March 2014, we conducted the private placement to certain accredited investors of 5,413,000 units of our securities at a price of $1.00 per unit for the gross proceeds of up to $5,413,000.  Each unit consisted of one share of our common stock and a common stock purchase warrant to purchase one-quarter share of our common stock, over a five year period, at an exercise price of $1.20 per share.  In connection with the placement, we entered into a registration rights agreement with the investors, pursuant to which we agreed to cause a resale registration statement covering the common shares made part of the units to be filed by May 15, 2014.  The registration rights agreement also provides that we must make certain payments as liquidated damages to the investors if we fail to timely file the registration statement and cause it to become effective.  Emerging Growth Equities, Ltd. acted as placement agent for the private placement and received $370,685 in commissions from us.  In addition, for its services as placement agent, we issued to EGE warrants to purchase an aggregate of 370,685 units, as defined above, exercisable for a period of five years from the closing date, at an exercise price of $1.00 per unit.  The warrants had a fair value on date of issuance of $461,598.

Except as indicated below, none of the selling stockholders has held a position as an officer or director of the company, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates.  Except as otherwise indicated in the footnotes to the table, the selling stockholders possess sole voting and investment power with respect to the shares shown, and no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.  All information with respect to share ownership has been furnished by the selling stockholders.  The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time.

The following table sets forth certain information known to us as of the date of this prospectus and as adjusted to reflect the sale of the shares offered hereby, with respect to the beneficial ownership of our common stock by the selling stockholders who participated in the private placement mentioned above.  The share amounts under the columns “Shares Beneficially Owned Before the Offering” and “Maximum Number of Shares Offered” consist of the shares of our common stock sold by us in the private placement described above, including shares issuable to the selling shareholder upon the exercise of outstanding warrants.  The share amounts under the columns “Shares Beneficially Owned after the Offering” assume all of the offered shares are sold pursuant to this prospectus.

	Shares Beneficially Owned Before the Offering		Maximum Number of Shares	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	%	Offered	Number	%
Sandor Capital Master Fund (2)(3)	1,211,937	4.3%	1,211,937	-0-	*
Ballyshannon Partners LP (4)	525,000	1.9%	525,000	-0-	*
Ballyshannon Family Partnership (5)	454,050	1.6%	454,050	-0-	*
Porter Partners, LP (6)	2,332,723	8.3%	2,332,723	-0-	*
EDJ Limited (7)	376,767	1.3%	376,767	-0-	*
Porter Family Living Trust dtd 9/5/2006 (8)	291,667	1.0%	291,667	-0-	*
Ben Joseph Partners (9)	475,828	1.7%	475,828	-0-	*
Alexander M. Bush	12,500	*	12,500	-0-	*
John E. Thompson	52,083	*	52,083	-0-	*
Diker MicroCap Fund LP (10)	604,167	2.1%	604,167	-0-	*
Trellus Partners LP (11)	1,145,833	4.1%	729,167	416,667	1.5%
Julie T. Berlacher	258,744	*	258,744	-0-	*
Paul D. Berlacher TTEE Paul D. Berlacher Irrev. Trust (12)	20,833	*	20,833	-0-	*
Audrey E. Berlacher TTEE Audrey E. Berlacher Rev Trust (13)	20,833	*	20,833	-0-	*
David A. Houghton	177,065	*	177,065	-0-	*
Bruce E. Terker TTEE Robert A. Berlacher 2004 Family Trust (14)	41,667	*	41,667	-0-	*
Chardonnay Partners, LP (15)	178,847	*	178,847	-0-	*
Harry Mittelman Revocable Living Trust (16)	277,323	*	277,323	-0-	*
Bruce and Katherine Evans TBE	311,431	1.1%	311,431	-0-	*
Jacqueline A. Evans	12,500	*	12,500	-0-	*
JSL Kids Partners (3)(17)	83,333	*	83,333	-0-	*
James C. Barragan, Jr. and Nancy F. Barragan	57,967	*	41,667	16,300	*
Robert A. Elliott	20,833	*	20,833	-0-	*
Robert B. Prag	96,087	*	96,087	-0-	*
The Del Mar Consulting Group, Inc. Retirement Plan Trust (18)	41,667	*	41,667	-0-	*
George I. Bridges, Jr.	291,667	1.0%	291,667	-0-	*
Carl Todd Bridges and Lori D. Bridges	208,333	*	208,333	-0-	*
Clayton Green, Jr.	83,333	*	83,333	-0-	*
Taylor Green	83,333	*	83,333	-0-	*
Shelby Zimmerman	83,333	*	83,333	-0-	*
Robert A. Smith	208,333	*	208,333	-0-	*
Mark A. and Lucinda M. Henry	158,744	*	158,744	-0-	*
Donald K. Thomas	16,667	*	16,667	-0-	*
Mobivity Partners (19)	416,667	1.5%	416,667	-0-	*
John R. Harris (20)	100,695	*	52,083	48,612	*
ACT Capital Partners, LP (21)	638,219	2.3%	638,219	-0-	*
Amir L. Ecker	458,847	1.6%	458,847	-0-	*
Delaware Charter G T Cust FBO Amir L. Ecker IRA (22)	582,123	2.1%	582,123	-0-	*
Cornelis F. Wit	1,934,992	6.9%	1,934,992	-0-	*
The Ecker Family Partnership (23)	173,225	*	204,475	-0-	*
Gary Knutsen	123,734	*	123,734	-0-	*
Gregory J. Berlacher (3)	53,650	*	53,650	-0-	*
Emerging Growth Equities, Ltd. PSP dtd 9/1/99 FBO Gregory J. Berlacher, 401k (24)(3)	112,883	*	112,883	-0-	*
Emerging Growth Equities, Ltd. PSP dtd 9/1/99 FBO Jay D. Seid, 401k (25)(3)	195,745	*	195,745	-0-	*
John S. Lemak IRA Rollover Raymond James & Assoc Custodian (3)(26)	221,433	*	213,142	49,743	*
Kingdom Trust Co. Roth IRA Cust FBO Robert A. Berlacher (27)	150,064	*	150,064	-0-	*
Lancaster Investment Partners, LP (28)	236,870	*	236,870	-0-	*
Northwood Capital Partners, LP (29)	535,308	1.9%	535,308	-0-	*
Randall Smith	46,720	*	46,720	-0-	*
Peter and Susan Stanley JTWROS	231,919	*	231,919	-0-	*
The Michael and Valerie Bynum Living Trust (20)(30)	158,305	*	158,305	-0-	*
Timothy W. Schatz (20)	433,072	1.5%	33,836	-0-	*
Joel and Amy Wisian	126,233	*	126,233	-0-	*
Allen M. and Emily R. Bynum	58,881	*	58,881	-0-	*
Johnny and Debra Allen	16,872	*	16,872	-0-	*
Jessie and Kimberly A. Allen	16,872	*	16,872	-0-	*
Donald K. and Paige Matthey Bynum	16,854	*	16,854	-0-	*
Pier Bynum	8,427	*	8,427	-0-	*
Patrick Bynum	8,427	*	8,427	-0-	*
Dennis Becker (20)	1,309,179	4.6%	60,664	1,248,515	4.4%
Marion Cook	83,927	*	83,927	-0-	*
James Flanigan	41,895	*	41,895	-0-	*
Steve Tebo	83,790	*	83,790	-0-	*
Berlwoods Partners, LP (31)	20,833	*	20,833	-0-	*
Cortleigh Capital Partners, LP (32)	33,333	*	33,333	-0-	*
Phyllis D. Kalista	20,833	*	20,833	-0-	*
Jay D. Seid (3)	28,125	*	28,125	-0-	*
Franz J. Berlacher	4,167	*	4,167	-0-	*
Robert D. Auritt	8,333	*	8,333	-0-	*
Kingdom Trust Company IRA c/f Richard Johnson (33)	16,667	*	16,667	-0-	*
Andrew S. Rosen	106,917	*	83,333	23,584	*
ACT Capital Management, LLLP (34)	33,333	*	33,333	-0-	*
Delaware Charter G&T Cust FBO Amir L. Ecker ROTH IRA (35)	20,833	*	20,833	-0-	*
Delaware Charter G&T Cust FBO Carol G. Frankenfield IRA (36)	20,833	*	20,833	-0-	*
Kingdom Trust Co. SEP IRA c/f Robert A. Berlacher (37)	16,667	*	16,667	-0-	*
MJA Investments LLC (38)	12,500	*	12,500	-0-	*
JBA Investments LLC (39)	12,500	*	12,500	-0-	*
Elizabeth Arno	16,667	*	16,667	-0-	*
Kingdom Trust Co. IRA FBO Daniel C. Gardner (40)	20,833	*	20,833	-0-	*
Brodsky Family Trust (41)	125,000	*	125,000	-0-	*
Ivy L. Fredericks	20,833	*	20,833	-0-	*
Robert Winter	20,833	*	20,833	-0-	*
Brian J. Grossi 2007 Revocable Trust (42)	12,500	*	12,500	-0-	*
Pak Cheong Choi & Susan Huang Choi JTWROS	8,333	*	8,333	-0-	*
John C. Lipman	40,417	*	40,417	-0-	*
Lipman Capital Group Inc. Retirement Plan (43)	52,083	*	52,083	-0-	*
Marcelle Weems Bynum	12,654	*	12,654	-0-	*
Lavonne Bynum	12,654	*	12,654	-0-	*
Cecil Glen Bynum and Cathey Lynn Bynum, Tenants in Common	43,578	*	33,744	9,834	*
David Gomez	145,283	*	145,283	-0-	*
David Hirons	85,075	*	85,075	-0-	*
Dillon Page and Vickie Page, Joint Tenants	96,758	*	96,758	-0-	*
Russell Sarachek	33,333	*	33,333	-0-	*
Mayumi Ishii Post	20,833	*	20,833	-0-	*
Kingdom Trust Company IRA Rollover FBO Franz J. Berlacher (44)	20,833	*	20,833	-0-	*
Kingdom Trust Co. Roth IRA c/f Julie T. Berlacher (45)	22,083	*	22,083	-0-	*
Fraser Clarke	20,833	*	20,833	-0-	*
BMO Nesbitt Burns ITF 365-24977-22 (46)	62,500	*	62,500	-0-	*
David Moss	12,630	*	12,630	-0-	*
VFT Special Ventures, Ltd (47)	1,069,279	4.6%	1,069,279	-0-	*
Trellus Small Cap Opportunity Fund LP (48)	312,500	1.1%	312,500	-0-	*
David Jacques (20)	69,791	*	31,250	-0-	*
Kobe Partners, LP (49)	281,250	*	281,250	-0-	*
Logos Partners L.P. (50)	125,000	*	125,000	-0-	*
Perritt Ultra MicroCap Fund (51)	825,000	2.9%	825,000	-0-	*
Thomas B. Akin	625,000	2.2%	625,000	-0-	*
Kingdom Trust cust. FBO David A. Houghton IRA (52)	15,625	*	15,625	-0-	*
Jon D. and Linda W. Gruber Trust (53)	906,250	3.2%	906,250	-0-	*
Steven T. Newby	625,000	2.2%	625,000	-0-	*
London Family Trust (54)	125,000	*	125,000	-0-	*
NFS/FMTC IRA fbo Amir L. Ecker (55)	93,750	*	93,750	-0-	*
Lacuna Hedge Fund, LLLP (56)	125,000	*	125,000	-0-	*
John E. Thompson, III	62,500	*	62,500	-0-	*
Lincoln Park Capital Fund, LLC (57)	125,000	*	125,000	-0-	*
Jonathan Cassell	12,500	*	12,500	-0-	*
Phillip Guarascio (20)	56,250	*	31,250	25,000	*
* Less than 1%.
______________________________________________

(1)	Assumes that all securities offered are sold.

(2)	The selling stockholder indicated to us that John S. Lemak, Manager of Sandor Capital Master Fund, has voting and investment power over the shares it is offering for resale.

(3)
The selling stockholder identified itself to us as an affiliate of a broker-dealer. It has indicated to us that it purchased the shares in the ordinary course of business, and at the time of the purchase of the shares to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(4)	The selling stockholder indicated to us that Bruce E. Terker, President of Ballyshannon Partners, L.P., has voting and investment power over the shares it is offering for resale.

(5)	The selling stockholder indicated to us that Bruce E. Terker, President of Ballyshannon Family Partnership, L.P., has voting and investment power over the shares it is offering for resale.

(6)	The selling stockholder indicated to us that Jeffrey H. Porter, General Partner of Porter Partners, L.P., has voting and investment power over the shares it is offering for resale.

(7)	The selling stockholder indicated to us that Jeffrey H. Porter, Investment Advisor of EDJ Limited, has voting and investment power over the shares it is offering for resale.

(8)	The selling stockholder indicated to us that Jeffrey H. Porter, Trustee of Porter Family Living Trust dtd. 9/5/2006, has voting and investment power over the shares it is offering for resale.

(9)	The selling stockholder indicated to us that Jeffrey H. Porter, General Partner of Ben Joseph Partners, has voting and investment power over the shares it is offering for resale.

(10)	The selling stockholder indicated to us that Ken Brower, Chief Financial Officer of Diker Micro Cap Fund LP, has voting and investment power over the shares it is offering for resale.

(11)	The selling stockholder indicated to us that James Scaplen, Chief Financial Officer of Trellus Partners LP, has voting and investment power over the shares it is offering for resale.

(12)	The selling stockholder indicated to us that Paul D. Berlacher, Trustee of the Paul D. Berlacher Irrev. Trust, has voting and investment power over the shares it is offering for resale.

(13)	The selling stockholder indicated to us that Audrey E. Berlacher, Trustee of the Audrey E. Berlacher Rev Trust, has voting and investment power over the shares it is offering for resale.

(14)	The selling stockholder indicated to us that Bruce E. Terker, Trustee of the Robert A. Berlacher 2004 Family Trust, has voting and investment power over the shares it is offering for resale.

(15)	The selling stockholder indicated to us that Robert A. Berlacher, General Partner of Chardonnay Partners, LP, has voting and investment power over the shares it is offering for resale.

(16)	The selling stockholder indicated to us that Harry Mittelman, Trustee of the Harry Mittelman Revocable Living Trust, has voting and investment power over the shares it is offering for resale.

(17)	The selling stockholder indicated to us that John S. Lemak, Manager of JSL Kids Partners, has voting and investment power over the shares it is offering for resale.

(18)
The selling stockholder indicated to us that Robert B. Prag, Trustee of The Del Mar Consulting Group, Inc. Retirement Plan Trust, has voting and investment power over the shares it is offering for resale.

(19)	The selling stockholder indicated to us that Julie Krupala, Secretary of Mobivity Partners, has voting and investment power over the shares it is offering for resale.

(20)	The selling stockholder is, or is an affiliate of, an executive officer or director of our company.

(21)	The selling stockholder indicated to us that Carol Frankenfield, General Partner of ACT Capital Partners, LP, has voting and investment power over the shares it is offering for resale.

(22)	The selling stockholder indicated to us that Amir L. Ecker, IRA Owner of Delaware Charter G T Cust. FBO Amir L. Ecker IRA, has voting and investment power over the shares it is offering for resale.

(23)	The selling stockholder indicated to us that Amir L. Ecker, General Partner of The Ecker Family Partnership, has voting and investment power over the shares it is offering for resale.

(24)
The selling stockholder indicated to us that Gregory J. Berlacher, Owner of Emerging Growth Equities Ltd PSP dtd 9/1/99 FBO Gergory J. Berlacher 401k, has voting and investment power over the shares it is offering for resale.

(25)
The selling stockholder indicated to us that Jay D. Seid, Owner of Emerging Growth Equities Ltd PSP dtd 9/1/99 FBO Jay D. Seid 401k, has voting and investment power over the shares it is offering for resale.

(26)
The selling stockholder indicated to us that John S. Lemak, IRA Owner of the John S. Lemak IRA Rollover, Raymond James & Assoc. custodian, has voting and investment power over the shares it is offering for resale.

(27)
The selling stockholder indicated to us that Robert A. Berlacher, IRA Owner of Kingdom Trust Co. Roth IRA Cust FBO Robert A. Berlacher, has voting and investment power over the shares it is offering for resale.

(28)	The selling stockholder indicated to us that Robert A. Berlacher, Manager of Lancaster Investment Partners, LP, has voting and investment power over the shares it is offering for resale.

(29)	The selling stockholder indicated to us that Robert A. Berlacher, Manager of Northwood Capital Partners, LP, has voting and investment power over the shares it is offering for resale.

(30)
The selling stockholder indicated to us that Michael K. and Valerie L. Bynum, Trustees of The Michael and Valerie Bynum Living Trust, have voting and investment power over the shares it is offering for resale.

(31)	The selling stockholder indicated to us that Robert A. Berlacher, Managing Member of Berlwoods Partners, LP, has voting and investment power over the shares it is offering for resale.

(32)	The selling stockholder indicated to us that Christine Groves, Partner of Cortleigh Capital Partners, LP, has voting and investment power over the shares it is offering for resale.

(33)	The selling stockholder indicated to us that Richard Johnson, IRA Owner of Kingdom Trust Company IRA c/f Richard Johnson, has voting and investment power over the shares it is offering for resale.

(34)	The selling stockholder indicated to us that Carol G. Frankenfield, General Partner of ACT Capital Management LLP, has voting and investment power over the shares it is offering for resale.

(35)
The selling stockholder indicated to us that Amir L. Ecker, IRA Owner of Delaware Charter G T Cust FBO Amir L. Ecker ROTH IRA, has voting and investment power over the shares it is offering for resale.

(36)
The selling stockholder indicated to us that Carol G. Frankenfield, IRA Owner of Delaware Charter G T Cust FBO Carol G. Frankenfield IRA, has voting and investment power over the shares it is offering for resale.

(37)
The selling stockholder indicated to us that Robert A. Berlacher, IRA Owner of Kingdom Trust Co. SEP IRA c/f Robert A. Berlacher, has voting and investment power over the shares it is offering for resale.

(38)	The selling stockholder indicated to us that Andrew Arno, Advisor of MJA Investments LLC, has voting and investment power over the shares it is offering for resale.

(39)	The selling stockholder indicated to us that Andrew Arno, Advisor of JBA Investments LLC, has voting and investment power over the shares it is offering for resale.

(40)	The selling stockholder indicated to us that Daniel C. Gardner, IRA Owner of Kingdom Trust Co. IRA FBO Daniel C. Gardner, has voting and investment power over the shares it is offering for resale.

(41)	The selling stockholder indicated to us that Peter Brodsky, Trustee of the Brodsky Family Trust, has voting and investment power over the shares it is offering for resale.

(42)	The selling stockholder indicated to us that Brian J. Grossi, Trustee of the Brian J. Grossi 2007 Revocable Trust, has voting and investment power over the shares it is offering for resale.

(43)	The selling stockholder indicated to us that John C. Lipman, Owner of Lipman Capital Group Inc. Retirement Plan, has voting and investment power over the shares it is offering for resale.

(44)
The selling stockholder indicated to us that Franz J. Berlacher, IRA Owner of Kingdom Trust Company IRA Rollover FBO Franz J. Berlacher, has voting and investment power over the shares it is offering for resale.

(45)
The selling stockholder indicated to us that Julie T. Berlacher, IRA Owner of Kingdom Trust Co. ROTH IRA c/f Julie T. Berlacher, has voting and investment power over the shares it is offering for resale.

(46)	The selling stockholder indicated to us that Dean McDonald, Limited Partner of BMO Nesbitt Burns ITF 365-24977-22, has voting and investment power over the shares it is offering for resale.

(47)
Represents shares underlying warrants issued to Emergency Growth Equities, Ltd. as placement agent compensation.  The selling stockholder indicated to us that Gregory J. Berlacher has voting and investment power over the shares it is offering for resale.

(48)	The selling stockholder indicated to us that James Scaplen, Chief Financial Officer of Trellus Small Cap Opportunity Fund LP, has voting and investment power over the shares it is offering for resale.

(49)	The selling stockholder indicated to us that Eric Carter, Portfolio Manager of Kobe Partners, LP, has voting and investment power over the shares it is offering for resale.

(50)	The selling stockholder indicated to us that Clark Lehman, General Partner of Logos Partners, LP, has voting and investment power over the shares it is offering for resale.

(51)	The selling stockholder indicated to us that Lynn Bermeister, Vice President of Perritt Ultra MicroCap Fund has voting and investment power over the shares it is offering for resale.

(52)	The selling stockholder indicated to us that David Houghton has voting and investment power over the shares it is offering for resale.

(53)	The selling stockholder indicated to us that Jon Gruber, Trustee of the Gruber Trust, has voting and investment power over the shares it is offering for resale.

(54)	The selling stockholder indicated to us that Robert London, trustee of the London Family Trust, has voting and investment power over the shares it is offering for resale.

(55)	The selling stockholder indicated to us that Amir Ecker has voting and investment power over the shares it is offering for resale.

(56)	The selling stockholder indicated to us that Wink James, Managing Partner of Lacuna Hedge Fund, LLLP, has voting and investment power over the shares it is offering for resale.

(57)	The selling stockholder indicated to us that Joshua Sheinfeld, CEO of Lincoln Park Capital Fund, LLC, has voting and investment power over the shares it is offering for resale.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  The shares owned by the selling stockholders may be sold at the then-current market price or in negotiated transactions.  The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock.  We have agreed to indemnify the selling stockholders against certain claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder.  If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.  If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the stock symbol “MFON.”   Our common stock trades only sporadically and has experienced in the past, and is expected to experience in the future, significant price and volume volatility.

The following table shows the reported high and low closing sale prices for our common stock based on information provided by the OTC Bulletin Board for the periods indicated.

Year Ended December 31, 2013	High	Low
Fourth Quarter	$3.00	$1.70
Third Quarter	$4.20	$2.40
Second Quarter	$2.52	$1.02
First Quarter	$2.04	$1.26

Year Ended December 31, 2012	High	Low
Fourth Quarter	$2.58	$1.32
Third Quarter	$3.72	$1.56
Second Quarter	$6.24	$3.54
First Quarter	$9.00	$6.00

Holders of Record

As of the date of this prospectus, there were 189 record holders of our common stock.

Dividends

We have not paid any cash dividends since our inception and do not contemplate paying dividends in the foreseeable future.  It is anticipated that earnings, if any, will be retained for the operation of our business.

Equity Compensation Plan Information

In December, 2010, we adopted our 2010 Incentive Stock Option Plan (“the 2010 Plan”).  The 2010 Plan permits us to grant up to 520,667 shares of common stock and options to purchase shares of common stock.  In July 2013, we adopted our 2013 Stock Incentive Plan (“2013 Plan”).  The 2013 Plan allows us to grant incentive stock options, non-incentive stock options, restricted share grants and unrestricted share grants.  We have reserved for issuance 5,564,348 share of our common stock under the 2013 Plan.

The 2010 and 2013 Plan are each designed to retain directors, executives and selected employees and consultants and reward them for making major contributions to the success of our company.  These objectives are accomplished by making long-term incentive awards under the plans thereby providing participants with a personal interest in the growth and performance of our company.  The following table sets forth additional information as of December 31, 2013 with respect to the shares of common stock that may be issued upon the exercise of options and other rights under our 2010 Incentive Stock Plan as of December 31, 2013.

	(a) Number of Securities to be Issued Upon Exercise of Outstanding	(b) Weighted-Average Exercise Price of Outstanding	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities
Plan Category	Options	Options	Reflected In Column (a))

Equity compensation plans approved by security holders	-	$-	-
Equity compensation plans not approved by security holders	6,085,015	$2.08	261,716
Total	6,085,015	$2.08	261,716

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

We are in the business of developing and operating proprietary platforms over which resellers, brands and enterprises can conduct localized mobile marketing campaigns.  Our proprietary platforms allow resellers, brands and enterprises to market their products and services to consumers through text messages sent directly to the consumers’ mobile phones, content on printed receipts, mobile device applications, which consists of software available to both phones and tablet PCs.  We generate revenue by charging the brands and enterprises a per-message transactional fee, or through fixed or variable software licensing fees.  Our customers include national franchisers, professional sports teams and associations and other national brands such as the Los Angeles Clippers, Dallas Cowboys, Chick-Fil-A, Jamba Juice, and others.

Recent Events

Acquisitions

In May 2013, we acquired the assets of Sequence, LLC related to a mobile customer loyalty application.  The acquired assets include all application software, URL’s, websites, trademarks, brands, customers and customer lists.  We assumed no liabilities of Sequence.  The purchase price consisted of:  (1) $300,000 in cash which was paid prior to closing; (2) 125,000 shares of our common stock which were issued at closing valued, based on the closing price of our common stock on May 13, 2013, at $183,750; and (3) twenty-four monthly earn-out payments consisting of 10% of the eligible monthly revenue subsequent to closing.

Also in May 2013, we acquired certain assets and liabilities of Front Door Insights, LLC (“FDI”), pursuant to an asset purchase agreement.  The assets and liabilities acquired from FDI consisted of cash on hand, accounts receivable, all rights under all contracts other than excluded contracts, prepaid expenses, all technology and intellectual property rights, accounts payable, and obligations under a commercial lease.  The purchase price consisted of:  (1) $100,000 in cash; (2) a promissory note in the principal amount of $1,400,000; and (3) 1,666,667 shares of our common stock valued, based on the closing price of our common stock on May 20, 2013, at $1,034,310.

In March 2014, we acquired all of the assets of SmartReceipt, Inc. in exchange for:

●	Our payment at closing of $2.212 million of cash, net of a $150,000 loan made by us to SmartReceipt in January 2014;

●	Our issuance of 504,884 shares of our common stock; and

●
Our earn-out payment of 200% of the “eligible revenue” over the 12 month period following the close of the transaction (“earn-out period”).  The “eligible revenue” will consist of:  100% of our revenue derived during the earn out period from the sale of SmartReceipt products and services to certain SmartReceipt clients as of the close (the “designated SmartReceipt clients”); plus 50% of our revenue derived during the earn out period from the sale of our products and services to the designated SmartReceipt clients, plus 50% of our revenue derived during the earn out period from the sale of SmartReceipt products and services to our clients who are not designated SmartReceipt clients.  The earn-out payment will be payable in our common shares (valued at the closing VWAP) no later than the 90th day following the end of the earn-out period.  For purposes of the foregoing, the “closing VWAP” means the volume weighted average trading price of our common stock for the 90 trading days preceding the close of our acquisition of SmartReceipt, or $__  per share.

Pursuant to our agreement with SmartReceipt, SmartReceipt has agreed that 50% of the shares issuable to it or its shareholders at the initial closing will be held back by us for a period of 12 months and will be subject to cancellation based on indemnification claims on our part.

Private Placements and Conversion of Bridge Notes

 June and July 2013, we sold 6,250,000 shares of our common stock at $1.20 per share and received net proceeds of $7,060,700.  We also converted all of our outstanding bridge notes and substantially all of our interest payable on the bridge notes into 4,462,089 shares of our common stock at $1.20 per share.  As of June 30, 2013, we no longer have any bridge notes outstanding.

In March 2014, we conducted the private placement to certain accredited investors of 5,413,000 units of our securities at a price of $1.00 per unit for the gross proceeds of up to $5,413,000.  Each unit consisted of one share of our common stock and a common stock purchase warrant to purchase one-quarter share of our common stock, over a five year period, at an exercise price of $1.20 per share.

Results of Operations for the Three Months Ended March 31, 2014 and 2013

Revenues

Revenues for the three months ended March 31, 2014 were $903,215, a decrease of $124,778, or 12.1%, compared to the same period in 2013. The net decrease is primarily attributable to a decrease of $174,722, or 49.8% in revenues from large enterprise accounts and non-recurring or one-time events, and loss of $10,759, or 1.6%, of subscriber based licensing.  The loss of subscribers was primarily due to new regulation put in place under the Telephone Consumer Protection Act (“TCPA) in October, 2013.  These decreases were offset by $58,924 in revenues from our recent acquisition of SmartReceipt.

Cost of Revenues

Cost of revenues for the three months ended March 31, 2014 was $260,893, a decrease of $23,729, or 8.3% compared to the same period in 2013.  This decrease is primarily attributable to lower SMS fees, sales commissions, and credit card merchant fees.  SMS fees decreased 27.9% to $74,638 as compared to same period in 2013 due to further reduction in negotiated volume discount, and reduced overall SMS volume.  Sales commissions decreased 12.1% to $44,962 due to reduced large enterprise and non-recurring revenues, a smaller outside sales team, and other minor factors.

General and Administrative

General and administrative expenses consist primarily of salaries and personnel related expenses, stock-based compensation expense, consulting costs and other expenses.General and administrative expenses increased $597,325, or 112.1%, during the three months ended March 31, 2014 compared to the same period in 2013. The increase in general and administrative expense was primarily due to increased personnel expenses, share based compensation, and one-time non-capitalizable expenses related to acquisition of SmartReciept.  Personnel related expenses increased $113,205, and share based compensation increased $195,968, due to increased management and support headcount as compared to the same period in 2013.  One time costs associated with auditing, consulting, and some legal fees for the SmartReceipt acquisition were $174,770.

Sales and Marketing

Sales and marketing expenses consist primarily of salaries and personnel related expenses, stock-based compensation expense, sales travel, consulting costs and other expenses.  Sales and marketing expenses increased $578,189, or 159.33%, during the three months ended March 31, 2014 compared to the same period in 2013.  The increase was primarily due to higher personnel expenses, share based compensation expenses, and travel expenses resulting from increase in sales personnel as compared to the same period in 2013.  Personnel related expenses increased $360,082, share based compensation increased $32,381, and sales related travel & entertainment expenses increased $98,977.

Depreciation and Amortization

Depreciation and amortization expense consists of depreciation on our equipment and amortization of our intangible assets.  Depreciation and amortization expense increased $34,269, or 101.3%, during the three months ended March 31, 2014 compared to the same period in 2013.

The amortizable base of our intangible assets was higher in the 2014 periods than the 2013 periods because of the acquisitions we recorded in May 2013 and March 2014.

Interest Expense

Interest expense consists of stated or implied interest expense on our notes payable, amortization of note discounts, and amortization of deferred financing costs.  Interest expense decreased $1,446,533, or 100%, during the three months ended March 31, 2014 compared to the same period in 2013. We converted substantially all of our debt into equity in June 2013.

Change in Fair Value of Derivative Liabilities

The change in fair value of derivative liabilities for the three months ended March 31, 2014 and 2013 was a loss of $30,079 and a gain of $1,001,550, respectively. The value of the derivative liabilities at any given date is based primarily on the value and volatility of our common stock, among other less significant factors. In periods when our stock price or volatility rises, we expect to record a loss in the change in fair value of the derivative liabilities.  The conversion of convertible notes payable into common shares in June 2013, reducing the number of warrants subject to derivative liability treatment, significantly reduced our ongoing exposure to derivative liability valuation.

Results of Operations for the Years Ended December 31, 2013 and 31, 2012

Revenues

Revenues for 2013 were $4,093,667, an increase of $13,922, or 0.3%, compared to 2012.  The increase is primarily attributable to growth of small business based revenues of $305,787 and revenues derived from 2013 acquisitions of FDI and Sequence of $183,958 and $19,573, respectively.  These increases were offset by a decrease of $495,396 due to attrition of large enterprise clients, as well as revenue from one-time events that did not recur in 2013, and other minor factors.

Cost of Revenues

Cost of revenues for 2013 was $1,122,037, a decrease of $178,288, or 13.7%, compared to 2012.  This decrease is primarily attributable to lower costs for outsourced project consulting costs and sales commission expenses.  Sales commission expense decreased 45.8% as compared to the same period in 2012, due primarily to fewer closed sales of corporate accounts, turnover of outside sales staff, and a smaller inside sales staff.

General and Administrative

General and administrative expenses consist primarily of salaries and personnel related expenses, stock-based compensation expense, consulting costs and other expenses.  General and administrative expenses increased $432,732, or 14.5%, during 2013 compared to 2012.  The increase in general and administrative expense was primarily due to higher stock-based compensation expense related to options granted to our new officers and employees, higher legal and investor relations costs associated with our business activities during the period, which were offset by lower bad debt and consulting expenses.

Sales and Marketing Expense

Sales and marketing expenses consist primarily of salaries and personnel related expenses, stock-based compensation expense, sales travel, consulting costs and other expenses.  Sales and marketing expenses increased $1,906,450 or 122.0%, during 2013 compared to 2012.  The increase in sales and marketing expense was primarily related to higher employee related expenses, sales related travel, and higher stock-based compensation expense of our new officers and employees.

Engineering, Research, and Development Expense

Engineering, research, and development expenses consist primarily of salaries and personnel related expenses, stock-based compensation expense, consulting costs and other expenses.  Engineering, research, and development expenses increased $262,194, or 46.6%, during 2013 compared to 2012.  The increase in engineering, research, and development expenses was primarily due to higher employee related expense and higher consulting expense related to work on our acquired technologies.

Depreciation and Amortization Expense

Depreciation and amortization expense consists of depreciation on our equipment and amortization of our intangible assets.  Depreciation and amortization expense decreased $270,579, or 50.7%, during 2013 compared to 2012.  The amortizable base of our intangible assets was lower in the 2013 periods than the 2012 periods because of the impairment charges we recorded in December 2012.

Goodwill Impairment and Intangible Asset Impairment

During 2013 and 2012, we recorded goodwill impairment charges of $1,066,068 and $742,446, respectively, relating to our acquired from Front Door Insights, LLC and Sequence, LLC in May 2013.  Also during 2013 and 2012, we recorded intangible asset impairment charges of $644,170 and $145,396, respectively.  The impairment charges were based on our valuation of these assets at December 31, 2013 and 2012.

Interest Expense

Interest expense consists of stated or implied interest expense on our notes payable, amortization of note discounts, and amortization of deferred financing costs.  Interest expense increased $1,788,622 or 40%, during 2013 compared to 2012.  The increase in interest expense was primarily attributable to our increased debt balance during the period and the amortization of note discounts upon conversion of the debt in June 2013.  The amount of debt was significantly lowered upon this conversion, resulting in lower interest expense in Q3 and Q4, and expected remain low in 2014.

Change in Fair Market Value of Derivative Liabilities

The change in fair value of derivative liabilities for 2013 and 2012 was a loss of $3,766,231 and a gain of $359,530, respectively.  The value of the derivative liabilities at any given date is based upon the value and volatility of our common stock and the number of potentially issuable shares, among other less significant factors.  In periods when our stock price or volatility rises, we expect to record a loss in the change in fair value of the derivative liabilities.  During the first half of 2013, there were several triggering events for the derivative liabilities which increased the number of potentially issuable shares due to a lower exercise price; which greatly increased the liability and derivative losses recorded.  However, during the second half of 2013, starting with the June 17, 2013 conversion of the bridge notes into equity, our exposure to these variations in derivative liabilities was significantly reduced.  See Note 4 for further information.

Gain on Adjustment in Contingent Consideration

The gain (loss) on adjustment in contingent consideration for 2013 and 2012 was a loss of ($28,465) and a gain of $625,357.  The loss in 2013 relates to increase in estimated earn out for Boomtext on the payment closing date partially offset by a decrease in the estimated earn out from the Sequence acquisitions.  The gain in 2012 relates to the reduction in the estimated earn-out payable on the BoomText acquisition at each year end.

Liquidity and Capital Resources

As of March 31, 2014, we had current assets of $4,554,625, including $3,984,032 in cash, and current liabilities of $1,332,092, resulting in working capital of $3,222,533.  As of the date of this report, we believe we have working capital on hand to fund our current level of operations through, at least, the next 12 months.  However, there can be no assurance that we will not require additional capital within the next 12 months.  If we require additional capital, we will seek to obtain additional working capital through the sale of our securities and, if available, bank lines of credit.  However, there can be no assurance we will be able to obtain access to capital as and when needed and, if so, the terms of any available financing may not be subject to commercially reasonable terms.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

OUR BUSINESS

General

We are in the business of developing and operating proprietary platforms over which brands and enterprises can conduct localized mobile marketing campaigns.  Our proprietary platforms, consisting of software available to phones, tablets PCs, and Point of Sale (POS) systems, allow resellers, brands and enterprises to market their products and services to consumers through text messages sent directly to the consumers’ mobile phones and mobile smartphone applications.  We generate revenue by charging the resellers, brands and enterprises a per-message transactional fee, or through fixed or variable software licensing fees.  Our customers include national franchisers, professional sports teams and associations and other national brands such as the Los Angeles Clippers, Sonic Drive-In, Chick-Fil-A, Jamba Juice, and others.

Mobile phone users represent a large and captive audience.  While televisions, radios, and even PCs are often shared by multiple consumers, mobile phones are personal devices representing a unique and individual address to the end user.  We believe that the future of digital media will be significantly influenced by mobile phones where a direct, personal conversation can be had with the world’s largest target audience.  According to a report published by International Data Corporation, or IDC, by 2015, more U.S. Internet users will access the Internet through mobile devices than through PCs or other wireline devices.  The IDC study further reports that the number of people accessing the Internet in the U.S. through PCs will shrink from 240 million consumers in 2012 to 225 million in 2016.  At the same time, the number of mobile users will increase from 174 million to 265 million.

Our “C4” Mobile Marketing and Customer Relationship Management (CRM) platform is a Web-hosted software solution enabling our clients to develop, execute, and manage a variety of marketing engagements to a consumer’s mobile phone.  Our C4 solution allows our clients to communicate directly with their customers through Short Messaging Service (SMS), Multi-Media Messaging (MMS), smartphone application development and Interactive Voice Response (IVR) interactions, all of which are facilitated via a set of Graphical User Interfaces (GUIs) operated from any Web browser.

Our C4 platform also allows our customers to deploy and administer our “Stampt” mobile device loyalty application.  Stampt is a smartphone replacement for “Buy 10, Get 1 free” punch cards.  Consumers no longer need to worry about forgetting paper-based loyalty punch cards.  Stampt makes it easy to receive all of the rewards consumers want from their favorite businesses.  Consumers can use Stampt throughout the United States to earn free sandwiches, coffee, pizza, frozen yogurt, donuts, bagels and more.  Stampt’s nearby feature shows consumers all of the rewards they can earn at nearby businesses.  From the Stampt mobile device application, consumers simply tap any business to learn more about that business and to see all of the loyalty points they have earned at that business.  Consumers can keep track of all of the rewards they are close to earning through the “my cards” feature displayed in the application’s interface.  Once a consumer has earned all of the Stampts they need for a reward, they simply show the cashier and click “tap to redeem” button from the application interface on their device.  Our customers can create and manage any Stampt program from the C4 platform’s set of Web-based interfaces.

Our SmartReceipt solution enables our customers with the ability to control the content on receipts printed from their Point of Sale (POS) system.  SmartReceipt is a software application that is installed on the POS which dynamically controls what is printed on receipts such as coupons, announcements, or other calls-to-action such as invitations to participate in a survey.  SmartReceipt includes a Web-based interface where users can design receipt content and implement business rules to dictate what receipt content is printed in particular situations.  All receipt content is also transmitted to SmartReceipt’s server back-end for storage and analysis.  Our C4 solution integrates with SmartReceipt by support SMS marketing or Stampt mobile application calls-to-actions which can be printed on receipt content by SmartReceipt.

We also offer our clients reporting and analytics capabilities through the C4 solution which allows our clients to assess the effectiveness of their mobile marketing campaigns and design more effective campaigns.  Our proprietary platform connects to all wireless carriers so that any consumer, on any wireless service (for example, Verizon), can join our customer’s mobile marketing campaign.  Once the consumer has subscribed to our customer’s mobile marketing campaign, our C4 Web-based software solution serves as a tool by which our customers can initiate messages and other communications back to their subscribed consumers, as well as configure and administer their mobile marketing campaigns.

We believe that mobile devices are emerging as an important interactive channel for brands to reach consumers since it is the only media platform that has access to the consumer virtually anytime and anywhere.  According to an August 2013 eMarketer report, U.S. adults now spend more time on their mobile device than any other digital channel such as PCs.  eMarketer also reports that U.S. adults already spend more time on their mobile phone than viewing print or listening to radio combined.  We believe that brands and advertising agencies are recognizing the unique benefits of the mobile channel and they are increasingly integrating mobile media within their overall advertising and marketing campaigns.  We also believe the future of mobile applications and services includes banking, commerce, advertising, video, games and just about every other aspect of both on and offline life.  Our objective is to become the industry leader in connecting brands and enterprises to consumers’ mobile phones.

Our Strategy

Our objective is to build an industry-leading Software-as-a-Service (SaaS) product that connects consumers to merchants and brands.  The key elements to our strategy are:

●
Exploit the competitive advantages and operating leverage of our technology platform.  The core of our business is our proprietary, enterprise-grade C4 technology platform.  We believe that our C4 platform is more advanced than technologies offered by our competitors and provides us with a significant competitive advantage.  With more than seven years of development, we believe that our C4 platform operates SMS text messaging transactions at a “least cost” relative to competitors while also being capable of supporting SMS text messaging transactional volume necessary to support our goal of several thousand end users.  Additionally, our C4 platform supports “Interactive Voice Response”, or “IVR”, capabilities that we believe are unique to our solution and will allow Mobivity to deliver additional capabilities beyond SMS text messaging that will be unique and valuable to the marketplace.  Our C4 platform also provides features that allow our customers to manage their Stampt mobile device application in conjunction with SMS text messaging campaigns, which we believe is a unique combination of both SMS text messaging and mobile device application management.

●
Expand our sales and customer support infrastructure.  We have historically focused our efforts on the development of our technology and solutions.  Going forward, we intend to increase significantly our investments in sales and customer support.

●
Acquire complementary businesses and technologies.  Our future growth will largely depend upon our ability to acquire and integrate complementary businesses.  We intend to target companies with some or all of the following characteristics:  (1) an established revenue base, (2) strong pipeline and growth prospects, (3) break-even or positive cash flow, (4) opportunities for substantial expense reductions through integration into our platform, (5) strong sales teams, and (6) technology and services that further build out and differentiate our platform.

●
Build our intellectual property portfolio.  We currently have two issued patents that we believe have significant potential application in the mobile marketing industry.  We plan to continue our investment in building a strong intellectual property portfolio.

While these are the key elements of our current strategy, there can be no guarantees that our strategy will not change or that our strategy will be successful.

Industry Background

We believe industry trends point to a shift in the local marketing industry in both how merchants and brands market their products and services to local customers.  We believe that consumers are transitioning to new digital channels and moving away from legacy marketing channels.  It is this transition that we believe has created an opportunity for new and innovative local marketing services and technologies to evolve.  We believe that consumers are increasingly devoting their attention and lifestyle to mobile devices and that marketers will need new products, technologies, and services tailored for consumer’s mobile devices.

According to BIA/Kelsey’s U.S. Local Media Forecast (2012-2017), local marketing spend is projected to grow from $132.5 billion in 2012 to $148.8 billion by 2017.  Local marketing is comprised of “traditional” channels, such as radio, print, or television, and “digital” channels such as personal computers, mobile phones, or tablets.  BIA/Kelsey projects that local marketing spend on traditional channels will decrease 2.2% in 2013, while local marketing spend on digital channels will grow 11.7%.  BIA/Kelsey also forecasts that local mobile marketing spend will increase 750% by 2017 to $9.1B.

According to tracking firm eMarketer’s data, while U.S. adults spend on average 4 hours and 31 minutes per day viewing TV, in 2013 they will spend 5 hours and 9 minutes every day on average using digital media such as mobile apps, streaming video, games, or browsing the Web.  Furthermore, eMarketer reports that the leading digital platform is the mobile device which, at 2 hours and 21 minutes per day, exceeds the combined time spent on print (32 minutes) and radio (1 hour, 26 minutes).

Mobile marketing campaigns use multiple channels to reach the consumer, including mobile web sites, mobile applications, mobile messaging and mobile video, all of which can be integrated into interactive campaigns.  Each channel can link to additional mobile content or channels, as well as to complementing traditional media.  Mobile marketing provides a powerful, instant and interactive response path in that consumers may send a keyword to a short code via SMS, or register on a mobile web site.  This makes the mobile phone a precisely targeted communication channel, where users are highly engaged with content.  As a result, the mobile channel is believed to be a highly effective campaign tool and its response levels are high compared to other media.  We believe that mobile is valuable as a stand-alone medium for marketing, but it is also well suited for a vital role in fully integrated cross-media campaign plans, including TV, print, radio, outdoor, cinema, online and direct mail.  We believe that the future of digital media will be significantly influenced by mobile phones where a direct, personal conversation can be had with the world’s largest network.

The Mobivity Solution

Our mobile marketing platform is designed to allow brands to operate mobile marketing campaigns, as well as resellers to market their own mobile marketing platform under their own brand identity.  As of the date of this prospectus, we have approximately 11,000 customers utilizing our mobile marketing platform and we deliver on their behalf an average of 12 million SMS text messages per month.  We have approximately 6,000 additional customers using our Smart Receipt solution.  Our customers are spread over all industries that market to individual consumers and range in size from national franchisers to the single site family-owned business.  Our clients access our “C4” solution through a standard Web browser that allows them to directly conduct the setup, messaging, and ongoing Customer Relationship Management (CRM) with the consumers they market to.  Our customers are given a dedicated support representative along with account credentials to access their own C4 account from any Web browser.

●
Campaign Setup:  Initially, our clients will use their own C4 account on our proprietary platform to design their mobile marketing campaign for purposes of attracting customers to subscribe for the customer’s mobile messaging service.  In compliance with federal and state laws relating to mobile marketing, marketers typically attract customers to their mobile messaging service through media communications distributed through non-mobile devices, media, other than mobile devices, including store signage, billboards other forms of print media and digital media not directed through a mobile device.  Our C4 solution also allows for the creation and design of digital display graphics that can be displayed on television screens, digital scoreboards, or other digital screens where an animated or more graphically rich solicitation may be desired.  Digital displays are particularly useful on large digital scoreboard displays at sporting events.  Through these various forms of communication, customers of our clients will be invited to subscribe to SMS text messaging communications (for example, “Join our mobile VIP club! Text “Pizza” to 12345”) or to set-up loyalty offers through our Stampt smartphone loyalty application (for example,  “Download Stampt, use your iPhone or Android phone to join our loyalty program – “buy five sandwiches and get one free!”).  Consumers responding to these communications will be directed to our clients’ own C4 account on our proprietary platform, where our platform records and stores the consumer’s relevant information for access by our client stores.  Once the consumer has subscribed to our customer’s mobile marketing campaign, our C4 solution serves as a tool by which our customers can initiate messages and other communications back to their subscribed consumers, as well as configure and administer their mobile marketing campaigns.

●
Messaging.  Our C4 platform allows for marketers to instantly message their subscribers via SMS text messaging or “push” messaging to users of the Stampt smartphone application.  Our platform is designed to be a fully automated, self-executing tool where our clients access their own C4 account on our proprietary platform, design and create their mobile marketing message, designate to whom among their list of opted-in consumers the message will be sent and then select the time (or times) the message will be distributed.  Each customer is assigned a dedicated support representative to provide support in this process, however the platform is designed to provide the customer with the ability to design and carry-out the entire campaign through their remote online access to our platform.  Our customers are provided with an instant communication channel to alert their subscribers of events, specials, or other announcements.  Our C4 platform provides various messaging tools for marketers to create and initiate these messages in real-time or for future broadcasts.  The solution also allows the marketer to connect to Facebook or Twitter accounts so that their messaging broadcasts to select social media channels if desired.

●
Customer Relationship Management (CRM).  Our C4 solution offers our customers a variety of CRM services, including the success rate for each media campaign designed to attract subscribers to the customer’s mobile marketing campaign, historical data and success rate with regard to each mobile message sent.  The subscriber records and various reporting features offered by the CRM function provide marketers with quick access to a variety of useful data points.  Tracking subscriber and messaging activity over time is useful in handling customer inquiries or issues with the marketing program or to gain insights into subscriber behavior.  For example, a marketer might want to examine how the total number of subscribers gained from a recent promotion of their call-to-action.  The Mobivity solution provides various default reports while allowing for Mobivity customers to request custom reports tailored for their specific needs.

●
Stampt Smartphone Loyalty Application.  Stampt is a smartphone application available to both iPhone and Android smartphones.  The application is acquired by consumers via download from the Apple Appstore or Google’s Market service.  Once installed, consumers can view local merchants who are setup on our C4 platform to offer mobile loyalty cards.  Mobile loyalty cards allow consumers using Stampt to visit merchants and participate in loyalty programs (for example, “buy 10, get 1 free”) that are setup by merchants using the Mobivity solution.  Consumers can also receive instant offers sent from merchants through our platform’s messaging features.  The Stampt application allows consumers to register purchases by using the Stampt application on their smartphone to take a quick picture of a special code that the merchant provides at the time of purchase.  The purchase is also registered on the merchant’s own account on our C4 platform.  The Stampt application instantly verifies the consumer’s location at the related merchant’s location of business and registers the purchase.  Purchases are then depicted on the Stampt application so the consumer and the merchant know how many purchases are required to earn a reward.

●
Smart Receipt.  Our SmartReceipt solution enables our customers the ability to control the content on receipts printed from their Point of Sale (POS) system.  SmartReceipt is a software application that is installed on the POS which dynamically controls what is printed on receipts such as coupons, announcements, or other calls-to-action such as invitations to participate in a survey.  SmartReceipt includes a Web-based interface where users can design receipt content and implement business rules to dictate what receipt content is printed in particular situations.  All receipt content is also transmitted to SmartReceipt’s server back-end for storage and analysis.  Our C4 solution integrates with SmartReceipt by support SMS marketing or Stampt mobile application calls-to-actions which can be printed on receipt content by SmartReceipt.

●
Resellers.  Our platform can be white-labeled to allow for resellers or agents to market and deliver their own branded mobile marketing solution complete with all of the features of the C4 platform.  Resellers are provisioned their own Web-based administration system whereby they can create and track their own customers’ use of the product.

In the future, we intend to develop additional platform features that with the goal of driving additional value to the evolving mobile marketing industry.

Marketing and Sales

We market and sell the services offered over our proprietary C4 platform directly through our own sales force, via resellers, and in some cases through agents.

●	Direct Sales. Our direct sales force is predominantly comprised of sales representatives employed by us to promote and sell our services in various geographical areas.

●	Resellers. We sell our services via wholesale pricing of licensing and transactional fees to various resellers who market and sell the Mobivity services under their own brand.

●	Agents. We also engage independent agents to market and sell our services under the Mobivity brand in return for payment of a commission or revenue share for customers they introduce to us.

●
In addition to our direct and indirect sales channels, we also market our services online through our Website, Facebook, Twitter, LinkedIn, and other online channels.  We also participate in various trade and industry events to build awareness and promote exposure to our services and brand.

Our services are predominantly marketed and sold in the form of a recurring software licensing fee that is determined by desired features and the number of physical locations our customers would like to deploy the services in.  For example, a customer who exclusively utilizes our SMS text messaging feature for one location will pay a much lower recurring licensing fee that a marketer who desires our full breadth of product features and needs to drive localized marketing campaigns across 50 locations in various cities or locales.

In addition to license fees, we also arrange for a transaction fee in special cases where our customers require greater bandwidth or throughput to process large volumes of mobile messaging transactions.  For example, a customer may want to utilize our services for a major sporting event when there may be tens of thousands of fans who are expecting a “score alert” sent to their mobile phone via a SMS text message.  In this case, the required resources to facilitate a large number of SMS messages in a short period of time is much higher and therefore we may charge an additional per-SMS text message fee to our customer.

Our Platform

We believe that the ability to conceptualize, create, and execute mobile marketing campaigns or enterprise applications are directly affected by software and tools available to design and deliver mobile messaging solutions efficiently and effectively.  We also believe that fragmented tool sets, costly service models, and prolonged time-to-market will impede and impair the design and delivery of mobile messaging solutions.

Our Web-based solution, “C4”, is a unified services creation environment empowering brands and enterprises with the ability to create, manage, and report on campaigns through a set of hosted Web tools.

Research and Development

We have developed an internal and external software development team with many years of experience in the mobile advertising and marketing industries.  As of the date of this prospectus, we have two full time employees engaged in engineering and software developments and two full-time employees engaged in quality assurance and testing in our development centers located at our facilities in Chandler, Arizona.  Additionally, we have four full time software development and engineering contractors located in Sri Lanka and Spain.  We also contract with various outsourced development and engineering partners in the United States.  Our research and development activities are focused on enhancements to our platform, including extending our technology into payment processing, location based services, application analytics, and other technical opportunities in the evolving mobile industry.

Our total engineering, research and development expenditures in 2013 and 2012 were $824,653 and $562,459, respectively.  We expect our total research and development expenditures in calendar year 2014 to be approximately $1,000,000.

Competition

Although the market for mobile marketing software and solutions is relatively new, it is very competitive.  We compete with companies of all sizes in select geographies that offer solutions that compete with various elements of our platform and offering, such as SMS text messaging service providers or providers of mobile smartphone applications.  We also compete at times with interactive and traditional advertising agencies that perform mobile marketing as part of their services to their customers.  Many of these entities have significantly greater resources than we do.

Many of the leading providers of online services have begun to develop or acquire mobile marketing platforms with features similar to ours.  For example, in May 2010, Google, Inc. acquired Admob, Inc. and in January 2010 Apple, Inc. acquired Quattro Wireless.  Each of the acquired companies was engaged in mobile marketing.  In addition, we believe that Facebook, AOL, Microsoft and Yahoo! have each begun to develop mobile marketing platforms.

We believe that the key competitive factors that differentiate us from our competitors include:

●
Demonstrable experience and competence.  We have been providing mobile marketing services since 2006.  In 2009, Sybase, an international enterprise software and services company, awarded us their Innovator of the Year.  Major brands such as Jamba Juice, Sony Pictures, Univision, and Sonic Corporation have selected Mobivity’s products and services.

●
Competitive pricing.  We believe we are one of the few mobile marketing providers in the industry that can provide SMS text messaging services at a flat licensing fee structure rather than charging for every SMS text message transaction processed.  We also believe that we have a “least cost” operating advantage that competitors may find challenging to compete with.

●
Scalability.  We believe that our platform is more scalable than most if not all of our competitors.  Many of our customers require large volumes of mobile marketing messages to be transacted and a high quantity of end users operating our Web-based product features.  We have grown our monthly messaging volume from less than 1 million SMS text messages per month in 2010 to more than 12 million per month as of the date of this prospectus.  The number of customers utilizing our Web-based products has also grown from less than 100 in 2010 to more than 17,000 as of the date of this prospectus.

Seasonality

Our business, as is typical of companies in our industry, is highly seasonal.  This is primarily due to traditional marketing and advertising spending being heaviest during the holiday season while brands, advertising agencies, mobile operators and media companies often close out annual budgets towards the end of the calendar year.  Seasonal trends have historically contributed to, and we anticipate will continue to contribute to fluctuations in our quarterly results, including fluctuations in sequential revenue growth rates.

Intellectual Property

We regard the protection of our developed technologies and intellectual property rights as an important element of our business operations and crucial to our success.  We rely primarily on a combination of patent laws, trademark laws, copyright laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary technology.  We generally require our employees, consultants and advisors to enter into confidentiality agreements.  These agreements provide that all confidential information developed or made known to the individual during the course of the individual’s relationship with us is to be kept confidential and not disclosed to third parties except under specific circumstances.  In the case of our employees, the agreements provide that all of the technology which is conceived by the individual during the course of employment is our exclusive property.  The development of our technology and many of our processes are dependent upon the knowledge, experience and skills of key scientific and technical personnel.

As of the date of this prospectus we own four patents.  U.S. Patent numbers 7991388 B1 and 8,244,216 B1 were issued on August 2, 2011 and August 14, 2012, respectively.  These patents cover a geo-bio-metric personal identification number, a service that authenticates a user from a feature phone or smart phone using a number of mobile attainable attributes:  geolocation, facial image, accelerometer (which measures the physical orientation or movement of the device itself), and text messaging.  The purpose of the geo-bio-metric PIN service is to authenticate a user while verifying the following:  the user is currently using his other phone; the user is at the location that their phone is at; the user is not at another location and using their phone through a proxy; and an impostor is not using the phone.

In March 2011, we acquired US Patent number 6788769 B1 which covers a method and system for using telephone numbers as a key to address email and online content without the use of a look-up database.  Using this system, a phone number is used to access a website or an email address in exactly the same way it is used to dial a telephone.

On June 11, 2013, we were issued US Patent number 8,463,306 which covers a method and system for testing a SMS text messaging network.  The method and system allows for real-time testing of the initiation and completion of SMS text messages and any delivery delays across the major American mobile phone carriers, and accurately measures the progress on SMS broadcasts and records when a broadcast has been completed.

Our issued and any future patents that may issue may not survive a legal challenge to their scope, validity or enforceability, or provide significant protection for us.  The failure of our patents, or the failure of our copyright and trade secret laws to adequately protect our technology, might make it easier for our competitors to offer similar products or technologies.  In addition, patents may not issue from any of our current or any future applications.

Government Regulation

The growth and development of the mobile messaging market and the market for electronic storage of personal information has resulted has resulted in a variety of stringent consumer protection laws, many of which impose significant burdens on companies that store personal information.  Depending on the products and services that they offer, mobile data service providers may be subject to regulations and laws applicable to providers of mobile, Internet and VOIP services, including domestic and international laws and regulations relating to user privacy and data protection, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, billing, real estate, consumer protection, accessibility, content regulation, quality of services, telecommunications, mobile, television and intellectual property ownership and infringement.  We expect that the regulation of our industry generally will continue to increase and that we will be required to devote increasing amounts of legal and other resources to address this regulation.  In addition, the application of existing domestic and international laws and regulations relating to issues such as user privacy and data protection, marketing, advertising, consumer protection and mobile disclosures in many instances is unclear or unsettled.

In addition to its regulation of wireless telecommunications providers generally, the U.S. Federal Communications Commission, or FCC, has examined, or is currently examining, how and when consumers enroll in mobile services, what types of disclosures consumers receive, what services consumers are purchasing and how much consumers are charged.  In addition, the Federal Trade Commission, or FTC, has been asked to regulate how mobile marketers can use consumers’ personal information.  Consumer advocates claim that many consumers do not know when their information is being collected from cell phones and how such information is retained, used and shared with other companies.  Consumer groups have asked the FTC to:  identify practices that may compromise privacy and consumer welfare; examine opt-in procedures to ensure consumers are aware of what data is at issue and how it will be used; investigate marketing tactics that target children; and create policies to halt abusive practices.  The FTC has expressed interest in particular in the mobile environment and services that collect sensitive data, such as location-based information.

The principal laws and regulations that pertain to us and our customers in connection with their utilization of our platform, include:

●
Deceptive Trade Practice Law in the U.S.  The FTC and state attorneys general are given broad powers by legislatures to curb unfair and deceptive trade practices.  These laws and regulations apply to mobile marketing campaigns and behavioral advertising.  The general guideline is that all material terms and conditions of the offer must be “clearly and conspicuously” disclosed to the consumer prior to the buying decision.  The balancing of the desire to capture a potential customer’s attention, while providing adequate disclosure, can be challenging in the mobile context due to the lack of screen space available to provide required disclosures.

●
Behavioral Advertising.  Behavioral advertising is a technique used by online publishers and advertisers to increase the effectiveness of their campaigns.  Behavioral advertising uses information collected from an individual’s web-browsing behavior, such as the pages they have visited or the searches they have made, to select which advertisements to display to that individual.  This data can be valuable for online marketers looking to personalize advertising initiatives or to provide geo-tags through mobile devices.  Many businesses adhere to industry self-governing principles, including an opt-out regime whereby information may be collected until an individual indicates that he or she no longer agrees to have this information collected.  The FTC and EU member states are considering regulations in this area, which may include implementation of a more rigorous opt-in regime.  An opt-in policy would prohibit businesses from collecting and using information from individuals who have not voluntarily consented.  Among other things, the implementation of an opt-in regime could require substantial technical support and negatively impact the market for our mobile advertising products and services.  A few states have also introduced bills in recent years that would restrict behavioral advertising within the state.  These bills would likely have the practical effect of regulating behavioral advertising nationwide because of the difficulties behind implementing state-specific policies or identifying the location of a particular consumer.  There have also been a large number of class action suits filed against companies engaged in behavioral advertising.

●
Behavioral Advertising-Privacy Regulation.  Our business is affected by U.S. federal and state, as well as EU member state and foreign country, laws and regulations governing the collection, use, retention, sharing and security of data that we receive from and about our users.  In recent years, regulation has focused on the collection, use, disclosure and security of information that may be used to identify or that actually identifies an individual, such as an Internet Protocol address or a name.  Although the mobile and Internet advertising privacy practices are currently largely self-regulated in the U.S., the FTC has conducted numerous discussions on this subject and suggested that more rigorous privacy regulation is appropriate, including regulation of non-personally identifiable information which could, with other information, be used to identify an individual.  Within the EU, member state data protection authorities typically regard IP addresses as personal information, and legislation adopted recently in the EU requires consent for the placement of a cookie on a user device.  In addition, EU data protection authorities are following with interest the FTC’s discussions regarding behavioral advertising and may follow suit by imposing additional privacy requirements for mobile advertising practices.

●
Marketing-Privacy Regulation.  In addition, there are U.S. federal and state laws and EU member state and other country laws that govern SMS and telecommunications-based marketing, generally requiring senders to transmit messages (including those sent to mobile devices) only to recipients who have specifically consented to receiving such messages.  U.S. federal, EU member state and other country laws also govern e-mail marketing, generally imposing an opt-out requirement for emails sent within an existing business relationship.

●
SMS and Location-Based Marketing Best Practices and Guidelines.  We are a member of the Mobile Marketing Association, or MMA, a global association of 700 agencies, advertisers, mobile device manufacturers, wireless operators and service providers and others interested in the potential of marketing via the mobile channel.  The MMA has published a code of conduct and best practices guidelines for use by those involved in mobile messaging activities.  The guidelines were developed by a collaboration of the major carriers and they require adherence to them as a condition of service.  We voluntarily comply with the MMA code of conduct.  In addition, the Cellular Telephone Industry Association, or CTIA, has developed Best Practices and Guidelines to promote and protect user privacy regarding location-based services.  We also voluntarily comply with those guidelines, which generally require notice and user consent for delivery of location-based services.

●
TCPA.  The United States Telephone Consumer Protection Act, or TCPA, prohibits unsolicited voice and text calls to cell phones through the use of an automatic telephone-dialing system (ATDS) unless the recipient has given prior consent.  The statute also prohibits companies from initiating telephone solicitations to individuals on the national Do-Not-Call list, and restricts the hours when such messages may be sent.  Violations of the TCPA can result in statutory damages of $500 per violation (i.e., for each individual text message).  U.S. state laws impose additional regulations on voice and text calls.  We believe that our platform does not employ an ATDS within the meaning of the TCPA based on case law construing that term.

●
CAN-SPAM.  The U.S. Controlling the Assault of Non-Solicited Pornography and Marketing Act, or CAN SPAM Act, prohibits all commercial e-mail messages, as defined in the law, to mobile phones unless the device owner has given “express prior authorization.”  Recipients of such messages must also be allowed to opt-out of receiving future messages the same way they opted-in.  Senders have ten business days to honor opt-out requests.  The FCC has compiled a list of domain names used by wireless service providers to which marketers may not send commercial e-mail messages.  Senders have 30 days from the date the domain name is posted on the FCC site to stop sending unauthorized commercial e-mail to addresses containing the domain name.  Violators are subject to fines of up to $6.0 million and up to one year in jail for some spamming activities.  Carriers, the FTC, the FCC, and State Attorneys General may bring lawsuits to enforce alleged violations of the Act.

●
Communications Privacy Acts.  Foreign and U.S. federal and state laws impose liability for intercepting communications while in transit or accessing the contents of communications while in storage.  EU member state laws also require consent for our receiving this information, and if our carrier customers fail to obtain such consent we could be subjected to civil or even criminal penalties.

●
Security Breach Notification Requirements.  EU member state laws require notice to the member state data protection authority of a data security breach involving personal data if the breach poses a risk to individuals.  In addition, Germany recently enacted a broad requirement to notify individuals in the event of a data security breach that is likely to be followed by notification requirements to data subjects in other EU member states.  In the U.S., various states have enacted data breach notification laws, which require notification of individuals and sometimes state regulatory bodies in the event of breaches involving certain defined categories of personal information.  Japan and Uruguay have also recently enacted security breach notice requirements.  This new trend suggests that breach notice statutes may be enacted in other jurisdictions, including by the U.S. at the federal level, as well.

●
Children.  The Children’s Online Privacy Protection Act prohibit the knowing collection of personal information from children under the age of 13 without verifiable parental consent, and strictly regulate the transmission of requests for personal information to such children.  Other countries do not recognize the ability of children to consent to the collection of personal information.  In addition, it is likely that behavioral advertising regulations will impose special restrictions on use of information collected from minors for this purpose.

Employees

As of the date of this prospectus, we had 53 full-time employees, 3 part-time employee and 3 contract employees.  Our sales, marketing, and business development functions are provided by 24 full-time employees..  Our engineering and research and development functions are provided by 7 full-time employees, 2 part time employees and 2 independent contractors.  Our client service functions are provided by 16 full time employees and 1 independent contractor.  Our general administration, finance, and executive management consist of 6 full-time employees and 1part-time employee.

Property

We currently lease 6,730 square feet of office space located at 58 W. Buffalo St., Chandler, Arizona.  Monthly rental payments, excluding common area maintenance charges, are $11,557 in 2013, $11,958 in 2014 and $12,357 in 2015.  The 63 month lease term expires December 31, 2015.  We believe the property is sufficient for our needs at this time.

We also have a month to month lease for approximately 1000 square feet of office space in Solana Beach, California at a monthly expense of $2,500; a month to month lease for approximately 700 square feet of office space in North Huron, Michigan at a monthly expense of $600; and a lease through September 2014 of approximately 2,864 square feet of office space in Santa Barbara, California at a monthly expense of $6,800.

Litigation

There are no pending legal proceedings, other than routine litigation incidental to our business, to which we or our properties are subject.

MANAGEMENT

Set forth below are our directors and officers:

Name	Age	Position

Dennis Becker	40	Chief Executive Officer and Chairman of the Board

Michael K. Bynum	58	President and Director

Timothy Schatz	43	Chief Financial Officer

Tom Tolbert	43	Executive Vice President and Chief Sales Officer

David Jaques	58	Director

Philip Guarascio	63	Director

Doug Schneider	51	Director

John Harris	65	Director

Mr. Becker was appointed our Chief Executive Officer and a Director effective as of our acquisition of Mobivity, Inc. in November 2010.  Mr. Becker has also served as President and Chief Executive Officer of Mobivity, Inc. since September, 2007.  He was a founder of Frontieric Corporation, a pioneer in providing complex call routing and merchant processing applications, where he was Chief Executive Officer from 2002 to 2005.  Mr. Becker was also Chief Executive Officer of Bexel Technologies, which served solutions to large enterprise, from 1999 to 2001.  Mr. Becker studied Computer Science at the University of Oregon and served in the United States Air Force.

Mr. Bynum was appointed as our President and a Director on May 20, 2013.  Prior to joining the Company, Mr. Bynum served as chief executive officer and president of Phone Directories Corp, a Utah-based publisher of yellow page phone books, from July 2007 through June 2010.  Mr. Bynum was also an investor and a director.  From June 2006 until June 2010, Mr. Bynum was an investor and director of Canpages, the largest independent telephone directory publisher in Canada.  In May 1993, Mr. Bynum and seven partners founded TransWestern Publishing, an independent publisher of telephone directories.  Mr. Bynum served as executive vice-president of sales until May 2003.  Mr. Bynum also serves as a director of the Oklahoma Wildlife Management Association, which he co-founded in 2006.  Since 2010 Mr. Bynum has managed his private investments.

Mr. Schatz has served as our Director of Finance since January 2010 and subsequently our Vice President of Finance.  Mr. Schatz was appointed our chief financial officer on February 1, 2012.  From 2008 to 2009, Mr. Schatz functioned as Corporate Accounting Manager for Locallife USA, a San Diego startup involved with local internet search engine technology and local small business marketing strategies.  Until 2008, Mr. Schatz spent 13 years with Enterprise Rent-A-Car, with the final 6 years as Regional Business Manager / Controller of the Inland Empire Los Angeles region, encompassing 40 locations and over 300 employees.  Mr. Schatz graduated with a Bachelor of Science in Accountancy from San Diego State University.

Mr. Tolbert was appointed as our Executive Vice President and Chief Sales Officer on May 20, 2013.  Prior to joining the Company, Mr. Tolbert served as chief executive officer of Front Door Insights, LLC, from 2009 to 2013, which was recently acquired by the Company.  From 2002 to 2008, Mr. Tolbert served as regional vice president and then senior vice president of sales at KW Brock Directories, a Pittsburg, Kansas based business engaged in delivering print and digital marketing services to local advertisers.

Mr. Jaques has served as a director since December 2011.  Mr. Jaques has held senior financial positions in banking, corporate and venture capital.  In his early career, he held various positions with Barclays Bank in London and provided advisory services in currency and interest rate risk management to the bank’s corporate clients.  He held a similar role at Barclays Bank, New York from 1988 to 1993.  He was Senior Vice President and Treasurer of Silicon Valley Bank between 1994 and 1999; founding CFO for PayPal from 1999 to 2001 and CFO of BlueRun Ventures from 2001 to 2008.  Since 2008 he has provided CFO consulting services with Greenough Consulting Group and holds a board position at UBL Interactive, Inc. (UBLI.PK).

Mr. Guarascio has served as a director since February 2014.  Mr. Guarascio has  been the Chairman and Chief Executive Officer of PG Ventures LLC since May 2000 where he serves as a marketing and advertising business consultant.  He was Lead Executive, Marketing and Sales at the National Football League from 2003-2007 and has been a consultant for the William Morris Agency since October 2001.  For 16 years, Mr. Guarascio was with General Motors where he served as Vice President of Corporate Advertising and Marketing primarily responsible for worldwide advertising resource management, managing consolidated media placement and before that as General Manager of Marketing and Advertising for General Motors’ North American Operations.  Mr. Guarascio introduced the GM Card and managed the General Motors corporate brand to a 20 percent increase in customer purchase consideration.  He joined General Motors in 1985 after 21 years with the New York advertising agency, D’Arcy, Masius, Benton & Bowles.

Mr. Guarascio has extensive experience in the marketing and advertising industry.  Based on this and other professional qualifications, we have concluded that Mr. Guarascio is qualified to serve as a director.

Mr. Schneider has been a director since December 2010.  Mr. Schneider has a twenty year track record of leadership and success in launching, building, and managing high-tech service oriented companies.  He has served as Executive Vice President of the SMB Solutions for the Melbourne IT Group since July 2012 and oversees a $75MM per year hosting and domain registration business across North American and Asia Pacific.  From 2011 to 2012, Mr. Schneider served as CEO for Transaction Wireless, a venture backed technology company where he still resides on the board.  From 2007 to 2010, Mr. Schneider was the CEO of Genea Energy, a clean tech company that provides an innovative and comprehensive SaaS based energy services platform for commercial office building portfolios.  Mr. Schneider received a Bachelor’s degree in Mechanical Engineering from University of California, Davis and an M.B.A. from the Kellogg School of Management at Northwestern University.  He also serves as an industry advisor to Pelion Venture Partners, a venture capital firm focused on the information technology sector.

Mr. Harris has been a director since January 2011.  Mr. Harris has served as an operating partner with GlendonTodd Capital, a Dallas based private equity firm since February 2011.  From 2010 to 2012 Mr. Harris was CEO and investor with Chemical Information Services, a leading provider of database services to the chemical and pharmaceutical industries From 2006 to 2009, Mr. Harris was President and CEO of eTelecare Global Solutions; a business process outsourcing (“BPO”) company delivering technical support, sales, and customer care services to the Fortune 1000 market.  In that capacity, he successfully led the company’s IPO, privatization and ultimate merger in 2009 that created a $1 billion BPO services company.  Previously, Mr. Harris served in various executive level positions with Electronic Data Systems over a 25 year period.  Mr. Harris graduated from the University of West Georgia with a BBA and MBA and is on the Board of Advisors to the Richardson School of Business.  He has held board positions with a number of public and private telecommunications and technology services companies, and he currently sits on the boards of Premier Global Services, The Hackett Group, DG FastChannel and BancTec Corporation.  He is a member of the compensation committee of the board of each of these companies and sits on the audit committee of the board of DG FastChannel.

Executive Compensation

The following table summarizes the total compensation earned by our chief executive officer and our other two most highly paid executive officers for the years ended December 31, 2013 and 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards	Total
Dennis Becker, CEO (1)	2013	$240,580	$37,010	$464,636	$742,226
Dennis Becker, CEO (1)	2012	$228,906	$60,000	$191,342	$480,248
Tom Tolbert, CSO (2)	2013	$100,869	$15,250	$432,489	$548,608
Michael Bynum, President (3)	2013	$115,972	$5,249	$432,489	$553,710

(1) The Option Award expense for our executive officers refers to options granted by our board of directors pursuant to our stock-based compensation plans approved by the board of directors.
(2) Tom Tolbert was appointed Chief Sales Officer effective May 20, 2013. Amounts in the table above reflect his compensation after his appointment.
(3) Michael Bynum was appointed President effective May 20, 2013. Amounts in the table above reflect his compensation after his appointment.

The amounts reported in Option Awards column of the table above reflect the aggregate compensation costs for financial statement reporting purposes for fiscal 2013 and 2012 under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation (formerly referenced as Statement of Financial Accounting Standards No. 123(R)).  These amounts do not reflect amounts paid to or realized by the executive officers for fiscal 2013 or 2012. Actual amounts earned for fiscal 2013 and 2012 are included in the Summary Compensation Table above.  For information on the method and assumptions used to calculate the compensation costs, see Note 7 to our audited consolidated financial statements contained herein.

Narrative Disclosure to Executive Compensation Table; Employment Agreements

Dennis Becker

On January 11, 2011, we entered into an employment agreement with Dennis Becker.  Under the terms of the agreement, Mr. Becker will serve as our President and Chief Executive Officer for an initial term of three years from December 24, 2010 (the “Effective Date”).  Unless terminated no less than 90 days prior to the expiration date by either party, the agreement is renewed automatically for successive one year periods.  Under the agreement, Mr. Becker is paid a base annual salary of $120,000.  The base salary is subject to an annual increase at the sole discretion our board of directors.  In addition to regular annual increases, the base salary will be increased by $30,000 (up to a cumulative maximum of $60,000) for each acquisition of the stock or all or substantially all of the assets of a third party entity, or the formation of joint ventures resulting in operating cash flows minus capital expenditures and dividends of no less than $25,000 during a three month period ending six months after the completion of each such acquisition or formation of such joint venture.  In addition, his salary will be increased to $225,000 in the event we complete a financing transaction of no less than $3,000,000 and we complete one acquisition.  The board may further award him, at its sole discretion, an annual bonus of up to 50% of his base salary and grant him stock options.

If the agreement is terminated by us without cause (as defined in the agreement) or the we notify Mr. Becker that we will not renew the agreement, we will be required to pay him a severance payment equal to six months of his base salary payable in regular intervals following such termination or expiration of the agreement.

The agreement includes non-compete, non-solicitation, intellectual property assignment and confidentiality provisions that are customary in our industry.

Michael K. Bynum

In connection with the our acquisition of FDI, on May 20, 2013, our board of directors appointed Michael K. Bynum to serve as president and a member of our board.. The board also approved the employment agreement between the Company and Mr. Bynum described below.

Pursuant to his employment agreement with us, Mr. Bynum has agreed to serve as our president for a three year term expiring on May 19, 2016, subject to automatic renewal for additional one year periods unless either party elects not to renew prior to the end of the then current term.  Mr. Bynum’s duties and authorities include those typically associated with the office of president and Mr. Bynum has agreed to devote all of his business time to our affairs.

We have agreed to pay Mr. Bynum a base salary $200,000, subject to annual review by the compensation committee of our board of directors. We have also agreed to pay Mr. Bynum a quarterly bonus of one percent (1%) of our gross revenues   Mr. Bynum is eligible to participate in all benefits, plans, and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to our other executive employees.

Mr. Bynum’s employment agreement contains standard provisions concerning noncompetition, nondisclosure and indemnification.

Pursuant to Mr. Bynum’s employment agreement, the Company agreed to grant Mr. Bynum an option to purchase 1,391,087 shares of Company common stock.  The exercise price of the option shall be $1.80, the fair market value on date of grant.  The option will vest and first become exercisable as follows: (a) 20% of the shares underlying the option will vest and first become exercisable upon the date of grant; (b) 40% of the shares underlying the option will vest and first become exercisable when the Company realizes $10,000,000 of gross revenue over any fiscal year; and (c) the final 40% of the shares underlying the option will vest and first become exercisable at the rate of 1/48th per month over a 48 month period commencing on date of grant, provided that the vesting of the final 40% shall accelerate and become fully vested when the Company realizes $15,000,000 of gross revenue over any  fiscal year.  Mr. Bynum’s option shall otherwise be on terms and conditions the current equity incentive plan.

In the event Mr. Bynum’s employment with us is terminated by Mr. Bynum for good reason, by us without cause or we elects not to renew his agreement, we shall pay Mr. Bynum, in addition to all other amounts then due and payable, 12 additional monthly installments of his base salary.

Tom Tolbert

In connection with our acquisition of FDI, on May 20, 2013, our board of directors appointed Tom Tolbert to serve as our chief sales officer. Our board also approved the employment agreement between the Company and Mr. Tolbert described below.

Pursuant to his employment agreement with us, Tom Tolbert has agreed to serve as our executive vice president and chief sales officer for a three year term expiring on May 19, 2016, subject to automatic renewal for additional one year periods unless either party elects not to renew prior to the end of the then current term.  Tolbert’s duties and authorities include those typically associated with the office of executive vice president and chief sales officer and Mr. Tolbert has agreed to devote all of his business time to our affairs.

We have agreed to pay Mr. Tolbert a base salary $175,000, subject to annual review by the compensation committee of our board of directors.  We have also agreed to pay Mr. Tolbert a quarterly bonus of one percent (1%) of our gross revenues.  Pursuant to his employment agreement with us, Mr. Tolbert is eligible to participate in all benefits, plans, and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to our other executive employees.  Mr. Tolbert’s employment agreement contains standard provisions concerning noncompetition, nondisclosure and indemnification.

Pursuant to Mr. Tolbert’s employment agreement, the Company agreed to grant Mr. Tolbert an option to purchase 1,391,087 shares of Company common stock.  The exercise price of the option shall be $1.80, the fair market value on date of grant.  The option will vest and first become exercisable as follows: (a) 20% of the shares underlying the option will vest and first become exercisable upon the date of grant; (b) 40% of the shares underlying the option will vest and first become exercisable when the Company realizes $10,000,000 of gross revenue over any  fiscal year; and (c) the final 40% of the shares underlying the option will vest and first become exercisable at the rate of 1/48th per month over a 48 month period commencing on grant date, provided that the vesting of the final 40% shall accelerate and become fully vested when the Company realizes $15,000,000 of gross revenue over any  fiscal year.  Mr. Tolbert’s option shall otherwise be on terms and conditions the current equity incentive plan.

In the event Mr. Tolbert’s employment with us is terminated by Mr. Tolbert for good reason, by us without cause or we elect not to renew his agreement, we shall pay Mr. Tolbert, in addition to all other amounts then due and payable, 12 additional monthly installments his base salary.

Non-Employee Director Compensation

2013 Director Compensation Table

Name	Fees Earned	Stock Awards	Option Awards		Non-Equity Incentive Plan Compensation	Deferred Compensation Earnings	All Other Compensation	Total
Ronald Linares	$-	$-	$-		$-	$-	$-	$-
David Jaques	-	-	44,225	(1)	-	-	-	44,225
Randall Smith	-	-	-		-	-	-	-
Fraser Clarke	-	-	20,050	(2)	-	-	-	20,050
David Souaid	-	-	20,050	(2)	-	-	-	20,050
Doug Schneider	-	-	20,050	(2)	-	-	-	20,050
John Harris	-	-	26,733	(3)	-	-	-	26,733

(1) Compensation related to a stock option grant on December 1, 2011 for 100,000 shares at an exercise price of $1.30 per share. The option is outstanding at December 31, 2012, and 27,083 shares are vested at December 31, 2012.

(2) Compensation related to a stock option grant on January 18, 2011 for 75,000 shares at an exercise price of $1.75 per share. The option is outstanding at December 31, 2012, and 25,000 shares are vested at December 31, 2012.

(3) Compensation related to a stock option grant on January 18, 2011 for 100,000 shares at an exercise price of $1.75 per share. The option is outstanding at December 31, 2012, and 33,000 shares are vested at December 31, 2012.

Narrative Disclosure to Director Compensation Table

Our non-employee directors were granted stock options as set forth in the director compensation table and notes thereto above as compensation for their service as directors.  No other compensation was paid to the non-employee directors for their services.  All of our directors will receive reimbursement for out-of-pocket expenses for attending board of directors meetings.  In the future, our outside directors may receive an attendance fee for each meeting of the board of directors or other forms of compensation.  From time to time, we may also engage certain future outside members of the board of directors to perform services on our behalf and we will compensate such persons for the services which they perform.

Outstanding Equity Awards at December 31, 2013

The following table presents the outstanding option awards held by each of our named executive officers as of December 31, 2013, including the value of the options awards.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Dennis Becker, CEO	78,125	26,042	$1.92	12/24/2015
Dennis Becker, CEO	156,497	1,095,482	$1.80	6/17/2023

Tom Tolbert, CSO	278,217	1,112,870	$1.80	6/17/2023

Mike Bynum, President	278,217	1,112,870	$1.80	6/17/2023

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2013, our compensation committee was comprised of Randall Smith and John Harris.  None of our executive officers serve on the board of directors of another entity, whose executive officers serves on our board of directors.

Limitation of Liability of Directors and Indemnification of Directors and Officers

We have entered into indemnity agreements with certain directors, officers and other key employees of ours under which we agreed to indemnify those individuals under the circumstances and to the extent provided for in the agreements, for expenses, damages, judgments, fines, settlements and any other amounts they may be required to pay in actions, suits or proceedings which they are or may be made a party or threatened to be made a party by reason of their position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under Nevada law and our bylaws.  We also have an insurance policy covering our directors and executive officers with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or otherwise.  We believe that these provisions and insurance coverage are necessary to attract and retain qualified directors, officers and other key employees.

Related Party Transactions, Promoters and Director Independence

We had no transactions or series of transactions since January 1, 2012, and we have no currently proposed transactions, to which we have been or are proposed to be a party, in which the amount involved in the transaction or series of transactions exceeds the lesser of $120,000 or one percent of the average of our total assets as of December 31, 2013 and December 31, 2012, and in which any of our directors, executive officers or persons who we know held more than five percent of any class of our capital stock, including their immediate family members, had or will have a direct or indirect material interest, other than as described below or compensation arrangements that are described under “Employment Agreements” above.

In March 2012, we began work on two projects for Optimal Payments Corporation (“Optimal”) and recognized revenue of $162,500. A member of our Board of Directors was President of Sterling Card Solutions, which had a minority ownership position in Optimal.  Optimal is a shareholder of ours. The individual involved in this transaction left our Board of Directors in 2013.

              On March 12, 2014 several officers and directors participated in our private placement.  Dennis Becker purchased 25,000 units at a price of $1.00 per unit, resulting in issuance of 25,000 common shares and 6,250 warrants with an exercise price of $1.20 per share. Michael Bynum purchased 25,000 units at a price of $1.00 per unit, resulting in issuance of 25,000 common shares and 6,250 warrants with an exercise price of $1.20 per share. David Jaques purchased 25,000 units at a price of $1.00 per unit, resulting in issuance of 25,000 common shares and 6,250 warrants with an exercise price of $1.20 per share. John Harris purchased 25,000 units at a price of $1.00 per unit, resulting in issuance of 25,000 common shares and 6,250 warrants with an exercise price of $1.20 per share.

The board conducts an appropriate review of and oversees all related party transactions on a continuing basis and reviews potential conflict of interest situations where appropriate. The board has not adopted formal standards to apply when it reviews, approves or ratifies any related party transaction. However, the board has followed the following standards: (i) all related party transactions must be fair and reasonable to us and on terms comparable to those reasonably expected to be agreed to with independent third parties for the same goods and/or services at the time they are authorized by the board and (ii) all related party transactions should be authorized, approved or ratified by the affirmative vote of a majority of the directors who have no interest, either directly or indirectly, in any such related party transaction.

We consider David Jaques, Doug Schneider, and John Harris to be independent directors as such term is defined by the listing rules of the Nasdaq Stock Market.

PRINCIPAL STOCKHOLDERS

The table below sets forth the beneficial ownership of our common stock as of the date of this prospectus by:

●	All of our directors and executive officers, individually;

●	All of our directors and executive officers, as a group; and

●	All persons who beneficially owned more than 5% of our outstanding common stock.

The beneficial ownership of each person was calculated based on 22,237,762 shares of our common stock outstanding as of the date of this prospectus.  The SEC has defined “beneficial ownership” to mean more than ownership in the usual sense.  For example, a person has beneficial ownership of a share not only if he owns it in the usual sense, but also if he has the power (solely or shared) to vote, sell or otherwise dispose of the share.  Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days of the date of this prospectus, pursuant to the exercise of options or warrants or the conversion of notes, debentures or other indebtedness, but excludes stock appreciation rights.  Two or more persons might count as beneficial owners of the same share.  Unless otherwise indicated, the address of each person or entity below is c/o the Company, 58 West Buffalo Road, Suite 200, Chandler, AZ 85225.

Name of Director or Executive Officer	Number of Shares	Percentage
Dennis Becker (1)	553,010	2.4%
Timothy Schatz(2)	185,160	*
Michael K. Bynum(3)	460,262	2.1%
David Jaques(4)	57,098	*
Doug Schneider(5)	116,875	*
John Harris(6)	83,210	*
Phillip Guarascio	31,250	*
Tom Tolbert(7)	726,510	3.2%
All Executive Officers and Directors as a Group (eight persons)	2,213,375	9.6%
* Denotes less than 1%
Name and Address of 5%	Number of Shares	Percentage
Jeffrey Porter(8)	2,696,826	12.1%
300 Drakes Landing Road, Suite 175
Greenbrae, CA 94941
ACT Capital Management, LLLP	1,958,679	8.8%
2 Radnor Corporate Center, Suite 111
Radnor, PA 19087

(1) Includes 425,097 shares underlying presently exercisable options and warrants.
(2) Includes 149,377 shares underlying presently exercisable options and warrants.
(3) Includes 347,994 shares underlying presently exercisable options and warrants.
(4) Includes 32,098 shares underlying presently exercisable options and warrants.

(5) Includes 92,257 shares underlying presently exercisable options and warrants.
(6) Includes 37,376 shares underlying presently exercisable options and warrants.
(7) Includes 440,510 shares underlying presently exercisable options.
(8) Includes  shares owned by Porter Partners, LP, Ben Joseph Partners, EDJ Limited, and Porter Family Living Trust dtd 9/5/2006.  Jeffrey Porter, as the General Partner of Porter Capital Management Co., which is the managing general partner of Porter Partners, LP, has voting and dispositive power over the securities.  Jeffrey Porter, as the General Partner of Porter Capital Management Co., which is the managing general partner of Ben Joseph Partners, has voting and dispositive power over the securities.  Jeffrey Porter, as the General Partner of Porter Capital Management Co., which is the trading advisor of EDJ Limited, has voting and dispositive power over the securities.  Jeffrey Porter, as trustee of the Porter Family Living Trust dtd 9/5/2006, has voting and dispositive power over the securities.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 50,000,000 shares of common stock.  As of the date of this prospectus, there are 22,237,762 shares of our common stock issued and outstanding.  Except as described below, there are no other agreements or outstanding options, warrants or similar rights that entitle their holder to acquire from us any of our equity securities.

Holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders generally.  Shareholders are entitled to receive such dividends as may be declared from time to time by the board of directors out of funds legally available therefore, and in the event of liquidation, dissolution or winding up of the company to share ratably in all assets remaining after payment of liabilities.  The holders of shares of common stock have no preemptive, conversion, subscription rights or cumulative voting rights.

Dividends

We do not anticipate the payment of cash dividends on our common stock in the foreseeable future.

Stock Incentive Plans

We have adopted the 2010 Incentive Stock Plan providing for the grant of non-qualified stock options and incentive stock options to purchase shares of our common stock and for the grant of restricted share grants.  We have reserved 520,667 shares of our common stock under the plan.  The purpose of the plan is to provide eligible participants with an opportunity to acquire an ownership interest in our company.  All officers, directors, employees and consultants to our company are eligible to participate under the plan.  The plan provides that options may not be granted at an exercise price less than the fair market value of our common shares on the date of grant.  As of the date of this prospectus, there are outstanding options which entitle their holders to purchase 476,667 shares of our common stock at a weighted-average exercise price of $3.78 per share.  All of the options are subject to vesting based on the holders’ continued service to the Company.

We have also adopted the Mobivity Holdings Corp. 2013 Stock Incentive Plan providing for the grant of non-qualified stock options and incentive stock options to purchase shares of our common stock and for the grant of restricted share grants.  We have reserved 5,564,348 shares of our common stock under the plan.  The purpose of the plan is to provide eligible participants with an opportunity to acquire an ownership interest in our company.  All officers, directors, employees and consultants to our company are eligible to participate under the plan.  The plan provides that options may not be granted at an exercise price less than the fair market value of our common shares on the date of grant.  As of the date of this prospectus, there are outstanding options which entitle their holders to purchase 6,075,964 shares of our common stock at a weighted-average exercise price of $2.02 per share.  All of the options are subject to vesting based on the holders’ continued service to the Company.

Transfer Agent

The transfer agent for our common stock is VStock Transfer, LLC, 77 Spruce Street, Suite 201, Cedarhurst, New York 11516.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for us by Greenberg Traurig, LLP, Irvine, California.

EXPERTS

M&K CPAS, PLLC has audited, as set forth in their report appearing elsewhere in this prospectus, our financial statements as of and for the fiscal years ended December 31, 2013 and 2012.  We have included our financial statements in the prospectus in reliance on M&K CPAS, PLLC’s report, given on their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

Upon the effectiveness of our registration statement on Form S-1, of which this prospectus is made part, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file reports, proxy statements and other information with the SEC.  Our reports, proxy statements and other information filed pursuant to the Securities Exchange Act of 1934 may be inspected and copied, at prescribed rates, at the Public Reference Room maintained by the SEC at 100 F. Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  In addition, the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.  The address of the SEC’s Web site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered hereby.  As permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement.  Copies of the registration statement and the exhibits are on file with the SEC and may be obtained from the SEC’s Web site or upon payment of the fee prescribed by the SEC, or may be examined, without charge, at the offices of the SEC set forth above.  For further information, reference is made to the registration statement and its exhibits.

SMARTRECEIPT, INC.

Report of Independent Registered Public Accounting Firm	F-62

Balance Sheets at December 31, 2013 and 2012	F-63

Statements of Operations for the Years Ended December 31, 2013 and 2012	F-64

Statement of Stockholders’ Deficit for the Years Ended December 31, 2013 and 2012	F-65

Statements of Cash Flows for the Years Ended December 31, 2013 and 2012	F-66

Notes to the Consolidated Financial Statements	F-67

Unaudited Pro Forma Condensed Consolidated Financial Statements	F-85

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-87

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Mobivity Holdings Corp.
Chandler, AZ 85225

We have audited the accompanying consolidated balance sheets of Mobivity Holdings Corp. (the “Company”) as of December 31, 2013 and 2012 and the related statements of operations, stockholders' equity (deficit) and cash flows for the twelve month periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial positions of the Company as of December 31, 2013 and 2012 and the results of its operations and cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas
March 31, 2014

Mobivity Holdings Corp.
Consolidated Balance Sheets

	December 31, 2013	December 31, 2012
ASSETS
Current assets
Cash	$2,572,685	$363
Accounts receivable, net of allowance for doubtful accounts of $65,975 and $44,700, respectively	280,667	414,671
Other current assets	140,114	30,009
Total current assets	2,993,466	445,043

Goodwill	3,108,964	2,259,624
Intangible assets, net	935,316	444,112
Other assets	63,944	201,228
TOTAL ASSETS	$7,101,690	$3,350,007

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$543,647	$514,949
Accrued interest	16,943	321,368
Accrued and deferred personnel compensation	191,041	299,534
Deferred revenue - related party	-	35,262
Deferred revenue and customer deposits	136,523	181,731
Convertible notes payable, net of discount	-	2,857,669
Notes payable	20,000	171,984
Derivative liabilities	106,176	3,074,504
Other current liabilities	36,372	250,144
Earn-out payable	34,755	2,032,881
Total current liabilities	1,085,458	9,740,026

Non-current liabilities
Earn-out payable	24,245	-
Total non-current liabilities	24,245	-
Total liabilities	1,109,703	9,740,026

Commitments and Contingencies (See Note 9)

Stockholders' equity (deficit)
Common stock, $0.001 par value; 50,000,000 shares authorized;16,319,878 and 3,869,688 shares issued and outstanding	16,320	3,870
Equity payable	108,170	-
Additional paid-in capital	54,452,697	25,432,280
Accumulated deficit	(48,585,200)	(31,826,169)
Total stockholders' equity (deficit)	5,991,987	(6,390,019)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$7,101,690	$3,350,007

See accompanying notes to consolidated financial statements.

Mobivity Holdings Corp.
Consolidated Statements of Operations

	Years ended December 31,
	2013	2012
Revenues
Revenues	$4,093,667	$4,079,745
Cost of revenues	1,122,037	1,300,325
Gross margin	2,971,630	2,779,420

Operating expenses
General and administrative	3,416,850	2,984,118
Sales and marketing	3,469,383	1,562,933
Engineering, research, and development	824,653	562,459
Depreciation and amortization	270,579	549,151
Goodwill impairment	1,066,068	742,446
Intangible asset impairment	644,170	145,396
Total operating expenses	9,691,703	6,546,503

Loss from operations	(6,720,073)	(3,767,083)

Other income/(expense)
Interest income	747	2,833
Interest expense	(6,348,186)	(4,559,564)
Change in fair value of derivative liabilities	(3,766,231)	359,530
Gain on debt extinguishment	103,177	-
Gain (loss) on adjustment in contingent consideration	(28,465)	625,357
Total other income/(expense)	(10,038,958)	(3,571,844)
Loss before income taxes	(16,759,031)	(7,338,927)
Income tax expense	-	-
Net loss	$(16,759,031)	$(7,338,927)

Net loss per share - basic and diluted	$(1.58)	$(1.90)

Weighted average number of shares during the period - basic and diluted	10,612,007	3,869,247

See accompanying notes to consolidated financial statements.

Mobivity Holdings Corp.
Consolidated Statement of Stockholders' Equity (Deficit)

	Common Stock		Equity	Additional	Accumulated	Total Stockholders'
	Shares	Dollars	Payable	Paid-in Capital	Deficit	Equity (Deficit)
Balance, December 31, 2011	3,792,385	$3,792	$-	$21,118,251	$(24,487,242)	$(3,365,199)
Issuance of common stock for services	37,500	38	-	269,962	-	270,000
Issuance of common stock for late payment penalty	39,241	39	-	160,429	-	160,468
Adjustment to derivative liability due to note repayment	562	1	-	1,373	-	1,374
Adjustment of derivative liability due to note repayment	-	-	-	67,958	-	67,958
Adjustment to derivative liability due to note conversion	-	-	-	3,421,579	-	3,421,579
Adjustment to derivative liability due to warrant cancellation	-	-	-	1,318	-	1,318
Stock based compensation	-	-	-	391,410	-	391,410
Net loss	-	-	-		(7,338,927)	(7,338,927)
Balance, December 31, 2012	3,869,688	3,870	-	25,432,280	(31,826,169)	(6,390,019)
Shares issued for Boomtext earn-out payment	247,279	247	-	2,210,420	-	2,210,667
Issuance of common stock for acquisitions	1,291,667	1,292	-	1,294,768	-	1,296,060
Issuance of common stock for cash, net of transaction costs of $602,823	6,250,000	6,250	-	6,890,927	-	6,897,177
Issuance of common stock for conversion of note principal and interest	4,462,089	4,462	-	5,350,044	-	5,354,506
Issuance of common stock and warrants for services	31,292	31	7,308	98,799	-	106,138
Issuance of common stock for allonge	87,947	88	-	131,160	-	131,248
Adjustment of derivative liability for note conversion	-	-	218,446	10,726,967	-	10,945,413
Adjustment of derivative liability for note repayment	-	-	-	40,511	-	40,511
Adjustment of derivative liability for non-employee warrant conversion	-	-	-	176,555	-	176,555
Issuance of common stock and warrants for equity payable	39,382	40	(117,584)	117,544	-	-
Issuance of common stock for accrued bonuses	19,271	19	-	36,981	-	37,000
Issuance of common stock for cashless exercise of warrants	21,171	21	-	55,525	-	55,546
Stock based compensation	-	-	-	1,890,216	-	1,890,216
Share rounding in reverse split	92	-	-	-	-	-
Net loss	-	-	-	-	(16,759,031)	(16,759,031)
Balance, December 31, 2013	16,319,878	$16,320	$108,170	$54,452,697	$(48,585,200)	$5,991,987

See accompanying notes to consolidated financial statements.

Mobivity Holdings Corp.
Consolidated Statements of Cash Flows

	Years ended December 31,
	2013	2012
OPERATING ACTIVITIES
Net loss	$(16,759,031)	$(7,338,927)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Bad debt expense	32,858	115,059
Common stock and warrants issued for services	106,138	270,000
Common stock issued for late payment	-	160,468
Stock-based compensation	1,890,216	391,410
Depreciation and amortization expense	270,579	549,151
Gain (Loss) on adjustment in contingent consideration	28,465	(625,357)
Change in fair value of derivative liabilities	3,766,231	(359,530)
Amortization of deferred financing costs	-	263,255
Amortization of note discounts	6,134,367	3,935,108
Goodwill impairment	1,066,068	742,446
Intangible asset impairment	644,170	145,396
Loss on sale of assets	-	164
Increase (decrease) in cash resulting from changes in:
Accounts receivable	128,613	(285,884)
Other current assets	(104,605)	(29,460)
Other assets	27,300	9,929
Accounts payable	(17,521)	(327,828)
Accrued interest	65,361	335,035
Accrued and deferred personnel compensation	(71,493)	61,843
Deferred revenue - related party	(35,262)	(164,738)
Deferred revenue and customer deposits	(45,208)	55,206
Other liabilities	(76,134)	(120,929)
Net cash used in operating activities	(2,948,888)	(2,218,183)

INVESTING ACTIVITIES
Purchases of equipment	(51,285)	(11,112)
Acquisition of intangible assets	(15,000)	-
Acquisitions	(400,000)	-
Net cash used in investing activities	(466,285)	(11,112)

FINANCING ACTIVITIES
Proceeds from issuance of notes payable, net of finance offering costs	700,000	3,148,470
Payments on notes payable	(1,609,682)	(831,708)
Payments on cash payment obligation	-	(87,500)
Proceeds from issuance of common stock, net of issuance costs	6,897,177	-
Net cash provided by financing activities	5,987,495	2,229,262

Net change in cash	2,572,322	(33)
Cash at beginning of period	363	396
Cash at end of period	$2,572,685	$363

Supplemental disclosures:
Cash paid during period for :
Interest	$146,973	$33,385
Non-cash investing and financing activities:
Debt discount from derivatives	$4,614,714	$5,352,404
Adjustment to derivative liability due to note repayment	$40,511	$1,374
Adjustment to derivative liability due to note conversion	$10,726,967	$3,421,579
Adjustment to derivative liability due to Allonge / ASID conversion	$349,694	$-
Adjustment to derivative liability due to non-employee warrant conversion	$176,555	$-
Adjustment to derivative liability due to warrant cancellation	$-	$1,318
Issuance of common stock for Boomtext earn-out	$2,210,667	$-
Issuance of common stock for acquisitions	$1,296,060	$-
Issuance of common stock for accrued bonuses	$37,000	$-
Issuance of common stock for cashless exercise of warrants	$55,546	$-
Issuance of note payable for acquisition	$1,365,096	$-
Earn-out payable recorded for acquisition	$224,000	$-
Conversion of accrued interest into notes payable	$-	$137,649
Conversion of notes payable into common stock	$4,984,720	$-
Conversion of accrued interest into common stock	$369,786	$-
Settlement of working capital asset related to the Boomtext acquisition	$153,317	$-

See accompanying notes to consolidated financial statements.

Mobivity Holdings Corp.
Notes to Consolidated Financial Statements

1. The Company and Summary of Significant Accounting Policies

The Company

We develop and operate proprietary platforms over which resellers, brands and enterprises can conduct localized mobile marketing campaigns. Our proprietary platforms allow resellers, brands and enterprises to market their products and services to consumers through text messages sent directly to the consumers’ mobile phones and mobile smartphone applications, consisting of software available to both phones and tablets PCs. Our customers include national franchisers, professional sports teams and associations and other national brands such as the Los Angeles Clippers, Dallas Cowboys, Chick-Fil-A, Jamba Juice, and others.

Our “C4” Mobile Marketing and Customer Relationship Management (CRM) platform is a Web-hosted software solution enabling our clients to develop, execute, and manage a variety of marketing engagements to a consumer’s mobile phone. Our C4 solution allows our clients to communicate directly with their customers through Short Messaging Service (SMS), Multi-Media Messaging (MMS), smartphone application development and Interactive Voice Response (IVR) interactions, all of which are facilitated via a set of Graphical User Interfaces (GUIs) operated from any Web browser.

Our C4 platform also allows our customers to deploy and administer our “Stampt” mobile device loyalty application. Stampt is a smartphone replacement for “Buy 10, Get 1 free” punch cards. Consumers no longer need to worry about forgetting paper-based loyalty punch cards. Stampt makes it easy to receive all of the rewards consumers want from their favorite businesses. Consumers can use Stampt throughout the United States to earn free sandwiches, coffee, pizza, frozen yogurt, donuts, bagels and more. Stampt’s nearby feature shows consumers all of the rewards they can earn at nearby businesses. From the Stampt mobile device application, consumers simply tap any business to learn more about that business and to see all of the loyalty points they have earned at that business. Consumers can keep track of all of the rewards they are close to earning through the “my cards” feature displayed in the application’s interface. Once a consumer has earned all of the Stampts they need for a reward, they simply show the cashier and click “tap to redeem” button from the application interface on their device. Our customers can create and manage any Stampt program from the C4 platform’s set of Web-based interfaces.

We generate revenue by charging the resellers, brands and enterprises a per-message transactional fee, or through fixed or variable software licensing fees.

Liquidity and Going Concern

We have $2.6 million of cash as of December 31, 2013. We had a net loss of $16.8 million for the year then ended, and we used $2.9 million of cash in our operating activities during 2013. On March 12, 2014, the Company conducted the first closing of the transactions contemplated by the Securities Purchase Agreement described. As of March 28, 2014, the Company has sold 5,413,000 units for the gross proceeds of $5,413,000. After cash paid in conjunction with acquisition of Smart Receipt and associated fees, we retained net proceeds of approximately $2,800,000. Based on our projected 2014 results and, if necessary, our ability to reduce certain variable operating expenses, we believe that our existing capital, together with anticipated cash flows from operations, will be sufficient to finance our operations through at least March 31, 2015.

If our cash reserves prove insufficient to sustain operations, we plan to raise additional capital by selling shares of capital stock or other equity or debt securities. However, there are no commitments or arrangements for future financings in place at this time, and we can give no assurance that such capital will be available on favorable terms or at all. We may need additional financing thereafter until we can achieve profitability. If we cannot, we will be forced to curtail our operations or possibly be forced to evaluate a sale or liquidation of our assets. Any future financing may involve substantial dilution to existing investors.

Although we are actively pursuing financing opportunities, we may not be able to raise cash on terms acceptable to us or at all. There can be no assurance that we will be successful in obtaining additional funding. Financings, if available, may be on terms that are dilutive to our shareholders, and the prices at which new investors would be willing to purchase our securities may be lower than the current price of our ordinary shares. The holders of new securities may also receive rights, preferences or privileges that are senior to those of existing holders of our ordinary shares. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations in the short term.

Principles of Consolidation and Basis of Presentation

The accompanying financial statements are consolidated and include the financial statements of Mobivity Holdings Corp. and our wholly-owned subsidiary. Intercompany transactions are eliminated.

Use of Estimates

Preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. These estimates are based on management's best knowledge of current events and actions we may undertake in the future. Significant estimates used are those related to: stock-based compensation; valuation of acquired assets, intangible assets and liabilities; useful lives for depreciation and amortization of long-lived assets; future cash flows associated with impairment testing for goodwill, indefinite-lived intangible assets and other long-lived assets; valuation of derivative liabilities; valuation allowance for deferred tax assets; and contingencies.

Actual results may ultimately differ from estimates, although management does not generally believe such differences would materially affect the consolidated financial statements in any individual year. However, in regard to ongoing impairment testing of goodwill and indefinite-lived intangible assets, significant deterioration in future cash flow projections or other assumptions used in estimating fair values versus those anticipated at the time of the initial valuations, could result in impairment charges that materially affect the consolidated financial statements in a given year.

Reverse Stock Split

We effected a 1 for 6 reverse stock split of our authorized common stock on November 12, 2013. As a result, the number of shares of common stock outstanding has been adjusted retrospectively to reflect the reverse stock split in all periods presented. Also, the exercise price and the number of common shares issuable under our share-based compensation plans and warrants have been adjusted retrospectively to reflect the reverse stock split.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on previously reported net loss.

Acquisitions

We account for acquired businesses using the purchase method of accounting. Under the purchase method, our consolidated financial statements reflect the operations of an acquired business starting from the completion of the acquisition. In addition, the assets acquired and liabilities assumed are recorded at the date of acquisition at their respective estimated fair values, with any excess of the purchase price over the estimated fair values of the net assets acquired recorded as goodwill.

Cash and Cash Equivalents

We minimize our credit risk associated with cash by periodically evaluating the credit quality of our primary financial institution. Our balances at times may exceed federally insured limits. We have not experienced any losses on our cash accounts.

Accounts Receivable, Allowance for Doubtful Accounts and Concentrations

Accounts receivable are carried at their estimated collectible amounts. We grant unsecured credit to substantially all of our customers. Ongoing credit evaluations are performed and potential credit losses are charged to operations at the time the account receivable is estimated to be uncollectible. Since we cannot necessarily predict future changes in the financial stability of our customers, we cannot guarantee that our reserves will continue to be adequate.

As of December 31, 2013 and 2012, we recorded an allowance for doubtful accounts of $65,975 and $44,700, respectively.

From time to time, we may have a limited number of customers with individually large amounts due. Any unanticipated change in one of the customer’s credit worthiness could have a material effect on the results of operations in the period in which such changes or events occurred.

As of December 31, 2013, we had one customer whose balance represented 23% of total accounts receivable. As of December 31, 2012, we had one customer whose balance represented 43% of total accounts receivable.

Goodwill and Intangible Assets

Goodwill is tested for impairment at a minimum on an annual basis. Goodwill is tested for impairment at the reporting unit level by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. If the reporting unit does not pass the qualitative assessment, then the reporting unit's carrying value is compared to its fair value. The fair values of the reporting units are estimated using market and discounted cash flow approaches. Goodwill is considered impaired if the carrying value of the reporting unit exceeds its fair value. The discounted cash flow approach uses expected future operating results. Failure to achieve these expected results may cause a future impairment of goodwill at the reporting unit. We conducted our annual impairment tests of goodwill as of December 31, 2013 and 2012. As a result of these tests, we recorded impairment charges to our goodwill during the years ended December 31, 2013 and 2012 of $1,066,068 and $742,446, respectively.

Intangible assets consist of patents and trademarks, purchased customer contracts, purchased customer and merchant relationships, purchased trade names, purchased technology, and non-compete agreements. Intangible assets are amortized over the period of estimated benefit using the straight-line method and estimated useful lives ranging from two to twenty years. No significant residual value is estimated for intangible assets.

Impairment of Long-Lived Assets

We evaluate long-lived assets (including intangible assets) for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. An asset is considered impaired if its carrying amount exceeds the undiscounted future net cash flow the asset is expected to generate.

The Company’s evaluation of its long-lived assets completed during the years ended December 31, 2013 and 2012 resulted in impairment charges of $644,170 and $145,396, respectively.

Derivative Financial Instruments

We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

We review the terms of the common stock, warrants and convertible debt we issue to determine whether there are embedded derivative instruments, including embedded conversion options, which are required to be bifurcated and accounted for separately as derivative financial instruments. In circumstances where the host instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

Bifurcated embedded derivatives are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the equity or convertible debt instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds received are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value.

The fair value of the derivatives is estimated using a Monte Carlo simulation model. The model utilizes a series of inputs and assumptions to arrive at a fair value at the date of inception and each reporting period. Some of the key assumptions include the likelihood of future financing, stock price volatility, and discount rates.

Revenue Recognition and Concentrations

Our “C4” Mobile Marketing and Customer Relationship Management (CRM) and Txtstation Control Center platforms are hosted solutions. We generate revenue from licensing our software to clients in our software as a service (SaaS) model, per-message and per-minute transactional fees, and customized professional services. We recognize license/subscription fees over the period of the contract, service fees as the services are performed, and per-message or per-minute transaction revenue when the transaction takes place. We recognize revenue at the time that the services are rendered, the selling price is fixed, and collection is reasonably assured, provided no significant obligations remain. We consider authoritative guidance on multiple deliverables in determining whether each deliverable represents a separate unit of accounting. Some customers are billed on a month to month basis with no contractual term and is collected by credit card. Revenue is recognized at the time that the services are rendered and the selling price is fixed with a set range of plans. Cash received in advance of the performance of services is recorded as deferred revenue.

We generate revenue from the Stampt App through customer agreements with business owners. Revenue is principally derived from monthly subscription fees which provide a license for unlimited use of the Stampt App by the business owners and their customers. The subscription fee is billed each month to the business owner. Revenue is recognized monthly as the subscription revenues are billed. There are no per-minute or transaction fees associated with the Stampt App.

During the years ended December 31, 2013 and 2012, one customer accounted for 31% and 14% of our revenues.

Stock-based Compensation

We primarily issue stock-based awards to employees in the form of stock options. We determine compensation expense associated with stock options based on the estimated grant date fair value method using the Black-Scholes valuation model. We generally recognize compensation expense using a straight-line amortization method over the respective vesting period for awards that are ultimately expected to vest. Accordingly, stock-based compensation expense for 2013 and 2012 has been reduced for estimated forfeitures. When estimating forfeitures, we consider voluntary termination behaviors as well as trends of actual option forfeitures.

Research and Development Expenditures

Research and development expenditures are expensed as incurred, and consist primarily of compensation costs, outside services, and expensed materials.

Advertising Expense

Direct advertising costs are expensed as incurred, and consist primarily of E-commerce advertisements and other direct costs. Advertising expense was $19,959 and $70,193 for years ended December 31, 2013 and 2012, respectively.

Income Taxes

We account for income taxes using the assets and liability method, which recognizes deferred tax assets and liabilities determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established to reduce deferred tax assets when, based on available objective evidence, it is more likely than not that the benefit of such assets will not be realized. We recognize in the consolidated financial statements only those tax positions determined to be more likely than not of being sustained.

Computation of Net Loss per Common Share

Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all potential common stock equivalents (convertible notes payable, stock options, and warrants) are converted or exercised. The calculation of diluted net loss per share excludes potential common stock equivalents if the effect is anti-dilutive. Our weighted average common shares outstanding for basic and diluted are the same because the effect of the potential common stock equivalents is anti-dilutive.

We had the following dilutive common stock equivalents as of December 31, 2013 and 2012 which were excluded from the calculation because their effect was anti-dilutive.

	December 31,
	2013	2012
Outstanding employee options	5,672,464	325,846
Outstanding non-employee warrants	150,835	150,835
Outstanding warrants	5,187,587	140,372
	11,010,886	617,053

Recent Accounting Pronouncements

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future financial statements. The following are a summary of recent accounting developments.

In July 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2013-11: Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The new guidance requires that unrecognized tax benefits be presented on a net basis with the deferred tax assets for such carryforwards. This new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2013. We do not expect the adoption of the new provisions to have a material impact on our financial condition or results of operations.

In February 2013, FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to improve the transparency of reporting these reclassifications. Other comprehensive income includes gains and losses that are initially excluded from net income for an accounting period. Those gains and losses are later reclassified out of accumulated other comprehensive income into net income. The amendments in the ASU do not change the current requirements for reporting net income or other comprehensive income in financial statements. All of the information that this ASU requires already is required to be disclosed elsewhere in the financial statements under U.S. GAAP. The new amendments will require an organization to:

-
Present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income - but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period; and

-
Cross-reference to other disclosures currently required under U.S. GAAP for other reclassification items (that are not required under U.S. GAAP) to be reclassified directly to net income in their entirety in the same reporting period. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g., inventory for pension-related amounts) instead of directly to income or expense.

The amendments apply to all public and private companies that report items of other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual). The amendments are effective for reporting periods beginning after December 15, 2012, for public companies. Early adoption is permitted. The adoption of ASU No. 2013-02 did not have a material impact on our financial position or results of operations.

In January 2013, the FASB issued ASU No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, which clarifies which instruments and transactions are subject to the offsetting disclosure requirements originally established by ASU 2011-11. The new ASU addresses preparer concerns that the scope of the disclosure requirements under ASU 2011-11 was overly broad and imposed unintended costs that were not commensurate with estimated benefits to financial statement users. In choosing to narrow the scope of the offsetting disclosures, the Board determined that it could make them more operable and cost effective for preparers while still giving financial statement users sufficient information to analyze the most significant presentation differences between financial statements prepared in accordance with U.S. GAAP and those prepared under IFRSs. Like ASU 2011-11, the amendments in this update will be effective for fiscal periods beginning on, or after January 1, 2013. The adoption of ASU 2013-01 did not have a material impact on our financial position or results of operations.

In October 2012, the FASB issued ASU 2012-04, “Technical Corrections and Improvements” in Accounting Standards Update No. 2012-04. The amendments in this update cover a wide range of Topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 is not expected to have a material impact on our financial position or results of operations.

In August 2012, the FASB issued ASU 2012-03, “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)” in Accounting Standards Update No. 2012-03. This update amends various SEC paragraphs pursuant to the issuance of SAB No. 114. The adoption of ASU 2012-03 is not expected to have a material impact on our financial position or results of operations.

In July 2012, the FASB issued ASU 2012-02, "Testing Indefinite-Lived Intangible Assets for Impairment" in Accounting Standards Update No. 2012-02. ASU 2012-2 allows entities to use a qualitative approach to test indefinite-lived intangible assets for impairment. ASU No. 2012-02 permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed quantitative impairment test. Otherwise, the quantitative impairment test is not required. ASU No. 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The adoption of the provisions of ASU No. 2012-02 will not have a material impact on the Company's financial position or results of operations.

2. Acquisitions during Fiscal Year Ended December 31, 2013

We completed the following acquisitions in furtherance of our strategy to acquire small, privately owned enterprises in the mobile marketing sector through asset purchase structures. We made the acquisitions to expand our market presence and product offerings.

The purchase consideration for each acquisition was allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values on the acquisition date, with the remaining unallocated consideration recorded as goodwill. An independent valuation expert assisted us in determining these fair values.

We have included the financial results of these acquisitions in our consolidated financial statements from the date of acquisition.

Front Door Insights

We acquired certain assets and liabilities of Front Door Insights, LLC (“FDI”) in May 2013 pursuant to an asset purchase agreement. The assets acquired and liabilities assumed from FDI consisted of cash on hand, accounts receivable, all rights under all contracts other than excluded contracts, prepaid expenses, all technology and intellectual property rights, accounts payable, and obligations under a commercial lease.

The purchase consideration totaling $2,577,406 consisted of: (1) $100,000 in cash; (2) a non-interest bearing promissory note in the principal amount of $1,400,000, which was discounted by $34,904; and (3) 1,166,667 shares of our common stock valued based on the closing market price on the acquisition date at $1,112,310. The promissory note was settled in full in June 2013.

The asset purchase agreement included a working capital adjustment pursuant to which the number of shares issuable to FDI would be increased, or decreased, in the event the working capital of FDI exceeded, or was less than, $10,000, respectively, as of the closing. The working capital adjustment was immaterial and was settled in cash.

The asset purchase agreement contained customary representations, warranties and covenants by the parties, including each party’s agreement to indemnify the other against any claims or losses arising from their breach of the asset purchase agreement. FDI and its members have also agreed that for a period of three years following the closing not to engage in the business of providing interactive mobile marketing platforms or services or to solicit the pre-closing clients, vendors or employees of FDI, except in each case on our behalf.

The allocation of the purchase consideration to assets acquired and liabilities assumed was as follows:

Cash	$5,500
Accounts receivable	27,467
Contracts	813,000
Customer relationships	22,000
Developed technology	96,000
Non-compete agreement	124,000
Goodwill	1,535,658
Total assets acquired	2,623,625
Liabilities assumed	(46,219)
Net assets acquired	$2,577,406

The following information presents unaudited pro forma consolidated results of operations for the twelve months ended December 31, 2013 as if the FDI acquisition described above had occurred on January 1, 2013, and the results of operations for the year ended December 31, 2012 as if the FDI acquisition described above had occurred on January 1, 2012. The following unaudited pro forma financial information gives effect to certain adjustments, including the increase in compensation expense related to additional head-count and amortization of acquired intangible assets. The pro forma financial information is not necessarily indicative of the operating results that would have occurred if the acquisition been consummated as of the date indicated, nor are they necessarily indicative of future operating results. The unaudited pro forma financial information is as follows:

	(Unaudited)
	Year ended December 31,
	2013	2012
Total revenues	$4,255,947	$4,427,542
Net loss	$(17,120,236)	$(9,533,541)
Basic and diluted loss per share	$(1.55)	$(0.32)

Sequence (Stampt)

We acquired certain assets of Sequence, LLC (“Sequence”) in May 2013 pursuant to an asset purchase agreement. The assets acquired consisted of all application software, URL’s, websites, trademarks, brands, customers and customer lists. We assumed no liabilities in the transaction.

The purchase consideration totaling $707,750 consisted of: (1) $300,000 in cash; (2) 125,000 shares of our common stock valued based on the closing market price on the acquisition date at $183,750; and (3) twenty-four monthly earn-out payments consisting of 10% of the eligible monthly revenue subsequent to closing, with a fair value of $224,000.

The allocation of the purchase consideration to the assets acquired was as follows:

Merchant relationships	$181,000
Trade name	76,000
Developed technology	71,000
Goodwill	379,750
Total assets acquired	$707,750

Pro forma results of operations are not presented due to the investment test not reaching the level of a significant acquisition.

3. Goodwill and Intangible Assets

Goodwill

The following table presents goodwill and impairment for the years ended December 31, 2013 and 2012:

Goodwill
December 31, 2011	$3,002,070
Acquired	-
Impairment	(742,446)
December 31, 2012	2,259,624
Acquired	1,915,408
Impairment	(1,066,068)
December 31, 2013	$3,108,964

We conducted our annual impairment test of goodwill as of December 31, 2013 and 2012, which resulted in impairment charges of $1,066,068 and $742,446, respectively.

Intangible assets

The following table presents components of identifiable intangible assets for the years ended December 31, 2013 and 2012:

	December 31, 2013				December 31, 2012
	Gross Carrying Amount	Accumulated Amortization and Impairment	Net Carrying Amount	Weighted Average Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization and Impairment	Net Carrying Amount	Weighted Average Useful Life (Years)
Patents and trademarks	$142,000	$(23,902)	$118,098	20.00	$127,000	$(15,381)	$111,619	20.00
Customer contracts	1,069,900	(528,372)	541,528	5.88	256,900	(178,135)	78,765	5.00
Customer and merchant relationships	1,128,583	(1,128,583)	-	4.78	925,583	(896,527)	29,056	3.74
Trade name	199,750	(177,359)	22,391	5.00	123,750	(93,162)	30,588	5.00
Acquired technology	573,550	(391,252)	182,298	4.72	406,550	(213,091)	193,459	4.61
Non-compete agreement	132,083	(61,082)	71,001	2.90	8,083	(7,458)	625	2.16
	$3,245,866	$(2,310,550)	$935,316		$1,720,866	$(1,403,754)	$444,112

During the years ended December 31, 2013 and 2012, we recorded amortization expense related to our intangible assets of $262,626 and $526,998, respectively, which is included in depreciation and amortization in the consolidated statement of operations.

During the years ended December 31, 2013 and 2012, we recorded impairment charges related to our intangible assets of $644,170 and $145,396 respectively.

Expected future intangible asset amortization as of December 31, 2013 is as follows:

Year ending December 31,	Amount
2014	$211,574
2015	217,624
2016	139,692
2017	94,319
2018	88,470
Thereafter	183,636
Total	$935,316

4. Derivative Liabilities

Related to convertible notes payable and underlying warrants

As discussed in Note 5 under Bridge Financing, we previously issued convertible notes payable that provided for the issuance of warrants to purchase our common stock at a future date. The conversion term for the convertible notes was variable based on certain factors. The number of warrants to be issued was based on the future price of our common stock.

As of December 31, 2012 and through June 17, 2013, the number of warrants to be issued was indeterminate. Due to the fact that the number of warrants issuable was indeterminate, the equity environment was tainted. Because the equity environment was tainted, we accounted for the variable maturity conversion feature (“VMCO”) and the additional share issuance feature (“ASID”) contained in the convertible notes payable as derivative liabilities on the issuance date of the convertible notes payable.

On June 17, 2013, we converted all of the outstanding convertible notes payable into shares of our common stock, and issued the warrants underlying the convertible notes payable. At that time, the taint on the equity environment was removed, and the derivative liabilities related to the VMCO and ASID totaling $7,792,657 were reclassified to equity.

Related to private placement shares and warrants

We completed a private placement in September 2011 for the sale of units consisting of shares of common stock and warrants to purchase our common stock. Both the common shares and the warrants contain anti-dilutive, or down round, price protection. We recorded derivative liabilities related to the down round price protection on the common shares and the warrants at the issuance date.

The down round price protection on the common shares expired on August 15, 2012, resulting in a gain of $236,369 during 2012. The derivative liability was reduced to zero and the gain was recorded as a change in the fair market value of the derivative liability. The down round protection for the warrant terminates when the warrant expires or is exercised.

In October 2012, the exercise price of the warrants was reduced from $12.00 per share to $3.00 per share as a result of the price protection guarantee contained in the warrant agreement.

Our derivative liabilities at December 31, 2013 relate to these warrants.

Related to allonges

As discussed in Note 5 under Bridge Financing, all note holders with convertible notes payable maturing in February 2012 extended the maturity date through May 2012. As consideration to the note holders for the extension of the maturity date, we provided allonges which consisted of the accrued interest on each convertible note payable as of January 31, 2012. The allonges were convertible into shares of common stock at the latest financing price. The value of the allonges was recorded as a derivative liability at the issuance date.

In June 2013, the number of common shares issuable under the allonges was determined to be 87,947 and these shares were issued in July 2013.

Related to non-employee warrants

As discussed in Note 8, we previously accounted for warrants issued to non-employees as derivative liabilities. On June 17, 2013, the equity environment was no longer tainted and the value of the derivative liabilities related to the non-employee warrants totaling $176,555 was reclassified to equity.

Summary

The fair values of our derivative liabilities are estimated at the issuance date and are revalued at each subsequent reporting date using a Monte Carlo simulation discussed below.

At December 31, 2013 and 2012, we recorded current derivative liabilities of $106,176 and $3,074,504, respectively, which are detailed by instrument type in the table below.

The net change in fair value of the derivative liabilities for the years ended December 31, 2013 and 2012 was a loss of $3,766,231 and a gain of $359,530, respectively.

The following table presents the derivative liabilities by instrument type as of December 31, 2013 and 2012:

	December 31,
Derivative Value by Instrument Type	2013	2012
Convertible Bridge Notes	$-	$2,850,085
Common Stock and Warrants	106,176	129,378
Non-employee Warrants	-	95,041
	$106,176	$3,074,504

The following table presents details of the Company’s derivative liabilities from December 31, 2011 to December 31, 2013:

Balance December 31, 2011	$1,573,859
Issuances in derivative value due to new security issuances of notes	5,352,404
Issuances in derivative value due to vesting of non-employee warrants	485,700
Issuances in derivative value due to allonges	118,633
Adjustment to derivative liability due to debt repayment	(129,139)
Adjustment to derivative liability due to debt conversion	(3,361,772)
Adjustment to derivative liability due to warrant cancellation	(1,318)
Change in fair market value of derivative liabilities	(963,863)
Balance December 31, 2012	$3,074,504
Issuances in derivative value due to new security issuances of notes	4,614,714
Issuances in derivative value due to vesting of non-employee warrants	26,969
Adjustment to derivative liability due to note repayment	(40,511)
Adjustment to derivative liability due to note conversion into new notes	(3,152,786)
Adjustment to derivative liability due to note conversion into equity	(7,923,875)
Adjustment to derivative liability due to non-employee warrant conversion	(176,555)
Adjustment to derivative liability due to warrant exercises	(55,546)
Change in fair value of derivative liabilities	3,739,262
Balance December 31, 2013	$106,176

An independent valuation expert calculated the fair value of the compound embedded derivatives using a complex, customized Monte Carlo simulation model suitable to value path dependent American options. The model uses the risk neutral methodology adapted to value corporate securities. This model utilized subjective and theoretical assumptions that can materially affect fair values from period to period.

Key inputs and assumptions used in valuing our derivative liabilities are as follows:

For issuances of notes, common stock and warrants:

•	Stock prices on all measurement dates were based on the fair market value
•
Down round protection for dates prior to April 15, 2013 is based on the subsequent issuance of common stock at prices less than $3.00 per share and warrants with exercise prices less than $3.00 per share. Down round protection for dates between April 15, 2013 and June 17, 2013 is based on the subsequent issuance of common stock at prices less than $1.50 per share and warrants with exercise prices less than $1.50 per share. Thereafter, down round protection is based on the subsequent issuance of common stock at prices less than $1.00 per share and warrants with exercise prices less than $1.00 per share

•	The probability of a future equity financing event triggering the down round protection was estimated at 100%
•	Computed volatility ranging from 86.1% to 128.9%
•	Risk free rates ranging from 0.05% to1.41%

For issuances of non-employee warrants through June 17, 2013:

•	Computed volatility of 128.9%
•	Risk free rates ranging from 0.30% to 0.66%
•	Expected life (years) ranging from 2.48 to 3.27

See Note 10 for a discussion of fair value measurements.

5. Bridge Notes, Notes Payable, Accrued Interest and Cash Payment Obligation

Bridge Financing

Summary

Prior to June 2013, we issued 10% Senior Secured Convertible Bridge Notes Payable (“Bridge Notes” or “new Bridge Notes”) to various accredited investors, and then extended the due dates on the majority of the Bridge Notes several times. In June 2013, the outstanding principal of the Bridge Notes totaling $4,984,720 was converted into 4,153,934 shares of our common stock at $1.20 per share within the terms of the agreement; therefore, we did not recognize a gain or loss on this transaction. We no longer have any outstanding Bridge Notes.

The Bridge Notes contained variable maturity dates and additional share issuance obligations and we recorded discounts to the Bridge Notes for the VMCO and ASID. The discounts were amortized to interest expense over the term of the Bridge Notes using the effective interest method. We determined that the VMCO and the ASID represented embedded derivative features, and these were recorded as derivative liabilities. See Note 4.

We capitalized costs associated with the issuance of the Bridge Notes, and amortized these costs to interest expense over the term of the related Bridge Notes using the effective interest method.

The following table summarizes information relative to the outstanding Bridge Notes at December 31, 2013 and 2012:

	December 31,
	2013	2012
Bridge notes payable	$-	$4,342,418
Less unamortized discounts:
VMCO	-	(481,390)
ASID	-	(1,003,359)
Bridge notes payable, net of discounts	$-	$2,857,669

Following is a detailed discussion of the Bridge Notes transactions.

2012

As of January 1, 2012, the principal balance on our outstanding Bridge Notes totaled $1,062,500. The principal balance and accrued interest was due on the earlier of (i) the date we completed a financing transaction for the offer and sale of shares of common stock (including securities convertible into or exercisable for its common stock), in an aggregate amount of no less than 125% of the principal amount (a qualifying financing), and (ii) February 2, 2012. If the Bridge Notes were held to maturity, we would have paid, at the option of the holder: i) in cash or ii) in securities to be issued by us in the qualifying financing at the same price paid by other investors. The Bridge Notes were secured by a first priority lien and security interest in all of our assets.

In January 2012, we issued additional Bridge Notes in the aggregate principal amount of $520,000. These Bridge Notes were due February 2, 2012 and contained the same rights and privileges as the previously issued Bridge Notes.

In March 2012, we repaid Bridge Notes totaling $65,000.

In April 2012, all note holders with Bridge Notes maturing on February 2, 2012 extended the maturity date through May 2, 2012. As consideration to the note holders for the extension of the maturity date, we provided allonges which consisted of the accrued interest for each Bridge Note as of January 31, 2012, which are convertible into shares of our common stock at the latest financing price. The value of the allonges was recorded as a derivative liability. See Note 5.

In March 2012 and April 2012, we issued additional Bridge Notes in the aggregate principal amount of $220,100 with a due date of May 2, 2012. In May 2012, theses notes were cancelled and converted into new Bridge Notes discussed below.

In May and June 2012, we issued to a number of accredited investors our new Bridge Notes in the aggregate principal amount of $4,347,419, consisting of (i) $2,656,250 of new funds and (ii) $1,691,169 of principal amount and accrued interest due under our previously issued Bridge Notes that were cancelled and converted into new Bridge Notes. The new Bridge Notes accrued interest at the rate of 10% per annum.

The principal amount under the new Bridge Notes plus all accrued and unpaid interest was due on the earlier of (i) the date we completed a financing transaction for the offer and sale of shares of common stock (including securities convertible into or exercisable for its common stock), in an aggregate amount of no less than 125% of the principal amount (a qualifying financing), and (ii) October 15, 2012, which date, as described below, was later extended to April 15, 2013. Payments could have been made in cash, or, at the option of the holder of the new Bridge Notes, in securities to be issued by us in the qualifying financing at the same price paid for such securities by other investors. The new Bridge Notes were secured by a first priority lien and security interest in all of our assets.

We also had the obligation to issue to the holders of the new Bridge Notes on the date that is the earlier of the repayment of the new Bridge Notes or the completion of the qualifying financing, at their option:

•
five year warrants to purchase that number of shares of common stock equal to the principal amount plus accrued interest divided by the per share purchase price of the common stock offered and sold in the qualifying financing (the offering price) which warrants were to be exercisable at the offering price and would include cashless exercise provisions commencing eighteen months from the date of issuance of the warrants if there is not at that time an effective registration statement covering the shares of common stock exercisable upon exercise of the warrants, or

•	that number of shares of common stock equal to the product arrived at by multiplying (x) the principal amount plus accrued interest divided by the offering price and (y) 0.33.

We granted piggy-back registration rights with respect to the securities to be issued in connection with the new Bridge Notes.

The new Bridge Notes further provided that in the event of a change of control transaction, the proceeds from such transaction must be used by us to pay to the holders of the new Bridge Notes, pro rata based on the amount of new Bridge Notes owned by each holder, an amount equal to 1.5 times the amount of the aggregate principal amount outstanding under the new Bridge Notes, plus accrued interest due there under, plus all other fees, costs or other charges due there under.

The holders of the new Bridge Notes were also granted the right to appoint two designees to serve as members of our board of directors, which members will also serve as members of the Compensation Committee and the Audit Committee of our board of directors.

We used $184,081 from the proceeds of the sale of the new Bridge Notes to pay off existing principal balances under the Bridge Notes that were not cancelled and converted into the new Bridge Notes.

In October 2012 and continuing thereafter, we entered into amendments with the holders of the new Bridge Notes. Under the terms of the amendments, the holders of new Bridge Notes in the aggregate principal amount of $4,342,419 agreed to extend the maturity date of the new Bridge Notes to April 15, 2013. In consideration of the new Bridge Note holders’ agreement to extend the maturity date, the amendment provides that the holder shall have the option to convert the principal and interest under the new Bridge Note into the securities offered by us in a qualifying equity financing at the lower of (a) the same price paid for such securities by other investors investing in the financing or (b) $3.00 per share (subject to adjustment in the event of a stock split, reclassification or the like). Prior to the amendment, the conversion option under the new Bridge Note entitled the holder to convert the principal and interest under the new Bridge Note into the securities offered by us in a qualifying equity financing at the same price paid for such securities by other investors investing in the financing. The conversion price of $3.00 in (b) above triggered the price protection guarantee contained in the warrants issued in our 2011 private placement, and the exercise price on the warrants changed from $12.00 per share to $3.00 per share. Therefore, the warrants issued in our 2011 private placement were revalued using the new exercise price on the financing date increasing the derivative liability balance with the offset to derivative loss.

In November 2012, we repaid a new Bridge Note totaling $5,000.

2013

In January 2013, we partially repaid a new Bridge Note totaling $21,040.

In March 2013, we issued new Bridge Notes in the aggregate principal amount of $200,000 that contained the same rights and privileges as the previously issued new Bridge Notes.

In April 2013, we issued new Bridge Notes in the aggregate principal amount of $75,000 that contained the same rights and privileges as the previously issued new Bridge Notes.

In April 2013, we repaid a new Bridge Note totaling $36,659.

In April 2013, we issued a new Bridge Note to our Chief Financial Officer (“CFO”) totaling $20,000 that contained the same rights and privileges as the previously issued new Bridge Notes, the due date of which was extended to October 15, 2013.

In May 2013, a majority of the new Bridge Note holders agreed to extend the maturity date of the new Bridge Notes to October 15, 2013 from April 15, 2013. In consideration of the new Bridge Note holders’ agreement to extend the maturity date, the amendment provides that the new Bridge Note holders have the option to convert the principal and accrued interest under the new Bridge Note into the securities offered by us in a qualifying equity financing at the lower of (a) the same price paid for such securities by other investors investing in the financing or (b) $1.50 per share (subject to adjustment in the event of a stock split, reclassification or the like). Prior to the amendment, the conversion option under the new Bridge Notes entitled the new Bridge Note holders to convert the principal and accrued interest under the new Bridge Notes into the securities offered by us in a qualifying equity financing at the lower of (a) the same price paid for such securities by other investors investing in the financing or (b) $3.00 per share (subject to adjustment in the event of a stock split, reclassification or the like).

As a result of this amendment and the additional consideration given, the embedded derivative features in the Bridge Notes were revalued on April 15, 2013 to $4,052,148. We recorded new note discounts and derivative liabilities on April 15, 2013 based on the fair value of the derivative instruments. During the period from April 15, 2013 through June 17, 2013, the entire balance of the note discounts was amortized to interest expense as the conversion on June 17, 2013 triggered the immediate recognition of the full value of the debt discount.

In May 2013, we issued new Bridge Notes in the aggregate principal amount of $387,500 that contained the same rights and privileges as the previously issued and amended new Bridge Notes.

In May 2013, we issued a new Bridge Note to our Chief Executive Officer (“CEO”) totaling $17,500 that contained the same rights and privileges as the previously issued and amended new Bridge Notes.

In June 2013, we completed a qualifying equity financing at $1.20 per share. See Note 6. Pursuant to the terms of the new Bridge Notes, we converted the principal amount of Bridge Notes totaling $4,984,720 into 4,153,934 shares of our common stock at $1.20 per share. Also, in June 2013, we converted accrued interest on the Bridge Notes totaling $369,786 into 308,155 shares of our common stock at $1.20 per share. As both the conversion of the principal and interest amounts was within the terms of the agreement, no gain or loss was recognized as a result of this transaction.

Certain note holders elected to receive cash payment for their accrued interest, and the remaining accrued interest on the Bridge Notes of $95,404 was paid in July 2013.

Discounts recorded related to the Bridge Notes

We recorded discounts to the Bridge Notes for the VMCO and ASID. The discounts were amortized to interest expense over the term of the Bridge Notes using the effective interest method. All of the discounts related to the Bridge Notes were recognized as interest expense in June 2013 in conjunction with the conversion of the Bridge Notes into shares of our common stock.

We determined that the VMCO and the ASID represented embedded derivative features, and these were shown as derivative liabilities on the balance sheet. See Note 4.

The following table presents details of the discounts to our Bridge Notes from December 31, 2011 to December 31, 2013:

	VMCO	ASID	Total
December 31, 2011	$(12,031)	$(47,739)	$(59,770)
Additions	(1,409,797)	(3,942,607)	(5,352,404)
Amortization	940,438	2,986,987	3,927,425
December 31, 2012	(481,390)	(1,003,359)	(1,484,749)
Additions	(1,936,191)	(2,678,523)	(4,614,714)
Amortization	2,417,581	3,681,882	6,099,463
December 31, 2013	$-	$-	$-

During the years ended December 31, 2013 and 2012, we recorded Bridge Note discount amortization to interest expense of $6,099,463 and $3,927,425, respectively.

Deferred financing costs related to the Bridge Notes

We capitalized deferred financing costs and amortized the capitalized amounts to interest expense over the term of the Bridge Notes using the effective interest method.

During the years ended December 31, 2013 and 2012, we recorded deferred financing cost amortization to interest expense of $-0- and $263,255, respectively.

Cherry Family Trust Note

This note was issued on March 1, 2007, for the principal amount of $20,000, interest accrues at the rate of 9% compounded annually, with a maturity date of December 31, 2008. Accrued interest was $16,943 and $13,775 as of December 31, 2013 and 2012, respectively. Currently past due.

Digimark, LLC Notes

As partial consideration for the acquisition of Boomtext in 2011, we issued an unsecured subordinated promissory note in the principal amount of $194,658. The promissory note did not bear interest, was payable in installments (varying in amount) from August 2011 through October 2012, and was subordinated to our obligations under the Bridge Notes discussed above.

We recorded the promissory note at the present value of the payments over the subsequent periods which amounted to $182,460. We amortized the discount using the effective interest method.

As of December 31, 2012, the outstanding balance on the note payable was $100,000, which was paid in June 2013.

Summary of Notes Payable and Accrued Interest

The following table summarizes our notes payable and accrued interest as of December 31, 2013 and 2012:

	Notes Payable		Accrued Interest
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Bridge notes, net, as discussed above	$-	$2,857,669	$-	$261,213

Convertible notes payable, net of discounts	-	2,857,669	-	261,213

Unsecured (as amended) note payable due to our Company’s former Chief Executive Officer, interest accrues at the rate of 9% compounded annually, all amounts due and payable December 31, 2008. Currently past due.	20,000	20,000	16,943	13,775

Note payable due to a trust, interest accrues at the rate of 10% per annum, all amounts due and payable December 31, 2006.	-	51,984	-	24,297

Digimark, LLC subordinated promissory note, net, as discussed above.	-	100,000	-	22,083

Notes payable	20,000	171,984	16,943	60,155

Totals	$20,000	$3,029,653	$16,943	$321,368

Interest Expense

The following table summarizes interest expense for the years ended December 31, 2013 and 2012:

	December 31,
	2013	2012
Amortization of note discounts	$6,134,367	$3,935,108
Amortization of deferred financing costs	-	263,255
Other interest expense	213,819	361,201
	$6,348,186	$4,559,564

6. Common Stock and Equity Payable

Common Stock

2012

We issued 37,500 shares of common stock for consulting services which were valued at $270,000 based on the fair market value on the issuance dates.

We issued 39,241 shares of common stock for late payment penalties pursuant to the Mobivity Acquisition Agreement Amendment #1 to the Secured Subordinated Promissory Note. The shares were valued at $160,468 based on the fair market value on the issuance dates. The share issuances constituted late penalty payments, not principal or interest payments, and were recorded as share-based compensation in general and administrative expense.

We issued 562 shares of common stock in satisfaction of our additional share issuance obligation under the Bridge Notes and allonges. The shares were valued at $1,374 using the Monte Carlo simulations discussed in Note 4.

2013

We issued 247,249 shares of common stock in satisfaction of the Boomtext acquisition earn-out which was valued at $2,210,667. See Equity Payable below.

We issued 1,291,667 shares of common stock as part of the Sequence and FDI purchase prices which were valued at $1,296,060. The shares issued in the acquisitions were valued based on the closing market price on the acquisition dates. See Note 2.

We issued 6,250,000 shares of common stock at $1.20 per share to accredited investors for net proceeds of $6,897,177. Transaction costs netted against the proceeds totaled $602,823. The issuance of these shares constituted a qualified financing, pursuant to which the Bridge Notes and accrued interest totaling $5,354,506 were converted into 4,462,089 shares of common stock, see Note 5. As the conversions of the Bridge Notes and accrued interest were within the terms of the agreement, no gain or loss was recognized in this transaction.

We issued 31,292 shares of common stock, accrued a common stock payable of $7,308 (representing 2,137 shares payable) and a warrant to purchase 8,845 shares of common stock at $1.20 per share for services and recorded share-based compensation of $106,138 in general and administrative expense.

We issued 87,947 shares of common stock in satisfaction of the allonges granted under the Bridge Notes valued at $131,248. See Note 4.

We issued 39,382 shares of common stock and we issued warrants to purchase 25,384 shares of common stock at $1.20 per share in satisfaction of our additional share issuance obligation under the Bridge Notes, and reduced our equity payable by $117,584. See Equity Payable below.

We issued 19,271 shares of common stock in satisfaction of accrued bonuses totaling $37,000 to two of our officers.

We issued 21,171 shares of common stock for the cashless exercise of warrants and recorded a reduction of our derivative liabilities of $55,546.

Equity Payable

We had an earn-out commitment associated with the Boomtext acquisition we completed in 2011 that was due in 2013. The earn-out payment consisted of a number of shares of our common stock equal to (a) 1.5, multiplied by our net revenue from acquired customers and customer prospects for the twelve-month period beginning six months after the closing date, divided by (b) the average of the volume-weighted average trading prices of our common stock for the 25 trading days immediately preceding the earn-out payment (subject to a collar of $8.94 and $12.06 per share).

The final value of the earn-out payment of $2,210,667 was satisfied through the issuance of 247,279 shares of common stock in 2013. At December 31, 2012, the estimated value of the earn-out payment of $2,032,881 was recorded as a current liability.

In 2013, we recorded equity payable of $218,446 related to the additional share issuance obligations under the Bridge Notes. As discussed above under Common Stock and in Note 8 under Warrants Issued in 2013, we satisfied a portion of these obligations in 2013 through the issuance of shares of common stock or warrants to purchase common stock.

7. Stock-based Plans and Stock-based Compensation

Stock-based Plans

We have the 2010 Incentive Stock Option Plan and the 2013 Incentive Stock Option Plan under which we have granted stock options to our directors, officers and employees. At December 31, 2013, 6,085,015 shares were authorized under the plans and 261,716 shares were available for future grant.

We believe that such awards better align the interests of our directors, officers and employees with those of our shareholders. Option awards are generally granted with an exercise price that equals the fair market value of our stock at the date of grant. These option awards generally vest based on four years of continuous service and have five-year or 10-year contractual terms.

The following table summarizes stock option activity under our stock-based plans as of and for the year ended December 31, 2013:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Outstanding at December 31, 2011	268,333	$4.92	5.12		$1,240,000
Granted	113,750	$3.36	4.53
Exercised	-	$-	-
Canceled/forfeited/expired	(56,250)	$3.48	3.15
Outstanding at December 31, 2012	325,833	$4.62	4.44	$
Granted	5,473,705	$1.98
Exercised	-	$-
Canceled/forfeited/expired	(127,097)	$4.06
Outstanding at December 31, 2013	5,672,464	$2.08	9.17		$415,259
Expected to vest at December 31, 2013	2,644,882	$2.21	8.82		$181,501
Exercisable at December 31, 2013	1,021,191	$2.25	8.31		$79,421
Unrecognized expense at December 31, 2013	$3,074,119

The aggregate intrinsic value of options was calculated as the difference between the exercise price of the underlying awards and the quoted price of our common stock. At December 31, 2013, options to purchase 4,513,984 shares of common stock were in-the-money.

The weighted average grant-date fair value of options granted during the years 2013 and 2012 was $1.80 and $0.27, respectively.

On February 1, 2012 the Company granted one employee 1,667 options to purchase shares of Company common stock at the closing price as of February 1, 2012 of $6.96 per share. The options vest 25% on the first anniversary of grant, then equally in monthly installments thereafter, and are exercisable until February 1, 2017. The total estimated value using the Black-Scholes Model, based on a volatility rate of 65% and a call option value of $3.24 was $5,404.

On June 11, 2012 the Company granted 17 employees a total of 25,269 options to purchase shares of Company common stock at the closing price as of June 11, 2012 of $4.14 per share. The options vest 25% and the first anniversary of grant, then equally in 36 monthly installments thereafter, and are exercisable until June 11, 2017. The total estimated value using the Black-Scholes Model, based on a volatility rate of 73.4% and a call option value of $2.14 was $56,206.

On June 11, 2012 the Company granted one employees a total of 33,334 options to purchase shares of Company common stock at the closing price as of June 11, 2012 of $4.14 per share. The options vest 25% on the first anniversary of grant. As to the remaining 75% of the shares (the “Performance Option Shares”), 10% of the Performance Option Shares (or such lower percentage then constituting the remainder of the Performance Option Shares) will vest for each full increment of $150,000 of Qualified Revenue (as defined below). “Qualified Revenue” means revenue from commission-eligible sales (as determined by the Corporation from time to time) actually collected by the Corporation from customers acquired primarily through Optionee’s direct sales efforts since January 1, 2012. The installments shall be cumulative (i.e., this option may be exercised, as to any or all shares covered by an installment, at any time or times after an installment becomes exercisable and until expiration or termination of this option). The options are exercisable until June 11, 2017. The total estimated value using the Black-Scholes Model, based on a volatility rate of 73.4% and a call option value of $2.74 was $91,335.

On August 20, 2012 the Company granted two employees a total of 52,500 options to purchase shares of Company common stock at the closing price as of August 20, 2012 of $2.40 per share. The options vest 25% and the first anniversary of grant, then equally in 36 monthly installments thereafter, and are exercisable until August 20, 2017. The total estimated value using the Black-Scholes Model, based on a volatility rate of 61% and a call option value of $1.06 was $55,671.

On March 11, 2013 the Company granted 7 independent directors a total of 58,338 options to purchase shares of Company common stock at the closing price as of March 11, 2013 of $1.50 per share. The options vest in twelve equal monthly installments following the grant date, and are exercisable until March 11, 2023. The total estimated value using the Black-Scholes Model, based on a volatility rate of 122% and a call option value of $1.26 was $73,763.

On March 11, 2013 the Company granted one employee 4,167 options to purchase shares of Company common stock at the closing price as of March 11, 2013 of $1.50 per share. The options vest 25% on the first anniversary of grant, then equally in 36 monthly installments thereafter, and are exercisable until March 11, 2018. The total estimated value using the Black-Scholes Model, based on a volatility rate of 122% and a call option value of $1.13 was $4,714.

On June 12, 2013 the Company granted one employee 417,326 options to purchase shares of Company common stock at the closing price as of June 12, 2013 of $2.04 per share. The options will vest as follows: (a) 33% of the options will vest at rate of 1/48th per month for the first forty-eight (48) months following the date of grant, (b) another 33% of the options vest when the Company reports $500,000 of EBITDA for an entire fiscal year, and (c) the final 33% of the options will vest when the Company reports $5,000,000 of EBITDA for an entire fiscal year. The options are exercisable until June 12, 2023. The total estimated value using the Black-Scholes Model, based on a volatility rate of 132% and a call option value of $1.84 was $767,879.

On June 17, 2013 the Company granted two employees 2,782,174 options to purchase shares of Company common stock at the closing price as of June 17, 2013 of $1.80 per share. The option will vest as follows: (a) 20% of the shares underlying the option will vest and first become exercisable upon the date of grant; (b) 40% of the shares underlying the option will vest and first become exercisable when the Company realizes $10,000,000 of gross revenue over any fiscal year; and (c) the final 40% of the shares underlying the option will vest and first become exercisable at the rate of 1/48th per month over a 48 month period commencing on grant date, provided that the vesting of the final 40% shall accelerate and become fully vested when the Company realizes $15,000,000 of gross revenue over any fiscal year.. The options are exercisable until June 17, 2023. The total estimated value using the Black-Scholes Model, based on a volatility rate of 132% and a call option value of $1.55 was $4,312,370.

On June 17, 2013 the Company granted two employees 1,669,306 options to purchase shares of Company common stock at the closing price as of June 17, 2013 of $1.80 per share. The options will vest and first become exercisable over a four year period at the rate of 1/48th shares per month commencing on the first month following the date of grant, and are exercisable until June 17, 2023. The total estimated value using the Black-Scholes Model, based on a volatility rate of 132% and a call option value of $1.62 was $2,704,276.

On June 20, 2013 the Company granted 2 independent directors 33,334 options to purchase shares of Company common stock at the closing price as of June 20, 2013 of $2.46 per share. The options will vest and first become exercisable immediately upon the date of grant, and are exercisable until June 20, 2016. The total estimated value using the Black-Scholes Model, based on a volatility rate of 132% and a call option value of $1.43 was $47,668.

On June 20, 2013 the Company granted 6 independent directors 100,002 options to purchase shares of Company common stock at the closing price as of June 20, 2013 of $2.46 per share. The options vest in three equal amounts on each of the next three anniversary dates of this agreement, and are exercisable until June 20, 2023. The total estimated value using the Black-Scholes Model, based on a volatility rate of 132% and a call option value of $2.21 was $221,004.

On July 19, 2013 the Company granted two employees 33,335 options to purchase shares of Company common stock at the closing price as of July 19, 2013 of $4.20 per share. The options vest 25% on the first anniversary of grant, then equally in 36 monthly installments thereafter, and are exercisable until July 19, 2018. The total estimated value using the Black-Scholes Model, based on a volatility rate of 132% and a call option value of $3.78 was $126,006.

On July 26, 2013 the Company granted four employees 27,502 options to purchase shares of Company common stock at the closing price as of July 26, 2013 of $3.90 per share. The options vest 25% on the first anniversary of grant, then equally in 36 monthly installments thereafter, and are exercisable until July 26, 2018. The total estimated value using the Black-Scholes Model, based on a volatility rate of 132% and a call option value of $3.52 was $96,807.

On July 26, 2013 the Company granted one employees 278,218 options to purchase shares of Company common stock at the closing price as of July 26, 2013 of $3.90 per share. Options to purchase 139,109 shares of common stock will vest and first become exercisable over a four year period at the rate of 1/48th shares per month commencing on the first month following the date of grant. Options to purchase the remaining 139,109 shares of common stock will vest and first become exercisable when the Company realizes $20,000,000 of gross revenue over any fiscal year. The options are exercisable until July 26, 2023. The total estimated value using the Black-Scholes Model, based on a volatility rate of 132% and a call option value of $3.52 was $976,545.

On September 13, 2013 the Company granted one employee 58,334 options to purchase shares of Company common stock at the closing price as of September 13, 2013 of $3.36 per share. The options vest 25% on the first anniversary of grant, then equally in 36 monthly installments thereafter, and are exercisable until July 19, 2018. The total estimated value using the Black-Scholes Model, based on a volatility rate of 132% and a call option value of $3.03 was $176,752.

On September 13, 2013 the Company granted 4 independent directors a total of 3,335 options to purchase shares of Company common stock at the closing price as of September 13, 2013 of $3.36 per share. The options vest in twelve equal monthly installments following the grant date, and are exercisable until September 13, 2023. The total estimated value using the Black-Scholes Model, based on a volatility rate of 132% and a call option value of $2.95 was $9,838.

On November 13, 2013 the Company granted one employee 8,334 options to purchase shares of Company common stock at the closing price as of November 13, 2013 of $2.75 per share. The options vest 25% on the first anniversary of grant, then equally in 36 monthly installments thereafter, and are exercisable until November 13, 2018. The total estimated value using the Black-Scholes Model, based on a volatility rate of 132% and a call option value of $2.48 was $20,668.

Stock-based Compensation Expense

The impact on our results of operations of recording stock-based compensation expense for years ended December 31, 2013 and 2012 was as follows:

	Years ended December 31,
	2013	2012

General and administrative	$895,903	$335,160
Sales and marketing	976,341	43,250
Engineering, research, and development	17,972	13,000
	$1,890,216	$391,410

As of December 31, 2013, there was approximately $3,074,119 of unearned stock-based compensation that will be expensed from 2013 through 2017. If there are any modifications or cancellations of the underlying unvested awards, we may be required to accelerate, increase or cancel all or a portion of the remaining unearned stock-based compensation expense. Future unearned stock-based compensation will increase to the extent we grant additional equity awards.

Stock Option Valuation Assumptions

We calculated the fair value of each stock option award on the date of grant using the Black-Scholes option pricing model. The ranges of assumptions were used for the years ended December 31, 2013 and 2012:

	Years ended December 31,
	2013	2012
Risk-free interest rate	0.60% to 1.03%	0.39% to 0.57%
Expected life (years)	3.58 to 5.27	2.86 to 3.58
Dividend yield	0%	0%
Expected volatility	122.0% to 132.0%	61.0% to 73.4%

The risk-free interest rate assumption is based upon published interest rates appropriate for the expected life of our employee stock options.

The expected life of the stock options represents the weighted-average period that the stock options are expected to remain outstanding and was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior as influenced by changes to the terms of its stock-based awards.

The dividend yield assumption is based on our history of not paying dividends and no future expectations of dividend payouts.

The expected volatility in 2013 is based on the historical publicly traded price of our common stock. The expected volatility prior to 2013 is based on the historical volatility of publicly traded surrogates in our peer group.

8. Warrants to Purchase Common Stock

Warrants Issued to Non-Employees

We issued warrants to purchase 150,835 shares of common stock to non-employees in 2010 and 2011. Prior to June 2013, the warrants were accounted for as derivative liabilities because the equity environment was tainted as discussed in Note 4. The equity environment was no longer tainted as of June 2013, and our independent valuation expert calculated the stock-based compensation for these warrants using the Black-Scholes valuation model. The valuation assumptions used are consistent with the valuation information for options above.

We recorded stock-based compensation expense of $40,204 in general and administrative expense and we recorded a gain of $123,946 in change in fair value of derivative liabilities for the year ended December 31, 2013. We recorded a gain of $117,477 in change in fair value of derivative liabilities for the year ended December 31, 2012.

The following table summarizes non-employee warrant activity under our stock-based plans as of and for the year ended December 31, 2013:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2011	150,835	$0.33	5.12
Granted	25,000	$1.16	4.09
Exercised	-	$-	-
Canceled/forfeited/expired	(25,000)	$1.16	4.09
Outstanding at December 31, 2012	150,835	$1.97
Granted	-	$-
Exercised	-	$-
Canceled/forfeited/expired	-	$-
Outstanding at December 31, 2013	150,835	$1.97	1.99
Expected to vest at December 31, 2013	150,835	$1.97	1.99
Warrants exercisable	141,546	$1.95	1.99

Warrants with Price Protection

In 2011, we issued warrants for the purchase of 114,784 shares of common stock at $12.00 per share in connection with a private placement. In 2012, we issued warrants for the purchase of 25,588 shares of common stock at $12.00 per share in connection with the conversion of a portion of our Bridge Notes. These warrants are exercisable for four years from the date of issuance, and contain anti-dilution, or down round, price protection as long as the warrants remain outstanding. The current exercise price of these warrants is $1.20 per share as a result of the price protection guarantee contained in the warrant agreements.

In 2013, we issued 21,171 shares of common stock upon the cashless exercise of warrants to purchase 32,054 shares of common stock.

As of December 31, 2013, warrants with price protection to purchase 108,318 shares of common stock at $1.20 per share are outstanding. Of this amount, warrants to purchase 86,949 shares of common stock expire in 2015 and warrants to purchase 21,369 shares of common stock expire in 2016.

Warrants Issued in 2013

We issued warrants for the purchase of 4,541,612 shares of common stock at $1.20 per share in connection with the conversion of the Bridge Notes into equity. The warrants are exercisable for five years from the date of issuance.

We issued warrants for the purchase of 611,746 shares of common stock at $1.20 per share to placement agents connected with the Bridge Note conversions and equity placements. The warrants are exercisable for five years from the date of issuance.

We issued warrants for the purchase of 25,384 shares of common stock at $1.20 per share to previous note holders in satisfaction of our additional share issuance obligation under the Bridge Notes. The warrants are exercisable for three years from the date of issuance.

We issued warrants for the purchase of 8,845 shares of common stock at $1.20 per share to an individual for services rendered, and recorded stock-based compensation of $16,188 in general and administrative expense.

As of December 31, 2013, we have warrants issued in 2013 to purchase 5,187,587 shares of common stock at $1.20 per share that are outstanding. Of this amount, warrants to purchase 34,229 shares of common stock expire in 2016 and warrants to purchase 5,153,358 shares of common stock expire in 2018.

The following table summarizes warrant activity as of and for the year ended December 31, 2013:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2011	114,784	$0.20	1.42
Granted	25,588	$0.20	1.84
Exercised	-
Canceled/forfeited/expired	-
Outstanding at December 31, 2012	140,372	$0.20	1.50
Granted	5,187,587	$1.20	4.37
Exercised	(32,054)	$0.20
Canceled/forfeited/expired	-
Outstanding at December 31, 2013	5,295,905	$1.18	4.39

9. Income Taxes

For the years ended December 31, 2013 and 2012 the provisions for income taxes were as follows:

	2013	2012
Federal – current	$-	$-
State – current	-	-
Total	$-	$-

Under ASC 740, deferred income tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of our net deferred tax assets and liabilities as of December 31, 2013 and 2012 are as follows:

	2013	2012
Deferred tax assets (liabilities):
Net operating loss carryforwards	$6,283,000	$4,681,000
Stock based compensation	1,735,000	940,000
Accrued compensation	31,000	70,000
Derivative Liability	42,000	634,000
Depreciation and amortization	5,099,000	4,816,000
Other	10,000	12,000
Total deferred tax assets	13,200,000	11,153,000
Valuation allowance for net deferred tax assets	(13,200,000)	(11,153,000)
Total	$-	$-

The Company has provided a valuation allowance against deferred tax assets recorded as of December 31, 2013 and 2012 due to uncertainties regarding the realization of such assets.

The net change in the total valuation allowance for the year ended December 31, 2013 was an increase of approximately $2,047,000. The net change in the total valuation allowance for the year ended December 31, 2012 was an increase of approximately $1,362,000. In assessing the valuation of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. The Company considers projected future taxable income and planning strategies in making this assessment. Based on the level of historical operating results and projections for the taxable income for the future, the Company has determined that it is more likely than not that the deferred tax assets will not be realized. Accordingly, the Company has recorded a valuation allowance to reduce deferred tax assets to zero. There can be no assurance that the Company will ever be able to realize the benefit of some or all of the federal and state loss carryforwards, either due to ongoing operating losses or due to ownership changes, which limit the usefulness of the loss carryforwards.

As of December 31, 2013, the Company has available net operating loss carryforwards of approximately $18,900,000 for federal income tax purposes, which will start to expire in 2026. The net operating loss carryforwards for state purposes are approximately $18,900,000 and will start to expire in 2016.

The difference between the provision for income taxes and income taxes computed using the U.S. federal income tax rate for the years ended December 31, 2013 and 2012 was as follows:

	2013	2012

Computed "expected tax expense	$(5,698,000)	$(2,495,000)
State taxes, net of federal benefit	(300,000)	(155,000)
Other	3,951,000	1,288,000
Change in valuation allowance	2,047,000	1,362,000
Total	$-	$-

The Company has determined that during 2010 it experienced a “change of ownership” as defined by Section 382 of the Internal Revenue Code. As such, utilization of net operating loss carryforwards and credits generated before the 2010 change in ownership will be limited to approximately $207,000 per year until such carryforwards are fully utilized. The pre change net operating loss carryforward was approximately $7,000,000.

The Company files income tax returns in the U.S. federal jurisdiction and California. Because the Company is carrying forward federal and state net operating losses from 2006, the Company is subject to U.S. federal and state income tax examinations by tax authorities for all years since 2006. The Company does not have a liability for any uncertain tax positions. As of December 31, 2013, no accrued interest or penalties are recorded in the financial statements.

10. Fair Value Measurements of Financial Instruments

The following table summarizes our financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2013:

Description	Level 1	Level 2	Level 3	Gains (Losses)
Goodwill (non-recurring)	$-	$-	$3,108,964	$(1,066,068)
Intangibles, net (non-recurring)	$-	$-	$935,316	$(644,170)
Derivative liabilities (recurring)	$-	$-	$106,176	$(3,766,231)
Earn-out payable (recurring)	$-	$-	$59,000	$165,000

The following table summarizes our financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2012:

Description	Level 1	Level 2	Level 3	Gains (Losses)
Goodwill (non-recurring)	$-	$-	$2,259,624	$(742,446)
Intangibles, net (non-recurring)	$-	$-	$444,112	$(145,396)
Derivative liabilities (recurring)	$-	$-	$3,074,504	$359,530
Earn-out payable (recurring)	$-	$-	$2,032,881	$625,357

The Company recorded goodwill, intangible assets and an earn-out payable as a result its business combinations, and these assets were valued with the assistance of a valuation consultant and consisted of Level 3 valuation techniques.

The Company recorded derivative liabilities as a result of: (i) the variable maturity conversion feature in its convertible notes payable; (ii) the additional security issuance feature in its convertible notes payable notes, common stock and warrants; and (iii) warrants issued to non-employees that were treated as derivative liabilities. These liabilities were valued with the assistance of a valuation consultant using a Monte-Carlo simulation model. The assumptions used in the Monte-Carlo simulation used to value the derivative liabilities involve expected volatility in the Company’s common stock, estimated probabilities related to the occurrence of a future financing, and interest rates. As all the assumptions employed to measure these liabilities are based on management’s judgment using internal and external data, this fair value determination is classified in Level 3 of the valuation hierarchy.

The Company’s financial instruments consist of cash, accounts receivable, accounts payable, accrued liabilities and a note payable. The estimated fair value of cash, accounts receivable, accounts payable and accrued liabilities approximate their carrying amounts due to the short-term nature of these instruments. The carrying value of note payable also approximates fair value because its terms are similar to those in the lending market for comparable loans with comparable risks. None of these instruments are held for trading purposes.

11. Commitments and Contingencies

Litigation

As of the date of this report, there are no pending legal proceedings to which we or our properties are subject, except for routine litigation incurred in the normal course of business.

Operating Lease

The Company has a lease agreement for 6,730 square feet, as amended, for its office facilities in Chandler, AZ through December 2015. Monthly rental payments, excluding common area maintenance charges, are $11,958 in 2014 and $12,357 in 2015. The Company has month-to-month lease agreements for its office facilities in San Diego, CA and North Huron, MI.

The minimum lease payments for the Chandler, AZ facilities that are required over the next five years are shown below.

Minimum Lease Payments
2014	$143,492
2015	148,281
2016	-
2017	-
2018	-
Thereafter	-
$291,773

Rent expense for was $166,802 and $179,179 for the years ended December 31, 2013 and 2012.

12. Employee Benefit Plan

The Company has an employee savings plan (the “Plan”) pursuant to Section 401(k) of the Internal Revenue Code (the “Code”), covering all of its employees. Participants in the Plan may contribute a percentage of compensation, but not in excess of the maximum allowed under the Code. The Company may make contributions at the discretion of its Board of Directors. During the years ended December 31, 2013 and 2012, the Company made no contributions to the Plan.

13. Related Party Transactions

Prior to our reverse merger on November 2, 2010, Optimal Payments Corporation converted $570,534 of debt into $370,534 worth of Mobivity Inc. common stock and $200,000 of prepaid services to be rendered by Mobivity. A member of our Board of Directors was President of Sterling Card Solutions, which has a minority ownership position in Optimal Payments Corporation. This director subsequently resigned from the Board in July 2013. We recognized deferred revenue from this related party during the years ended December 31, 2013 and 2012 totaling $-0- and $164,738, respectively. Optimal Payments Corporation ceased being a related party in June 2013. As of December 31, 2012, deferred revenue from this related party totaled $35,262.

Timothy Schatz

On August 1, 2012, we entered into an employment agreement with Timothy Schatz. Under the terms of the agreement, Mr. Schatz will serve as our Chief Financial Officer for an initial term of three years from August 1, 2012 (the “Effective Date”). Unless terminated no less than 90 days prior to the expiration date by either party, the agreement is renewed automatically for successive one year periods. Under the agreement, Mr. Schatz is paid a base annual salary of $160,000 and was also granted 225,000 stock options. The base salary is subject to an annual increase at the sole discretion our board of directors. The board may further award him, at its sole discretion, an annual bonus of up to 30% of his base salary and grant additional stock options.

If the agreement is terminated by us without cause (as defined in the agreement) or the we notify Mr. Schatz that we will not renew the agreement, we will be required to pay him a severance payment equal to three months of his base salary payable in regular intervals following such termination or expiration of the agreement.

The agreement includes non-compete, non-solicitation, intellectual property assignment and confidentiality provisions that are customary in our industry.

In April 2013, we issued a new Bridge Note to our CFO totaling $20,000 that contains the same rights and privileges as the previously issued new Bridge Notes, the due date of which was extended to October 15, 2013. The note and accrued interest were converted into 16,918 shares of common stock and he received five-year warrants to purchase 16,918 shares of common stock exercisable at $1.20 per share.

In May 2013, we issued a new Bridge Note to our CEO totaling $17,500 that contains the same rights and privileges as the previously issued and amended new Bridge Notes. The note and accrued interest were converted into 14,708 shares of common stock and he received five-year warrants to purchase 14,708 shares of common stock exercisable at $1.20 per share.

On June 17, 2013 the Company issued to Dennis Becker an option to purchase 1,251,979 shares of Company common stock. The exercise price of the option is $1.80, the fair market value on date of grant. The options will vest and first become exercisable over a four year period at the rate of 1/48th shares per month commencing on the first month following the date of grant. On June 17, 2013 the Company issued to Timothy Schatz an option to purchase 417,326 shares of Company common stock. The exercise price of the option is $1.80, the fair market value on date of grant. The options will vest and first become exercisable over a four year period at the rate of 1/48th shares per month commencing on the first month following the date of grant.

14. Subsequent Events

Smart Receipt Acquisition

On March 12, 2014, Mobivity Holdings Corp., a Nevada corporation (the Company”), entered into an Asset Purchase Agreement (“Asset Purchase Agreement”) with SmartReceipt, Inc., a Delaware corporation (“SmartReceipt”). The closing of the transactions under the Asset Purchase Agreement took place on March 12, 2014. Pursuant to the Asset Purchase Agreement, the Company acquired all of the assets of SmartReceipt in exchange for:

•	the Company’s payment at closing of $2.212 million of cash, net of a $150,000 loan made by the Company to SmartReceipt in January 2014;

•	the Company’s issuance of 504,884 shares of its $0.001 par value common stock; and

•
The Company’s earn-out payment of 200% of the “eligible revenue” of the Company over the 12 month period following the close of the transaction (“earn-out period”). The “eligible revenue” will consist of: 100% of Company revenue derived during the earn out period from the sale of SmartReceipt products and services to certain SmartReceipt clients as of the close (the “designated SmartReceipt clients”); plus 50% of Company revenue derived during the earn out period from the sale of Company products and services to the designated SmartReceipt clients, plus 50% of the Company revenue derived during the earn out period from the sale of SmartReceipt products and services to Company clients who are not designated SmartReceipt clients. The earn-out payment will be payable in common shares of the Company (valued at the Closing VWAP) no later than the 90th day following the end of the earn-out period. For purposes of the foregoing, the “Closing VWAP” means the volume weighted average trading price of the Company’s common stock for the 90 trading days preceding the initial close of the transactions under the Asset Purchase Agreement.

Pursuant to the Asset Purchase Agreement, SmartReceipt has agreed that 50% of the shares issuable to SmartReceipt or its shareholders at the initial closing will be held back by the Company for a period of 12 months and will be subject to cancellation based on indemnification claims of the Company.

Securities Purchase Agreement

On March 10, 2014, the Company entered into a Securities Purchase Agreement and a Registration Rights Agreement with certain accredited investors in connection with a proposed private placement of up to 6,000,000 units of the Company’s securities at a price of $1.00 per unit for the gross proceeds of up to $6,000,000. Each unit consists of one share of the Company’s common stock and a common stock purchase warrant to purchase one-quarter share of the Company’s common stock, over a five year period, at an exercise price of $1.20 per share. The Securities Purchase Agreement includes customary representations, warranties, and covenants by the investors and the Company, and an indemnity from the Company. Pursuant to the terms of the Registration Rights Agreement, the Company agreed to cause a resale registration statement covering the common shares made part of the units to be filed by May 15, 2014. The Registration Rights Agreement also provides that the Company must make certain payments as liquidated damages to the investors if it fails to timely file the registration statement and cause it to become effective. The units were issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder. Emerging Growth Equities, Ltd. (“EGE”) acted as placement agent for the private placement and received $345,835 in commissions from the Company. In addition, for its services as placement agent, the Company issued to EGE warrants to purchase an aggregate of 345,835 units, as defined above, exercisable for a period of five years from the closing date, at an exercise price of $1.00 per unit.

An initial closing of the units was completed on March 12, 2014. As of March 28, 2014, the Company has sold 5,413,000 units for the gross proceeds of $5,413,000.

SUPPLEMENTAL INFORMATION – Unaudited Pro Forma Consolidated Statements of Operations

Pro Forma Results of Operations for the Year Ended December 31, 2013
Mobivity Holdings Corp.
Consolidated Statements of Operations
(Unaudited)

	Mobivity	FDI	Pro forma adjustments	Pro forma combined
Revenues
Revenues	$4,093,667	$162,280	$-	$4,255,947
Cost of revenues	1,122,037	54,371	-	1,176,408
Gross margin	2,971,630	107,909	-	3,079,539

Operating expenses
General and administrative	3,416,850	71,720	-	3,488,570
Sales and marketing	3,469,383	4,888	229,258 (b)	3,703,529
Engineering, research, and development	824,653	87,994	-	912,647
Depreciation and amortization	270,579	-	68,469 (c)	339,048
Goodwill impairment	1,066,068	-	-	1,066,068
Intangible asset impairment	644,170	-	-	644,170
Total operating expenses	9,691,703	164,602	297,727	10,154,032

Loss from operations	(6,720,073)	(56,693)	(297,727)	(7,074,493)

Other income/(expense)
Interest income	747	-	-	747
Interest expense	(6,348,186)	(6,785)	-	(6,354,971)
Change in fair value of derivative liabilities	(3,766,231)	-	-	(3,766,231)
Gain on debt extinguishment	103,177	-	-	103,177
Gain (loss) on adjustment in contingent consideration	(28,465)	-	-	(28,465)
Total other income/(expense)	(10,038,958)	(6,785)	-	(10,045,743)

Loss before income taxes	(16,759,031)	(63,478)	(297,727)	(17,120,236)

Income tax expense	-	-	-	-

Net loss	$(16,759,031)	$(63,478)	$(297,727)	$(17,120,236)

Net loss per share - basic and diluted	$(1.58)			$(1.55)

Weighted average number of shares during the period - basic and diluted	10,612,007			11,059,496

Pro Forma Results of Operations for the Year ended December 31, 2012

	Mobivity	FDI	Pro forma adjustments		Pro forma combined
Revenues
Revenues	$4,079,745	$347,797	$-		$4,427,542
Cost of revenues	1,300,325	183,819	-		1,484,144
Gross margin	2,779,420	163,978	-		2,943,398

Operating expenses
General and administrative	2,984,531	155,568	-		3,140,099
Sales and marketing	1,562,520	45,292	1,541,050	(b)	3,148,862
Engineering, research, and development	562,459	199,953	-		762,412
Depreciation and amortization	549,151	-	178,509	(c)	727,660
Goodwill impairment	742,446	-	-		742,446
Intangible asset impairment	145,396	-	-		145,396
Total operating expenses	6,546,503	400,813	1,719,559		8,666,875

Loss from operations	(3,767,083)	(236,835)	(1,719,559)		(5,723,477)

Other income/(expense)
Interest income	2,833	-	-		2,833
Interest expense	(4,559,564)	(4,105)	(234,115)		(4,797,784)
Change in fair value of derivative liabilities	359,530	-	-		359,530
Gain on adjustment in contingent consideration	625,357	-	-		625,357
Total other income/(expense)	(3,571,844)	(4,105)	(234,115)		(3,810,064)

Loss before income taxes	(7,338,927)	(240,940)	(1,953,674)		(9,533,541)

Income tax expense	-	-	-		-

Net loss	$(7,338,927)	$(240,940)	$(1,953,674)		$(9,533,541)

Net loss per share - basic and diluted	$(0.32)				$(0.32)

Weighted average number of shares during the period - basic and diluted	23,069,669				30,069,669

Pro Forma Adjustments

The following pro forma adjustments are based upon the value of the tangible and intangible assets acquired as determined by an independent valuation firm.

(a)	Represents interest expense and note discount amortization for notes payable issued in conjunction with the transaction.
(b)	Represents salary, bonus and stock based compensation (year ended December 31, 2012) for headcount added in conjunction with the transaction.
(c)	Represents amortization of intangible assets for the period.

Mobivity Holdings Corp.
Consolidated Balance Sheets

	March 31, 2014 (Unaudited)	December 31, 2013 (Audited)
ASSETS
Current assets
Cash	$3,984,032	$2,572,685
Accounts receivable, net of allowance for doubtful accounts of $108,067 and $65,975, respectively	441,698	280,667
Other current assets	128,895	140,114
Total current assets	4,554,625	2,993,466

Goodwill	5,999,765	3,108,964
Intangible assets, net	3,315,083	935,316
Other assets	90,938	63,944
TOTAL ASSETS	$13,960,411	$7,101,690

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$671,209	$543,648
Accrued interest	17,769	16,943
Accrued and deferred personnel compensation	195,316	191,041
Deferred revenue and customer deposits	311,121	136,523
Notes payable	20,000	20,000
Derivative liabilities	76,097	106,176
Other current liabilities	154,446	36,372
Earn-out payable	2,321,767	34,755
Total current liabilities	3,767,725	1,085,458

Non-current liabilities
Earn-out payable	10,233	24,245
Total non-current liabilities	10,233	24,245
Total liabilities	3,777,958	1,109,703

Commitments and Contingencies (See Note 9)

Stockholders' equity (deficit)
Common stock, $0.001 par value; 50,000,000 shares authorized; 22,237,762 and 16,319,878 shares issued and outstanding	22,238	16,320
Equity payable	108,170	108,170
Additional paid-in capital	60,400,993	54,452,697
Accumulated deficit	(50,348,948)	(48,585,200)
Total stockholders' equity (deficit)	10,182,453	5,991,987
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$13,960,411	$7,101,690

See accompanying notes to condensed consolidated financial statements (unaudited).

Mobivity Holdings Corp.
Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31,
	2014	2013
Revenues
Revenues	$903,215	$1,027,993
Cost of revenues	260,893	284,622
Gross margin	642,322	743,371

Operating expenses
General and administrative	1,129,953	532,628
Sales and marketing	941,085	362,896
Engineering, research, and development	297,933	94,055
Depreciation and amortization	68,083	33,813
Total operating expenses	2,437,054	1,023,393

Loss from operations	(1,794,732)	(280,022)

Other income/(expense)
Interest income	1,731	3
Interest expense	(826)	(1,447,359)
Change in fair value of derivative liabilities	30,079	(1,001,550)
Gain (loss) on adjustment in contingent consideration	-	305,712
Total other income/(expense)	(30,984)	(2,143,194)
Loss before income taxes	(1,763,748)	(2,423,215)
Income tax expense	-	-
Net loss	$(1,763,748)	$(2,423,215)

Net loss per share - basic and diluted	$(0.10)	$(0.63)

Weighted average number of shares during the period - basic and diluted	17,490,954	3,869,247

See accompanying notes to condensed consolidated financial statements (unaudited).

Mobivity Holdings Corp.
Consolidated Statement of Stockholders' Equity (Deficit)

	Common Stock		Equity	Additional Paid-in	Accumulated	Total Stockholders' Equity
	Shares	Dollars	Payable	Capital	Deficit	(Deficit)
Balance, December 31, 2013	16,319,878	$16,320	$108,170	$54,452,697	$(48,585,200)	$5,991,987
Issuance of common stock for financing, net of transaction costs of $448,635	5,413,000	5,413		4,958,945		4,964,358
Issuance of common stock for acquisition	504,884	505		672,000		672,505
Stock based compensation				317,351		317,351
Net loss					(1,763,748)	(1,763,748)
Balance, March 31, 2014	22,237,762	$22,238	$108,170	$60,400,993	$(50,348,948)	$10,182,453

See accompanying notes to condensed consolidated financial statements (unaudited).

Mobivity Holdings Corp.
Consolidated Statements of Cash Flows (Unaudited)

	Three months ended
	March 31,
OPERATING ACTIVITIES	2014	2013
Net loss	$(1,763,748)	$(2,423,215)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Bad debt expense	3,983	(12,772)
Stock-based compensation	317,351	93,502
Depreciation and amortization expense	68,084	33,813
Gain (Loss) on adjustment in contingent consideration	-	(305,712)
Change in fair value of derivative liabilities	(30,079)	1,001,550
Amortization of note discounts	-	1,334,729
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(3,351)	216,165
Other current assets	11,219	(59,225)
Accounts payable	127,561	93,165
Accrued interest	826	108,031
Accrued and deferred personnel compensation	4,275	(24,605)
Deferred revenue and customer deposits	(16,962)	5,323
Other liabilities	118,074	(260)
Net cash used in operating activities	(1,162,767)	60,489

INVESTING ACTIVITIES
Purchases of equipment	(22,225)	-
Acquisitions	(2,368,019)	(195,630)
Net cash used in investing activities	(2,390,244)	(195,630)

FINANCING ACTIVITIES
Proceeds from issuance of notes payable, net of finance offering costs	-	200,000
Payments on notes payable	-	(21,040)
Proceeds from issuance of common stock, net of issuance costs	4,964,358	-
Net cash provided by financing activities	4,964,358	178,960

Net change in cash	1,411,347	43,819
Cash at beginning of period	2,572,685	363
Cash at end of period	$3,984,032	$44,182

Supplemental disclosures:
Cash paid during period for
Interest	$-	$3,960
Non-cash investing and financing activities:
Note discount	$-	$133,725
Adjustment to derivative liability due to note repayment	$-	$15,406
Earn out payable for acquisitions	$2,273,000	$-
Common stock payable recorded for earn out payment related to the Boomtext acquisition	$-	$1,711,490
Issuance of common stock for acquisitions	$672,505	$-
Settlement of working capital asset related to the Boomtext acquisition	$-	$153,317

See accompanying notes to condensed consolidated financial statements (unaudited).

Mobivity Holdings Corp.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1. Nature of Operations and Basis of Presentation

Mobivity Holdings Corp. (“Mobivity,” “we” or “us” or “the Company”) is in the business of developing and operating proprietary platforms over which resellers, brands and enterprises can conduct localized mobile marketing campaigns. Our proprietary platforms allow resellers, brands and enterprises to market their products and services to consumers through text messages sent directly to the consumers’ mobile phones, mobile smartphone applications, or other solutions driven from consumers’ mobile phones. We generate revenue by charging the resellers, brands and enterprises a per-message transactional fee, or through fixed or variable software licensing fees.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 8-03 of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and disclosures required by GAAP for annual financial statements. The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 31, 2014.

In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of our condensed consolidated financial statements as of March 31, 2014, and for the three months ended March 31, 2014 and 2013. The results of operations for the three months ended March 31, 2014 are not necessarily indicative of the operating results for the full year ending December 31, 2014.

On November 12, 2013, we filed an amendment to our articles of incorporation on file with the Nevada Secretary of State for purposes of (i) effecting a reverse split of the issued and outstanding shares of our common stock at a ratio of one share for every six shares outstanding prior to November 12, 2013 and (ii) decreasing the authorized shares of its common stock to 50,000,000 shares. The reverse stock split was effective as of November 12, 2013. The reverse stock split effected a proportional decrease in the number of shares of common stock issuable upon the exercise of our stock options and warrants outstanding immediately prior to the effective date of the reverse stock split, with a proportional increase in the exercise price. No fractional shares were issued as a result of the reverse stock split. In lieu of issuing fractional shares, we rounded all fractional interests resulting from the split up to the nearest whole number. All historical share information contained in this Quarterly Report on Form 10-Q gives effect to the reverse stock split.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates used are those related to stock-based compensation, the valuation of the derivative liabilities, asset impairments, the valuation and useful lives of depreciable tangible and certain intangible assets, the fair value of common stock used in acquisitions of businesses, the fair value of assets and liabilities acquired in acquisitions of businesses, and the valuation allowance of deferred tax assets. Management believes that these estimates are reasonable; however, actual results may differ from these estimates.

Derivative Financial Instruments

We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

We review the terms of the common stock, warrants and convertible debt we issue to determine whether there are embedded derivative instruments, including embedded conversion options, which are required to be bifurcated and accounted for separately as derivative financial instruments. In circumstances where the host instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

Bifurcated embedded derivatives are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the equity or convertible debt instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds received are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value.

The fair values of the derivatives are estimated using a Monte Carlo simulation model. The model utilizes a series of inputs and assumptions to arrive at a fair value at the date of inception and each reporting period. Some of the key assumptions include the likelihood of future financing, stock price volatility, and discount rates.

Revenue Recognition and Concentrations

Our “C4” Mobile Marketing and Customer Relationship Management (CRM) and Txtstation Control Center platforms are hosted solutions. We generate revenue from licensing our software to clients in our software as a service (SaaS) model, per-message and per-minute transactional fees, and customized professional services. We recognize license fees over the period of the contract, service fees as the services are performed, and per-message or per-minute transaction revenue when the transaction takes place. We recognize revenue at the time that the services are rendered, the selling price is fixed, and collection is reasonably assured, provided no significant obligations remain. We consider authoritative guidance on multiple deliverables in determining whether each deliverable represents a separate unit of accounting. As for the Mobivity and Boomtext platforms, which are both hosted solutions, revenue is principally derived from subscription fees from customers. The subscription fee is billed on a month to month basis with no contractual term and is collected by credit card for Mobivity and collected by cash and credit card for Boomtext. Revenue is recognized at the time that the services are rendered and the selling price is fixed with a set range of plans. For our SmartReceipt platform, which is a hosted solution, revenue is principally derived from subscription fees from customers. The subscription fee is billed on a month to month basis with primarily no contractual term and is collected by cash. Cash received in advance of the performance of services is recorded as deferred revenue.

We generate revenue from the Stampt App through customer agreements with business owners. Revenue is principally derived from monthly subscription fees which provide a license for unlimited use of the Stampt App by the business owners and their customers. The subscription fee is billed each month to the business owner. Revenue is recognized monthly as the subscription revenues are billed. There are no per-minute or transaction fees associated with the Stampt App.

During the three months ended March 31, 2014 and 2013, one customer accounted for 16% and 29%, respectively, of our revenues.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. We are required to record all components of comprehensive income (loss) in the consolidated financial statements in the period in which they are recognized. Net income (loss) and other comprehensive income (loss), including foreign currency translation adjustments and unrealized gains and losses on investments, are reported, net of their related tax effect, to arrive at comprehensive income (loss). For the three months ended March 31, 2014 and 2013, the comprehensive loss was equal to the net loss.

Net Loss Per Common Share

Basic net loss per share excludes any dilutive effects of options, shares subject to repurchase and warrants. Diluted net loss per share includes the impact of potentially dilutive securities. During the three month ended March 31, 2014 and 2013, we had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share, as their effect would have been anti-dilutive.

Reclassifications

Certain amounts from prior periods have been reclassified to conform to the current period presentation.

Recent Accounting Pronouncements

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future financial statements. The following are a summary of recent accounting developments.

In July 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2013-11: Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The new guidance requires that unrecognized tax benefits be presented on a net basis with the deferred tax assets for such carryforwards. This new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2013. We do not expect the adoption of the new provisions to have a material impact on our financial condition or results of operations.

In February 2013, FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to improve the transparency of reporting these reclassifications. Other comprehensive income includes gains and losses that are initially excluded from net income for an accounting period. Those gains and losses are later reclassified out of accumulated other comprehensive income into net income. The amendments in the ASU do not change the current requirements for reporting net income or other comprehensive income in financial statements. All of the information that this ASU requires already is required to be disclosed elsewhere in the financial statements under U.S. GAAP. The new amendments will require an organization to:

-
Present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income - but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period; and

-
Cross-reference to other disclosures currently required under U.S. GAAP for other reclassification items (that are not required under U.S. GAAP) to be reclassified directly to net income in their entirety in the same reporting period. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g., inventory for pension-related amounts) instead of directly to income or expense.

The amendments apply to all public and private companies that report items of other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual).

The amendments apply to all public and private companies that report items of other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual). The amendments are effective for reporting periods beginning after December 15, 2012, for public companies. Early adoption is permitted. The adoption of ASU No. 2013-02 did not have a material impact on our financial position or results of operations.

In January 2013, the FASB issued ASU No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, which clarifies which instruments and transactions are subject to the offsetting disclosure requirements originally established by ASU 2011-11. The new ASU addresses preparer concerns that the scope of the disclosure requirements under ASU 2011-11 was overly broad and imposed unintended costs that were not commensurate with estimated benefits to financial statement users. In choosing to narrow the scope of the offsetting disclosures, the Board determined that it could make them more operable and cost effective for preparers while still giving financial statement users sufficient information to analyze the most significant presentation differences between financial statements prepared in accordance with U.S. GAAP and those prepared under IFRSs. Like ASU 2011-11, the amendments in this update will be effective for fiscal periods beginning on, or after January 1, 2013. The adoption of ASU 2013-01 did not have a material impact on our financial position or results of operations.

In October 2012, the FASB issued ASU 2012-04, “Technical Corrections and Improvements” in Accounting Standards Update No. 2012-04. The amendments in this update cover a wide range of Topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 is not expected to have a material impact on our financial position or results of operations.

In August 2012, the FASB issued ASU 2012-03, “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)” in Accounting Standards Update No. 2012-03. This update amends various SEC paragraphs pursuant to the issuance of SAB No. 114. The adoption of ASU 2012-03 is not expected to have a material impact on our financial position or results of operations.

In July 2012, the FASB issued ASU 2012-02, "Testing Indefinite-Lived Intangible Assets for Impairment" in Accounting Standards Update No. 2012-02. ASU 2012-2 allows entities to use a qualitative approach to test indefinite-lived intangible assets for impairment. ASU No. 2012-02 permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed quantitative impairment test. Otherwise, the quantitative impairment test is not required. ASU No. 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The adoption of the provisions of ASU No. 2012-02 will not have a material impact on the Company's financial position or results of operations.

3. Acquisitions

SmartReceipt Acquisition

On March 12, 2014, the Company, entered into an Asset Purchase Agreement (“Asset Purchase Agreement”) with SmartReceipt, Inc., a Delaware corporation (“SmartReceipt”). The closing of the transactions under the Asset Purchase Agreement took place on March 12, 2014. Pursuant to the Asset Purchase Agreement, the Company acquired all of the assets of SmartReceipt in exchange for:

●	the Company’s payment at closing of $2.212 million of cash, net of a $150,000 loan made by the Company to SmartReceipt in January 2014;

●	the Company’s issuance of 504,884 shares of its $0.001 par value common stock; and

●
The Company’s earn-out payment of 200% of the “eligible revenue” of the Company over the 12 month period following the close of the transaction (“earn-out period”). The “eligible revenue” will consist of: 100% of Company revenue derived during the earn out period from the sale of SmartReceipt products and services to certain SmartReceipt clients as of the close (the “designated SmartReceipt clients”); plus 50% of Company revenue derived during the earn out period from the sale of Company products and services to the designated SmartReceipt clients, plus 50% of the Company revenue derived during the earn out period from the sale of SmartReceipt products and services to Company clients who are not designated SmartReceipt clients. The earn-out payment will be payable in common shares of the Company (valued at the Closing VWAP) no later than the 90th day following the end of the earn-out period. For purposes of the foregoing, the “Closing VWAP” means the volume weighted average trading price of the Company’s common stock for the 90 trading days preceding the initial close of the transactions under the Asset Purchase Agreement.

Pursuant to the Asset Purchase Agreement, SmartReceipt has agreed that 50% of the shares issuable to SmartReceipt or its shareholders at the initial closing will be held back by the Company for a period of 12 months and will be subject to cancellation based on indemnification claims of the Company.

The allocation of the purchase price to assets and liabilities based upon fair value determinations was as follows:

Accounts receivable, net	$161,664
Other assets	6,620
Customer relationships	2,010,000
Developed technology	260,000
Trade name	176,000
Goodwill	2,890,801
Total assets acquired	5,505,085
Liabilities assumed	(191,561)
Net assets acquired	$5,313,524

The purchase price consists of the following:

Cash	$2,368,019
Earn Out	2,273,000
Common stock	672,505
Total purchase price	$5,313,524

The following information presents unaudited pro forma consolidated results of operations for the three months ended March 31, 2014 as if the SmartReceipt acquisition described above had occurred on January 1, 2014. The following unaudited pro forma financial information gives effect to certain adjustments, including the increase in stock based compensation expense that had not been valued prior to acquisition. The pro forma financial information is not necessarily indicative of the operating results that would have occurred if the acquisition been consummated as of the date indicated, nor are they necessarily indicative of future operating results.

Mobivity Holdings Corp.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the quarter ended March 31, 2014

	Mobivity	SR	Pro forma adjustments	Pro forma combined
Revenues
Revenues	$903,215	$214,139	$-	$1,117,354
Cost of revenues	260,893	54,410	-	315,303
Gross margin	642,322	159,729	-	802,051

Operating expenses
General and administrative	1,129,953	231,084	4,230 (a)	1,365,267
Sales and marketing	941,085	60,077	-	1,001,162
Engineering, research, and development	297,933	139,649	-	437,582
Depreciation and amortization	68,083	403	-	68,486
Total operating expenses	2,437,054	431,213	4,230	2,872,497

Loss from operations	(1,794,732)	(271,484)	(4,230)	(2,070,446)

Other income/(expense)
Interest income	1,731	-	-	1,731
Interest expense	(826)	-	-	(826)
Change in fair value of derivative liabilities	30,079	-	-	30,079
Gain on adjustment in contingent consideration	-	-	-	-
Total other income/(expense)	30,984	-	-	30,984

Loss before income taxes	(1,763,748)	(271,484)	(4,230)	(2,039,462)

Income tax expense	-	-	-	-

Net loss	$(1,763,748)	$(271,484)	$(4,230)	$(2,039,462)

Net loss per share - basic and diluted	$(0.10)			$(0.12)

Weighted average number of shares
during the period - basic and diluted	17,490,954			17,384,367

Pro Forma Adjustments

The following pro forma adjustments are based upon the value of the tangible and intangible assets acquired as determined by an independent valuation firm.

(a)	Represents stock based compensation in conjunction with the transaction.

The following information presents unaudited pro forma consolidated results of operations for the year ended December 31, 2013 as if the SmartReceipt acquisition described above had occurred on January 1, 2013. The following unaudited pro forma financial information gives effect to certain adjustments, including the increase in stock based compensation expense that had not been valued prior to acquisition. The pro forma financial information is not necessarily indicative of the operating results that would have occurred if the acquisition been consummated as of the date indicated, nor are they necessarily indicative of future operating results.

Mobivity Holdings Corp.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the year ended December 31, 2013

	Mobivity	SR	Pro forma adjustments	Pro forma combined
Revenues
Revenues	$4,093,667	$832,960	$-	$4,926,627
Cost of revenues	1,122,037	74,011	-	1,196,048
Gross margin	2,971,630	758,949	-	3,730,579

Operating expenses
General and administrative	3,416,850	211,515	-	3,638,365
Sales and marketing	3,469,383	474,674	-	3,944,057
Engineering, research, and development	824,653	886,059	-	1,710,712
Depreciation and amortization	270,579	4,902	-	275,481
Goodwill impairment	1,066,068	-	-	1,066,068
Intangible asset impairment	644,170	-	-	644,170
Total operating expenses	9,691,703	1,587,150	-	11,278,853
Loss from operations	(6,720,073)	(828,201)	-	(7,548,274)

Other income/(expense)
Interest income	747	-	-	747
Interest expense	(6,348,186)	(797,240)	-	(7,145,426)
Change in fair value of derivative liabilities	(3,766,231)	235,690	-	(3,530,541)
Gain on Debt Extinguishment	103,177	-	-	103,177
Gain on adjustment in contingent consideration	(28,465)	-	-	(28,465)
Total other income/(expense)	(10,038,958)	(561,550)	-	(10,600,508)

Loss before income taxes	(16,759,031)	(1,389,751)	-	(18,148,782)

Income tax expense	-	-	-	-

Net loss	$(16,759,031)	$(1,389,751)	$-	$(18,148,782)

Net loss per share - basic and diluted	$(1.58)			$(1.63)

Weighted average number of shares
during the period - basic and diluted	10,612,007			11,116,891

Pro Forma Adjustments

The following pro forma adjustments are based upon the value of the tangible and intangible assets acquired as determined by an independent valuation firm.

(b)	Represents stock based compensation in conjunction with the transaction.

Sequence Acquisition

In May 2013, we acquired certain assets of Sequence, LLC (“Sequence”) pursuant to an asset purchase agreement. Pursuant to the asset purchase agreement, we acquired all application software, URL’s, websites, trademarks, brands, customers and customer lists from Sequence. We assumed no liabilities of Sequence.

The purchase price consisted of: (1) $300,000 in cash; (2) 750,000 shares of our common stock valued based on the closing market price on the acquisition date at $183,750; and (3) twenty-four monthly earn-out payments consisting of 10% of the eligible monthly revenue subsequent to closing with a fair value of $224,000.

We completed the acquisition in furtherance of our strategy to acquire small, privately owned enterprises in the mobile marketing sector through an asset purchase structure. This acquisition was consistent with our purchase price model in which equity will represent most of the purchase price plus a small cash component and, in some cases, the assumption of specific liabilities.

The acquisition was accounted for as a business combination and we valued the assets acquired at their fair values on the date of acquisition. An independent valuation expert assisted us in determining these fair values. The assets of the acquired entity were recorded at their estimated fair values at the date of the acquisition.

The allocation of the purchase price to the assets acquired based upon fair value determinations was as follows:

Merchant relationships	$181,000
Trade name	76,000
Developed technology	71,000
Goodwill	379,750
Total assets acquired	$707,750

The purchase price consisted of the following:

Cash	$300,000
Common stock	183,750
Earn-out payable	224,000
Total purchase price	$707,750

Pro forma results of operations were not included due to the investment test not reaching the level of a significant acquisition.

Front Door Insights Acquisition

In May 2013, we acquired certain assets and liabilities of Front Door Insights, LLC (“FDI”), pursuant to an asset purchase agreement. The assets and liabilities acquired from FDI consisted of cash on hand, accounts receivable, all rights under all contracts other than excluded contracts, prepaid expenses, all technology and intellectual property rights, accounts payable, and obligations under a commercial lease.

The purchase price consisted of: (1) $100,000 in cash; (2) a non-interest bearing promissory note in the principal amount of $1,400,000, which was discounted by $34,904; and (3) 7,000,000 shares of our common stock valued based on the closing market price on the acquisition date at $1,112,310.

The asset purchase agreement included a working capital adjustment pursuant to which the number of shares issuable to FDI would be increased, or decreased, in the event the working capital of FDI exceeds, or is less than, $10,000, respectively, as of the closing. The working capital adjustment due to us is $1,552, and the parties determined to settle this amount in cash.

The asset purchase agreement contains customary representations, warranties and covenants by the parties, including each party’s agreement to indemnify the other against any claims or losses arising from their breach of the asset purchase agreement. FDI and its members have also agreed that for a period of three years following the closing not to engage in the business of providing interactive mobile marketing platforms or services or to solicit the pre-closing clients, vendors or employees of FDI, except in each case on our behalf.

We completed the acquisition in furtherance of our strategy to acquire small, privately owned enterprises in the mobile marketing sector through an asset purchase structure. This acquisition was consistent with our purchase price model in which equity will represent most of the purchase price plus a small cash component and, in some cases, the assumption of specific liabilities.

The acquisition was accounted for as a business combination and we valued all assets and liabilities acquired at their fair values on the date of acquisition. An independent valuation expert assisted us in determining these fair values. The assets and liabilities of the acquired entity were recorded at their estimated fair values at the date of the acquisition.

During the year ended December 31, 2014, we adjusted the liabilities assumed in the transaction, in accordance with the asset purchase agreement, from $162,886 to $46,219, which resulted in an increase in additional paid-in capital of $78,000 and a reduction of goodwill of $38,667.

The allocation of the purchase price to assets and liabilities based upon fair value determinations was as follows:

Cash	$5,500
Accounts receivable	27,467
Contracts	813,000
Customer relationships	22,000
Developed technology	96,000
Non-compete agreement	124,000
Goodwill	1,535,658
Total assets acquired	2,623,625
Liabilities assumed	(46,219)
Net assets acquired	$2,577,406

The purchase price consists of the following:

Cash	$100,000
Promissory note, net	1,365,096
Common stock	1,112,310
Total purchase price	$2,577,406

4. Goodwill and Purchased Intangibles

Goodwill

The carrying value of goodwill at March 31, 2014 and December 31, 2013 was $5,999,765 and $3,108,964, respectively. Goodwill at March 31, 2014 includes $2,890,801 recorded as a result an acquisition in March 2014. See Note 3.

Intangible assets

The following table presents details of our purchased intangible assets as of March 31, 2014 and December 31, 2013:

	Balance at			Balance at
	December 31, 2013	Additions	Amortization	March 31, 2014
Patents and trademarks	$118,098	$-	$(2,287)	$115,811
Customer contracts	541,528	-	(25,033)	516,495
Customer and merchant relationships	-	2,010,000	(10,806)	1,999,194
Trade name	22,391	176,000	(3,368)	195,023
Acquired technology	182,298	260,000	(17,394)	424,904
Non-compete agreement	71,001	-	(7,345)	63,656
	$935,316	$2,446,000	$(66,233)	$3,315,083

The intangible assets are being amortized on a straight line basis over their estimated useful lives of one to ten years.

During the three months ended March 31, 2014, the following intangible assets were purchased with the following useful lives:

SmartReceipt, Inc.:

	Fair value	Useful Life
Merchant relationships	$2,010,000	10 years
Trade name	$176,000	10 years
Developed technology	$260,000	10 years

Amortization expense for intangible assets was $66,233 and $31,957 for the three months ended March 31, 2014 and 2013, respectively.

The estimated future amortization expense of our intangible assets as of March 31, 2014 is as follows:

Year ending December 31,	Amount
2014	$342,693
2015	462,976
2016	385,040
2017	339,669
2018	333,820
Thereafter	1,450,885
Total	$3,315,083

5. Derivative Liabilities

Convertible notes payable and underlying warrants

As discussed in Note 6 under Bridge Financing, we previously issued convertible notes payable that provided for the issuance of warrants to purchase our common stock at a future date. The conversion term for the convertible notes was variable based on certain factors. The number of warrants to be issued was based on the future price of our common stock.

As of December 31, 2012 and through June 17, 2013, the number of warrants to be issued was indeterminate. Due to the fact that the number of warrants issuable was indeterminate, the equity environment was tainted and the fair value of all of the warrants underlying the convertible notes payable was recorded as a derivative liability. The fair values of the variable maturity conversion feature (“VMCO”) and the additional share issuance feature (“ASID”) were recorded as derivative liabilities on the issuance date.

On June 17, 2013, we converted all of the outstanding convertible notes payable into shares of our common stock, and issued the warrants underlying the convertible notes payable. At that time, the derivative liabilities related to the VMCO and ASID totaling $7,792,657 were reclassified to additional paid-in capital.

Private Placement Shares and Warrants

We completed a private placement in September 2011 for the sale of units consisting of shares of common stock and warrants to purchase our common stock. Both the common shares and the warrants contain anti-dilutive, or down round, price protection. We recorded derivative liabilities related to the down round price protection on the common shares and the warrants.

The down round price protection on the common shares expired in August 2012, and the down round price protection for the warrants terminates when the warrants expire or are exercised.

Allonge

As discussed in Note 6 under Bridge Financing, all note holders with convertible notes payable maturing in February 2012 extended the maturity date through May 2012. As consideration to the note holders for the extension of the maturity date, we provided allonges which consisted of the accrued interest on each convertible note payable as of January 31, 2012. The allonges were convertible into shares of common stock at the latest financing price. The value of the allonges was recorded as a derivative liability at the issuance date.

On June 17, 2013, the number of common shares issuable under the allonges was determined to be 527,679 and these shares were issued in July 2013.

Non-employee Warrants

As discussed in Note 7 under Warrants, we previously accounted for warrants issued to non-employees as derivative liabilities. On June 17, 2013, the equity environment was no longer tainted and the value of the derivative liabilities related to the non-employee warrants totaling $176,555 were reclassified to additional paid-in capital.

Summary

The fair values of our derivative liabilities are estimated at the issuance date and are revalued at each subsequent reporting date using a Monte Carlo simulation discussed below.

At March 31, 2014 and December 31, 2013, we recorded current derivative liabilities of $76,097 and $106,176, respectively, which are detailed by instrument type in the table below.

The net change in fair value of the derivative liabilities for the three months ended March 31, 2014 and 2013 was a loss of $30,079 and a gain of $1,001,550, respectively.

The following table presents the derivative liabilities by instrument type as of March 31, 2014 and December 31, 2013:

Derivative Value by Instrument Type	March 31, 2014	December 31, 2013
Common Stock and Warrants	$76,097	$106,176
	$76,097	$106,176

The following table presents details of our derivative liabilities from December 31, 2013 to March 31, 2014:

Balance December 31, 2013	$106,176
Change in fair value of derivative liabilities	(30,079)
Balance March 31, 2014	$79,097

An independent valuation expert calculated the fair value of the compound embedded derivatives using a complex, customized Monte Carlo simulation model suitable to value path dependent American options. The model uses the risk neutral methodology adapted to value corporate securities. This model utilized subjective and theoretical assumptions that can materially affect fair values from period to period.

Key inputs and assumptions used in valuing our derivative liabilities are as follows:

For issuances of notes, common stock and warrants:

•	Stock prices on all measurement dates were based on the fair market value
•	Down round protection is based on the subsequent issuance of common stock at prices less than $1.00 per share and warrants with exercise prices less than $1.00 per share
•	The probability of a future equity financing event triggering the down round protection was estimated at 0%
•	Computed volatility of 115.5%
•	Risk free rate of 0.21%

6. Bridge Financing, Notes Payable, and Accrued Interest

Bridge Financing

Summary

Prior to June 2013, we issued 10% Senior Secured Convertible Bridge Notes Payable (“Bridge Notes” or “new Bridge Notes”) to various accredited investors, and then extended the due dates on the majority of the Bridge Notes several times. In June 2013, the outstanding principal of the Bridge Notes totaling $4,984,720 was converted into 24,923,602 shares of our common stock at $0.20 per share. We no longer have any outstanding Bridge Notes.

The Bridge Notes contained variable maturity dates and additional share issuance obligations and we recorded discounts to the Bridge Notes for the VMCO and ASID. The discounts were amortized to interest expense over the term of the Bridge Notes using the effective interest method. We determined that the VMCO and the ASID represented embedded derivative features, and these were recorded as derivative liabilities. See Note 5.

We capitalized costs associated with the issuance of the Bridge Notes, and amortized these costs to interest expense over the term of the related Bridge Notes using the effective interest method.

The outstanding balances of the bridge notes at March 31, 2014 and December 31, 2013 were $0 and $0, respectively.

Following is a detailed discussion of the Bridge Notes transactions.

2012

As of January 1, 2012, the principal balance on our outstanding Bridge Notes totaled $1,062,500. The principal balance and accrued interest was due on the earlier of (i) the date we completed a financing transaction for the offer and sale of shares of common stock (including securities convertible into or exercisable for its common stock), in an aggregate amount of no less than 125% of the principal amount (a qualifying financing), and (ii) February 2, 2012. If the Bridge Notes were held to maturity, we would have paid, at the option of the holder: i) in cash or ii) in securities to be issued by us in the qualifying financing at the same price paid by other investors. The Bridge Notes were secured by a first priority lien and security interest in all of our assets.

In January 2012, we issued additional Bridge Notes in the aggregate principal amount of $520,000. These Bridge Notes were due February 2, 2012 and contained the same rights and privileges as the previously issued Bridge Notes.

In March 2012, we repaid Bridge Notes totaling $65,000.

In April 2012, all note holders with Bridge Notes maturing on February 2, 2012 extended the maturity date through May 2, 2012. As consideration to the note holders for the extension of the maturity date, we provided allonges which consisted of the accrued interest for each Bridge Note as of January 31, 2012, which are convertible into shares of our common stock at the latest financing price. The value of the allonges was recorded as a derivative liability. See Note 5.

In March 2012 and April 2012, we issued additional Bridge Notes in the aggregate principal amount of $220,100 with a due date of May 2, 2012. In May 2012, theses notes were cancelled and converted into new Bridge Notes discussed below.

In May and June 2012, we issued to a number of accredited investors our new Bridge Notes in the aggregate principal amount of $4,347,419, consisting of (i) $2,656,250 of new funds and (ii) $1,691,169 of principal amount and accrued interest due under our previously issued Bridge Notes that were cancelled and converted into new Bridge Notes. The new Bridge Notes accrued interest at the rate of 10% per annum.

The principal amount under the new Bridge Notes plus all accrued and unpaid interest was due on the earlier of (i) the date we completed a financing transaction for the offer and sale of shares of common stock (including securities convertible into or exercisable for its common stock), in an aggregate amount of no less than 125% of the principal amount (a qualifying financing), and (ii) October 15, 2012, which date, as described below, was later extended to April 15, 2013. Payments could have been made in cash, or, at the option of the holder of the new Bridge Notes, in securities to be issued by us in the qualifying financing at the same price paid for such securities by other investors. The new Bridge Notes were secured by a first priority lien and security interest in all of our assets.

We also had the obligation to issue to the holders of the new Bridge Notes on the date that is the earlier of the repayment of the new Bridge Notes or the completion of the qualifying financing, at their option:

●
five year warrants to purchase that number of shares of common stock equal to the principal amount plus accrued interest divided by the per share purchase price of the common stock offered and sold in the qualifying financing (the offering price) which warrants were to be exercisable at the offering price and would include cashless exercise provisions commencing eighteen months from the date of issuance of the warrants if there is not at that time an effective registration statement covering the shares of common stock exercisable upon exercise of the warrants, or

●	that number of shares of common stock equal to the product arrived at by multiplying (x) the principal amount plus accrued interest divided by the offering price and (y) 0.33.

We granted piggy-back registration rights with respect to the securities to be issued in connection with the new Bridge Notes.

The new Bridge Notes further provided that in the event of a change of control transaction, the proceeds from such transaction must be used by us to pay to the holders of the new Bridge Notes, pro rata based on the amount of new Bridge Notes owned by each holder, an amount equal to 1.5 times the amount of the aggregate principal amount outstanding under the new Bridge Notes, plus accrued interest due there under, plus all other fees, costs or other charges due there under.

The holders of the new Bridge Notes were also granted the right to appoint two designees to serve as members of our board of directors, which members will also serve as members of the Compensation Committee and the Audit Committee of our board of directors.

We used $184,081 from the proceeds of the sale of the new Bridge Notes to pay off existing principal balances under the Bridge Notes that were not cancelled and converted into the new Bridge Notes.

In October 2012 and continuing thereafter, we entered into amendments with the holders the new Bridge Notes. Under the terms of the amendments, the holders of new Bridge Notes in the aggregate principal amount of $4,342,419 agreed to extend the maturity date of the new Bridge Notes to April 15, 2013. In consideration of the new Bridge Note holders’ agreement to extend the maturity date, the amendment provides that the holder shall have the option to convert the principal and interest under the new Bridge Note into the securities offered by us in a qualifying equity financing at the lower of (a) the same price paid for such securities by other investors investing in the financing or (b) $0.50 per share (subject to adjustment in the event of a stock split, reclassification or the like). Prior to the amendment, the conversion option under the new Bridge Note entitled the holder to convert the principal and interest under the new Bridge Note into the securities offered by us in a qualifying equity financing at the same price paid for such securities by other investors investing in the financing. The conversion price of $0.50 in (b) above triggered the price protection guarantee contained in the warrants issued in our 2011 private placement, and the exercise price on the warrants changed from $2.00 per share to $0.50 per share.

In November 2012, we repaid a new Bridge Note totaling $5,000.

2013

In January 2013, we partially repaid a new Bridge Note totaling $21,040.

In March 2013, we issued new Bridge Notes in the aggregate principal amount of $200,000 that contained the same rights and privileges as the previously issued new Bridge Notes.

In April 2013, we issued new Bridge Notes in the aggregate principal amount of $75,000 that contained the same rights and privileges as the previously issued new Bridge Notes.

In April 2013, we repaid a new Bridge Note totaling $36,659.

In April 2013, we issued a new Bridge Note to our Chief Financial Officer (“CFO”) totaling $20,000 that contained the same rights and privileges as the previously issued new Bridge Notes, the due date of which was extended to October 15, 2013.

In May 2013, a majority of the new Bridge Note holders agreed to extend the maturity date of the new Bridge Notes to October 15, 2013 from April 15, 2013. In consideration of the new Bridge Note holders’ agreement to extend the maturity date, the amendment provides that the new Bridge Note holders have the option to convert the principal and accrued interest under the new Bridge Note into the securities offered by us in a qualifying equity financing at the lower of (a) the same price paid for such securities by other investors investing in the financing or (b) $0.25 per share (subject to adjustment in the event of a stock split, reclassification or the like). Prior to the amendment, the conversion option under the new Bridge Notes entitled the new Bridge Note holders to convert the principal and accrued interest under the new Bridge Notes into the securities offered by us in a qualifying equity financing at the lower of (a) the same price paid for such securities by other investors investing in the financing or (b) $0.50 per share (subject to adjustment in the event of a stock split, reclassification or the like).

As a result of this amendment and the additional consideration given, the embedded derivative features in the Bridge Notes were revalued on April 15, 2013 to $4,052,148. We recorded new note discounts and derivative liabilities on April 15, 2013 based on the fair value of the derivative instruments. During the period from April 15, 2013 through June 17, 2013, the entire balance of the note discounts was amortized to interest expense as the conversion on June 17, 2013 triggered the immediate recognition of the full value of the debt discount.

In May 2013, we issued new Bridge Notes in the aggregate principal amount of $387,500 that contained the same rights and privileges as the previously issued and amended new Bridge Notes.

In May 2013, we issued a new Bridge Note to our Chief Executive Officer (“CEO”) totaling $17,500 that contained the same rights and privileges as the previously issued and amended new Bridge Notes.

In June 2013, we completed a qualifying equity financing at $0.20 per share. See Note 7. Pursuant to the terms of the new Bridge Notes, we converted the principal amount of Bridge Notes totaling $4,984,720 into 24,923,602 shares of our common stock at $0.20 per share. Also, in June 2013, we converted accrued interest on the Bridge Notes totaling $369,786 into 1,848,930 shares of our common stock at $0.20 per share.

Certain note holders elected to receive cash payment for their accrued interest, and the remaining accrued interest on the Bride Notes of $95,404 was paid in July 2013.

Discounts recorded related to the Bridge Notes

We recorded discounts to the Bridge Notes for the VMCO and ASID. The discounts were amortized to interest expense over the term of the Bridge Notes using the effective interest method. All of the discounts related to the Bridge Notes were recognized as interest expense in June 2013 in conjunction with the conversion of the Bridge Notes into shares of our common stock.

We determined that the VMCO and the ASID represented embedded derivative features, and these were shown as derivative liabilities on the balance sheet. See Note 5.

The following table presents details of the discounts to our Bridge Notes from December 31, 2012 to March 31, 2014:

	VMCO	ASID	Total
December 31, 2012	$(481,390)	$(1,003,359)	$(1,484,749)
Additions	(1,936,191)	(2,678,523)	(4,614,714)
Amortization	2,417,581	3,681,882	6,099,463
December 31, 2013	$-	$-	$-
Additions	-	-	-
Amortization	-	-	-
March 31, 2014	$-	$-	$-

During the three months ended March 31, 2014 and 2013, we recorded Bridge Note discount amortization to interest expense of $-0- and $1,334,729, respectively.

Cherry Family Trust Note

This note was issued on March 1, 2007, for the principal amount of $20,000, interest accrues at the rate of 9% compounded annually, with a maturity date of December 31, 2008. Accrued interest was $17,769 and $16,943 as of March 31, 2014 and December 31, 2013, respectively. Currently past due.

Digimark, LLC Notes

As partial consideration for the acquisition of Boomtext in 2011, we issued an unsecured subordinated promissory note in the principal amount of $194,658. The promissory note did not bear interest, was payable in installments (varying in amount) from August 2011 through October 2012, and was subordinated to our obligations under the Bridge Notes discussed above.

We recorded the promissory note at the present value of the payments over the subsequent periods which amounted to $182,460. We amortized the discount using the effective interest method.

As of March 31, 2014 and December 31, 2013, the outstanding balances on the note payable were both $-0-.

Summary of Notes Payable and Accrued Interest

The following table summarizes our notes payable and accrued interest as of March 31, 2014 and December 31, 2013:

	Notes Payable		Accrued Interest
	March 31, 2014	December 31, 2013	March 31, 2014	December 31, 2013
Bridge notes, net, as discussed above	$-	$-	$-	$-

Convertible notes payable, net of discounts	-	-	-	-

Unsecured (as amended) note payable due to our Company’s former Chief Executive Officer, interest accrues at the rate of 9% compounded annually, all amounts due and payable December 31, 2008. Currently past due.	20,000	20,000	17,769	16,943

Note payable due to a trust, interest accrues at the rate of 10% per annum, all amounts due and payable December 31, 2006.	-	-	-	-

Digimark, LLC subordinated promissory note, net, as discussed above.	-	-	-	-

Notes payable	20,000	20,000	17,769	16,943

Totals	$20,000	$20,000	$17,769	$16,943

Interest Expense

The following table summarizes interest expense for the three months ended March 31, 2014 and 2013:

	Three months ended March 31,
	2014	2013
Amortization of note discounts	$-	$1,334,729
Amortization of deferred financing costs	-	-
Other interest expense	826	112,630
	$826	$1,447,359

7. Stockholders’ Equity (Deficit)

Common Stock

In March 2014 we issued 504,884 shares of common stock as part of the purchase price in the SmartReceipt acquisition which were valued at $672,505 based on the closing market price on the acquisition date, see Note 3.

In March 2014 we issued 5,413,000 units of our securities at a price of $1.00 per unit, for net proceeds of $5,413,000. Each unit consisted of one share of common stock and one warrant with an exercise price of $1.20.

At March 31, 2014, we had 22,237,762 shares of common stock outstanding.

Equity Payable

We had an earn-out commitment associated with the acquisition of Boomtext from Digimark, LLC. The earn-out payment (payable March 31, 2013) consisted of a number of shares of our common stock equal to (a) 1.5, multiplied by our net revenue from acquired customers and customer prospects for the twelve-month period beginning six months after the closing date, divided by (b) the average of the volume-weighted average trading prices of our common stock for the 25 trading days immediately preceding the earn-out payment (subject to a collar of $1.49 and $2.01 per share).

In June 2013, the final value of the earn-out payment of $2,210,667 was satisfied through the issuance of 1,483,669 shares of common stock. As of December 31, 2012, the estimated value of the earn-out payment of $2,032,881 was recorded as a current liability.

In June 2013, we recorded equity payable of $218,446 related to the additional share issuance obligations under the Bridge Notes. As discussed above under Common Stock and below under Warrants Issued to Note Holders and Placement Agent, we satisfied a portion of these obligations during the three months ended September 30, 2013 through the issuance of shares of common stock or warrants to purchase common stock.

Stock-based Plans

Stock Option Activity

The following table summarizes stock option activity for the three months ended March 31, 2014:

Options
Outstanding at December 31, 2013	5,672,464
Granted	180,000
Exercised	-
Canceled/forfeited/expired	(79,637)
Outstanding at March 31, 2014	5,772,827

The weighted average exercise price of stock options granted during the period was $1.40 and the related weighted average grant date fair value was $1.26 per share.

Stock-Based Compensation Expense

The impact on our results of operations of recording stock-based compensation expense for the three months ended March 31, 2014 and 2013 was as follows:

	Three months ended March 31,
	2014	2013

General and administrative	$278,899	$84,902
Sales and marketing	41,364	7,618
Engineering, research, and development	(4,884)	982
	$317,351	$93,502

Valuation Assumptions

An independent valuation expert calculated the fair value of each stock option award on the date of grant using the Black-Scholes option pricing model. The following weighted average assumptions were used for the three months ended March 31, 2014 and 2013.

	Three months ended March 31,
	2014	2013
Risk-free interest rate	1.89%	0.43%
Expected life (years)	6.08	2.82
Expected dividend yield	0%	0%
Expected volatility	132.0%	122.0%

The risk-free interest rate assumption is based upon published interest rates appropriate for the expected life of our employee stock options.

The expected life of the stock options represents the weighted-average period that the stock options are expected to remain outstanding and was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior as influenced by changes to the terms of its stock-based awards.

The dividend yield assumption is based on our history of not paying dividends and no future expectations of dividend payouts.

The expected volatility in 2014 is based on the historical publicly traded price of our common stock. The expected volatility prior to 2013 is based on the weighted average of the historical volatility of publicly traded surrogates in our peer group.

Warrants Issued to Non-Employees

We issued warrants to purchase 150,556 shares of common stock to non-employees in 2010 and 2011. Prior to June 17, 2013, the warrants were accounted for as derivative liabilities because the equity environment was tainted as discussed in Note 5. The equity environment was no longer tainted as of June 17, 2013, and our independent valuation expert began calculating the stock-based compensation for these warrants using the Black-Scholes valuation model. The valuation assumptions used are consistent with the valuation information for options above.

We recorded stock-based compensation expense of $1,971 in general and administrative expense for the three months ended March 31, 2014.

A summary of non-employee warrant activity under the 2010 Plan from December 31, 2013 to March 31, 2014 is presented below:

Number
Outstanding
Outstanding at December 31, 2013	150, 556
Granted	-
Exercised	-
Canceled/forfeited/expired	(555)
Outstanding at March 31, 2014	150,001

Warrants

During 2011, we issued warrants for the purchase of 688,669 shares of common stock at $2.00 per share in connection with a private placement. During 2012, we issued warrants for the purchase of 153,515 shares of common stock at $2.00 per share in connection with the conversion of a portion of our Bridge Notes. These warrants are exercisable for four years from the date of issuance, and contain anti-dilution, or down round, price protection as long as the warrants remain outstanding. The current exercise price of these warrants is $0.20 per share as a result of the price protection guarantee contained in the warrant agreements.

In June 2013, we issued warrants for the purchase of 27,249,549 shares of common stock at $0.20 per share in connection with the conversion of the Bridge Notes into equity. The warrants are exercisable for five years from the date of issuance.

In June 2013, we issued warrants for the purchase of 3,602,558 shares of common stock at $0.20 per share to a placement agent connected with the Bridge Note conversions and equity placements. The warrants are exercisable for five years from the date of issuance.

In July 2013, we issued warrants for the purchase of 35,000 shares of common stock at $0.20 per share to a placement agent connected with the equity placements. The warrants are exercisable for five years from the date of issuance.

In July 2013, we issued warrants for the purchase of 152,300 shares of common stock at $0.20 per share to previous note holders in satisfaction of the ASID. The warrants are exercisable for three years from the date of issuance.

In July 2013, we issued warrants for the purchase of 53,069 shares of common stock at $0.20 per share to an individual for services rendered.

In July 2013, we recorded the cashless exercise of warrants for 51,167 shares of common stock, and issued 32,825 shares of common stock.

In August 2013, we issued warrants for the purchase of 32,900 shares of common stock at $0.20 per share to a placement agent connected with the Bridge Note conversions and equity placements. The warrants are exercisable for five years from the date of issuance.

In August 2013, we recorded the cashless exercise of warrants for 14,076 shares of common stock, and issued 9,986 shares of common stock.

In March 2014, we issued warrants for the purchase of 1,353,238 shares of common stock at $1.20 per share in connection with equity financing.

In March 2014, we issued warrants for the purchase of 370,686 common stock units at $1.00 per unit to a placement agent in connection with the equity placements. Each unit consists of one share of the Company’s common stock and a common stock purchase warrant to purchase one-quarter share of the Company’s common stock, over a five year period, at an exercise price of $1.20 per share. At March 31, 2014, the value of the 370,686 warrants was $$448,705. As part of the private placement share units issued, 1,353,238 warrants were issued to investors valued at $1,320,569 which expire in 2019.

At March 31, 2014, we have warrants to purchase 7,019,840 shares of common stock at $1.20 per share that are outstanding. Of this amount, warrants to purchase 86,949 shares expire in 2015, warrants to purchase 55,598 shares expire in 2016, warrants to purchase 5,153,358 shares expire in 2018, and warrants to purchase 1,723,935 shares expire in 2019.

8. Fair Value Measurements

Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the authoritative guidance establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which requires us to develop our own assumptions. This hierarchy requires companies to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. On a recurring basis, we measure certain financial assets and liabilities at fair value, including our derivative liabilities.

The following table presents assets and liabilities that are measured and recognized at fair value as of March 31, 2014 on a recurring and non-recurring basis:

Description	Level 1	Level 2	Level 3	Gains (Losses)
Goodwill (non-recurring)	$-	$-	$5,999,765	$-
Intangibles, net (non-recurring)	$-	$-	$3,315,083	$-
Derivatives (recurring)	$-	$-	$76,097	$(30,079)
Earn-out payable (non-recurring)	$-	$-	$2,332,000	$-

The following table presents assets and liabilities that are measured and recognized at fair value as of December 31, 2013 on a recurring and non-recurring basis:

Description	Level 1	Level 2	Level 3	Gains (Losses)
Goodwill (non-recurring)	$-	$-	$3,108,964	$849,340
Intangibles, net (non-recurring)	$-	$-	$935,316	$491,204
Derivatives (recurring)	$-	$-	$106,176	$(3,766,231)
Earn-out payable (non-recurring)	$-	$-	$59,000	$(165,000)

The change in fair value of these liabilities is included in other income (expense) in the condensed consolidated statements of operations. The assumptions used in the Monte-Carlo simulation used to value the derivative liabilities involve expected volatility in the price of our common stock, estimated probabilities related to the occurrence of a future financing, and interest rates. As all the assumptions employed to measure this liability are based on management’s judgment using internal and external data, this fair value determination is classified in Level 3 of the valuation hierarchy.

See Note 5 for a table that provides a reconciliation of the derivative liabilities from December 31, 2013 to March 31, 2014.

9. Commitments and Contingencies

Litigation

As of the date of this report, there are no pending legal proceedings to which we or our properties are subject, except for routine litigation incurred in the normal course of business.

Earn-Out Contingency

We had an earn-out commitment associated with the acquisition of SmartReceipt. The earn-out consists of 200% of the “eligible revenue” of the Company over the 12 month period following the close of the transaction (“earn-out period”). The “eligible revenue” will consist of: 100% of Company revenue derived during the earn out period from the sale of SmartReceipt products and services to certain SmartReceipt clients as of the close (the “designated SmartReceipt clients”); plus 50% of Company revenue derived during the earn out period from the sale of Company products and services to the designated SmartReceipt clients, plus 50% of the Company revenue derived during the earn out period from the sale of SmartReceipt products and services to Company clients who are not designated SmartReceipt clients. The earn-out payment will be payable in common shares of the Company (valued at the Closing VWAP) no later than the 90th day following the end of the earn-out period. For purposes of the foregoing, the “Closing VWAP” means the volume weighted average trading price of the Company’s common stock for the 90 trading days preceding the initial close of the transactions under the Asset Purchase Agreement.

As of March 31, 2014, the estimated dollar value of the earn-out payable was $2,273,000. As of March 31, 2014, the earn-out payable was recorded as a current liability, due to its one year term, on the consolidated balance sheet.

10. Related Party Transactions

In April 2013, we issued a new Bridge Note to our CFO totaling $20,000 that contains the same rights and privileges as the previously issued new Bridge Notes, the due date of which was extended to October 15, 2013. The note and accrued interest were converted into 16,918 shares of common stock and he received five-year warrants to purchase 16,918 shares of common stock exercisable at $1.20 per share.

In May 2013, we issued a new Bridge Note to our CEO totaling $17,500 that contains the same rights and privileges as the previously issued and amended new Bridge Notes. The note and accrued interest were converted into 14,708 shares of common stock and he received five-year warrants to purchase 14,708 shares of common stock exercisable at $1.20 per share.

On June 17, 2013 the Company issued to Dennis Becker an option to purchase 1,251,979 shares of Company common stock. The exercise price of the option is $1.80, the fair market value on date of grant. The options will vest and first become exercisable over a four year period at the rate of 1/48th shares per month commencing on the first month following the date of grant. On June 17, 2013 the Company issued to Timothy Schatz an option to purchase 417,326 shares of Company common stock. The exercise price of the option is $1.80, the fair market value on date of grant. The options will vest and first become exercisable over a four year period at the rate of 1/48th shares per month commencing on the first month following the date of grant.

On March 12, 2014 several officers and directors participated in the Private Placement. Dennis Becker purchased 25,000 units at a price of $1.00 per unit, resulting in issuance of 25,000 common shares and 6,250 warrants with an exercise price of $1.20 per share. Michael Bynum purchased 25,000 units at a price of $1.00 per unit, resulting in issuance of 25,000 common shares and 6,250 warrants with an exercise price of $1.20 per share. David Jaques purchased 25,000 units at a price of $1.00 per unit, resulting in issuance of 25,000 common shares and 6,250 warrants with an exercise price of $1.20 per share. John Harris purchased 25,000 units at a price of $1.00 per unit, resulting in issuance of 25,000 common shares and 6,250 warrants with an exercise price of $1.20 per share.

11. Subsequent Events

There were no subsequent events through the date that the financial statements were issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Mobivity Holdings Corp.
Chandler, AZ 85225

We have audited the accompanying balance sheets of SmartReceipt, Inc. (the “Company”) as of December 31, 2013 and 2012 and the related statements of operations, stockholders' equity (deficit) and cash flows for the twelve month periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial positions of the Company as of December 31, 2013 and 2012 and the results of its operations and cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring operating losses and negative cash flows from operations and is dependent on additional financing to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas
May 19, 2014

SmartReceipt, Inc
Balance Sheets

	December 31, 2013	December 31, 2012
ASSETS
Current assets
Cash	$96,921	$31,566
Accounts receivable, net of allowance for doubtful accounts of $55,963 and $-0-, respectively	124,318	50,292
Other current assets	5,383	6,107
Total current assets	226,622	87,965

Other assets	9,336	11,371
TOTAL ASSETS	$235,958	$99,336

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$359,292	$344,431
Accrued interest	478	49,559
Accrued and deferred personnel compensation	59,699	46,284
Deferred revenue and customer deposits	194,506	327,055
Convertible debt – related party, net	10,000	520,686
Convertible debt – third party, net	-	425,633
Notes payable – related party	130,000	150,000
Notes payable – third party	203,065	103,774
Derivative liabilities	-	6,750,659
Other current liabilities	292,690	859,125
Total current liabilities	1,249,730	9,577,206

Total liabilities	1,249,730	9,577,206

Commitments and Contingencies (See Note 9)

Stockholders' equity (deficit)
Common stock, $0.001 par value; 60,000,000 and 40,000,000 shares authorized; 133,938 and 6,109,965 shares issued and outstanding	134	6,110
Preferred stock - series A	-	2,253
Preferred stock - series A-1	-	1,542
Preferred stock - series A-2	-	4,806
Preferred stock - series prime	98	-
Preferred stock - series seed	36,011	-
Additional paid-in capital	14,101,326	4,269,009
Accumulated deficit	(15,151,341)	(13,761,590)
Total stockholders' equity (deficit)	(1,013,772)	(9,477,870)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$235,958	$99,336

See accompanying notes to consolidated financial statements (audited).

SmartReceipt, Inc.
Statements of Operations

	Years ended December 31,
	2013	2012
Revenues
Revenues	$832,960	$449,415
Cost of revenues	74,011	25,126
Gross margin	758,949	424,289

Operating expenses
General and administrative	113,439	207,227
Sales and marketing	474,674	605,116
Research and development	886,059	1,129,549
Depreciation	4,902	2,951
Total operating expenses	1,479,074	1,944,843

Loss from operations	(720,125)	(1,520,554)

Other income/(expense)
Interest income	-	-
Interest expense	(905,316)	(784,548)
Change in fair value of derivative liabilities	235,690	1,484,678
Total other income/(expense)	(669,626)	700,130
Loss before income taxes	(1,389,751)	(820,424)
Income tax expense	-	-
Net loss	$(1,389,751)	$(820,424)

Net loss per share - basic and diluted	$(0.11)	$(0.09)

Weighted average number of shares
during the period - basic and diluted	12,986,839	8,682,828

See accompanying notes to consolidated financial statements (audited).

SmartReceipt, Inc.
Statement of Stockholders' Equity (Deficit)

	Preferred Stock Series A Convertible		Preferred Stock Series A-1 Convertible		Preferred Stock Series A-2 Convertible		Preferred Stock Series Seed Convertible		Preferred Stock Series Prime Convertible		Common Stock		Additional	Accum-ulated	Total Stock-holders'
	Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars	Paid-in Capital	Deficit	Equity (Deficit)
Balance, December 31, 2011	2,253,246	$2,253	1,541,666	$1,542	4,806,460	$4,806	-	$-	-	$-	6,109,965	$6,110	$3,906,855	$(12,941,166)	$(9,019,600)
Imputed Interest Expense	-	-	-	-	-	-	-	-	-	-	-	-	2,752	-	2,752
Stock based compensation	-	-	-	-	-	-	-	-	-	-	-	-	359,402	-	359,402
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(820,424)	(820,424)
Balance, December 31, 2012	2,253,246	2,253	1,541,666	1,542	4,806,460	4,806	-	-	-	-	6,109,965	6,110	4,269,009	(13,761,590)	(9,477,870)
Conversion of Debt to Shares	-	-	-	-	-	-	21,661,459	21,661	32,763	33	7,819	8	2,666,861	-	2,688,563
Adjustment of Derivative Liability Due to Conversion	-	-	-	-	-	-	-	-	-	-	-	-	6,793,640	-	6,793,640
Issuance of Series Seed Preferred Stock for Cash	-	-	-	-	-	-	14,349,910	14,350	-	-	-	-	266,969	-	281,318

Conversion of Series A, A-1, A-2 to Series Prime Stock & Common Stock	(2,253,246)	(2,253)	(1,541,666)	(1,542)	(4,806,460)	(4,806)	-	-	65,532	65	44,663	45	8,491	-	-
Reverse Split 75:1	-	-	-	-	-	-	-	-	-	-	(6,028,509)	(6,029)	6,029	-	-
Imputed Interest Expense	-	-	-	-	-	-	-	-	-	-	-	-	9,661	-	9,661
Stock based compensation	-	-	-	-	-	-	-	-	-	-	-	-	80,667	-	80,667
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(1,389,751)	(1,389,751)
Balance, December 31, 2013	-	$-	-	$-	-	$-	36,011,369	$36,011	98,295	$98	133,938	$134	$14,101,326	$(15,151,341)	$(1,013,772)

See accompanying notes to consolidated financial statements (audited).

SmartReceipt, Inc.
Statements of Cash Flows

	Years ended December 31,
	2013	2012
OPERATING ACTIVITIES
Net loss	$(1,389,751)	$(820,424)
Adjustments to reconcile net income to net cash:
Stock-based compensation	80,667	359,402
Amortization of debt discount	787,579	706,636
Fair value adjustment to derivative liabilities	(235,690)	(1,484,678)
Imputed interest expense	9,661	2,752
Depreciation expense	4,902	2,951
Allowance for bad debt	73,196	-
Changes in operating assets and liabilities:
Accounts receivable	(147,222)	(396)
Prepaid expenses	1,510	(6,107)
Accounts payable	14,861	132,625
Accrued expenses	(92,828)	494,368
Deferred revenue	(132,549)	(118,366)
Net cash used in operating activities	(1,025,664)	(731,237)

INVESTING ACTIVITIES
Cash paid for purchase of fixed assets	(3,653)	(4,758)
Net cash used in investing activities	(3,653)	(4,758)

FINANCING ACTIVITIES
Borrowings on convertible notes payable – related party	338,600	133,000
Borrowings on convertible notes payable – third party	179,859	35,000
Borrowings on notes payable – related party	243,244	480,000
Borrowings on notes payable – third party	175,624	75,000
Proceeds from sale of preferred seed stock	281,318	-
Repayment of notes payable – third party	(123,973)	(20,296)
Net cash provided by financing activities	1,094,672	702,704

Net change in cash	65,355	(33,291)
Cash at beginning of period	31,566	64,857
Cash at end of period	$96,921	$31,566

Supplemental disclosures:
Non-cash transactions:
Debt/Accrued interest converted to equity	$2,688,563	$-
Conversion of accrued compensation to debt – related party	$130,000	$-
Conversion of accrued compensation to debt – third party	$223,265	$124,069
Debt discount recorded due to derivative liability	$278,671	$1,215,544
Extinguishment of derivative due to equity issued	$6,793,640	$-
Conversion of series A preferred stock to common stock	$8,535	$-
Effect of reverse split	$6,029	$-
Transfer of accrued interest to debt	$-	$62,228

See accompanying notes to consolidated financial statements.

SmartReceipt, Inc

Notes to Financial Statements

1.           Summary of significant accounting policies

Nature of operations

SmartReceipt, Inc (the “Company”) a marketing solutions company whose software products transform traditional retail transaction receipts for into engaging "smart" receipts that feature coupons and special offers for consumers. The Company employs a SaaS-based monthly recurring revenue business model with most of its client base within the Quick Serve Restaurant (QSR) industry. Its customers pay a set monthly fee per location for use of the service. SmartReceipt's solution is compatible with over 80% of Point-of-Sale (POS) systems available in the marketplace today and transmits the printed receipt data from POS systems to SmartReceipt's cloud-based platform, enabling the QSR to store transactional data and dynamically control the receipt content in real-time.

Basis of presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America.

Going concern

The Company’s financial statements have been prepared assuming that they will continue as a going concern.  Such assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, the Company has incurred losses through the year ended December 31, 2013, has a net working capital deficiency as of December 31, 2013, and has an accumulated deficit of $15,151,341 as of December 31, 2013.  These factors among others create a substantial doubt about the Company’s ability to continue as a going concern. The Company is dependent upon sufficient future revenues or obtaining financing in order to meet the Company’s operating cash requirements.  Barring the Company’s generation of revenues in excess of its costs and expenses or its obtaining additional funds from equity or debt financing, the Company will not have sufficient cash to continue to fund the operations of the Company through June 30, 2014.  These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.  Significant estimates used are those related to asset impairments, the valuation and useful lives of depreciable tangible assets, and the valuation allowance of deferred tax assets.  Management believes that these estimates are reasonable; however, actual results may differ from these estimates.

Cash and cash equivalents

The Company considers all investments with an original maturity of three months or less to be cash equivalents.  Cash equivalents primarily represent funds invested in money market funds, bank certificates of deposit and U.S. government debt securities whose cost equals fair market value.  At December 31, 2013 and 2012, respectively, the Company had no cash equivalents.

Derivative Financial Instruments

We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

We review the terms of the common and preferred stock, warrants and convertible debt we issue to determine whether there are embedded derivative instruments, including embedded conversion options, which are required to be bifurcated and accounted for separately as derivative financial instruments. In circumstances where the host instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

Bifurcated embedded derivatives are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the equity or convertible debt instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds received are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value.

The fair values of the derivatives are estimated using a Monte Carlo simulation model. The model utilizes a series of inputs and assumptions to arrive at a fair value at the date of inception and each reporting period. Some of the key assumptions include the likelihood of future financing, stock price volatility, and discount rates.

Accounts receivable

Accounts receivable are carried at their estimated collectible amounts. The Company grants unsecured credit to substantially all of its customers.  Ongoing credit evaluations are performed and potential credit losses are charged to operations at the time the account receivable is estimated to be uncollectible.  Since the Company cannot necessarily predict future changes in the financial stability of our customers, the Company cannot guarantee that its reserves will continue to be adequate.  The Company’s allowance for doubtful accounts totaled 55,963 and $0at December 31, 2013 and 2012, respectively.

As of December 31, 2013, the Company had one customer customers whose balance represented 89% of accounts receivable.

As of December 31, 2012, the Company had four customers whose balances represented 45%, 22%, 18% and 11% accounts receivable.

Revenue recognition

The Company generates revenue from licensing its software to clients in its software as a service (Saas) model. Our SmartReceipt platform, which is a hosted solution, revenue is principally derived from subscription fees from customers. The subscription fee is billed on a month to month basis with primarily no contractual term and is collected by cash. Cash received in advance of the performance of services is recorded as deferred revenue. The Company recognizes revenue at the time that the services are rendered, the selling price is fixed, and collection is reasonably assured, provided no significant obligations remain.  The Company considers authoritative guidance on multiple deliverables in determining whether each deliverable represents a separate unit of accounting.

During the year ended December 31, 2013 and 2012, one customer accounted for 32% and 54%, respectively, of our revenues.

Income taxes

We account for income taxes using the assets and liability method, which recognizes deferred tax assets and liabilities determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established to reduce deferred tax assets when, based on available objective evidence, it is more likely than not that the benefit of such assets will not be realized. We recognize in the consolidated financial statements only those tax positions determined to be more likely than not of being sustained.

The actual income tax provisions differ from the expected amounts calculated by applying the statutory income tax rate to the Company’s loss before income taxes.  The components of these differences are as follows at December 31, 2013 and 2012:

	12/31/13	12/31/12
Net tax loss carry-forwards	$14,355,685	$14,177,478
Statutory rate	34%	34%
Expected tax recovery	4,880,933	4,820,343
Change in valuation allowance	(4,880,933)	(4,820,343)
Income tax provision	$-	$-

Components of deferred tax asset:
Non capital tax loss carry forwards	$4,880,933	$4,820,343
Less: valuation allowance	(4,880,933)	(4,820,343)
Net deferred tax asset	$-	$-

Fair Value Measurements

Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the authoritative guidance establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which requires us to develop our own assumptions. This hierarchy requires companies to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. On a recurring basis, we measure certain financial assets and liabilities at fair value, including our derivative liabilities.

The following table summarizes our financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2013:

Description	Level 1	Level 2	Level 3	Gains (Losses)
Preferred stock and warrant derivatives (recurring)	$-	$-	$-	$62,852
Convertible debt derivatives (recurring)	$-	$-	$-	$172,838

The following table summarizes our financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2012:

Description	Level 1	Level 2	Level 3	Gains (Losses)
Preferred stock and warrant derivatives (recurring)	$-	$-	$5,817,120	$1,202,673
Convertible debt derivatives (recurring)	$-	$-	$933,539	$282,005

The change in fair value of these liabilities is included in other income (expense) in the statements of operations. The assumptions used in the Monte-Carlo simulation used to value the derivative liabilities involve expected volatility in the price of our common stock, estimated probabilities related to the occurrence of a future financing, and interest rates. As all the assumptions employed to measure this liability are based on management’s judgment using internal and external data, this fair value determination is classified in Level 3 of the valuation hierarchy.

See Note 3 for a table that provides a reconciliation of the derivative liabilities from December 31, 2011 to December 31, 2013.

Recently adopted accounting pronouncements

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future financial statements. The following are a summary of recent accounting developments.

In July 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2013-11: Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The new guidance requires that unrecognized tax benefits be presented on a net basis with the deferred tax assets for such carryforwards. This new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2013. We do not expect the adoption of the new provisions to have a material impact on our financial condition or results of operations.

In February 2013, FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to improve the transparency of reporting these reclassifications. Other comprehensive income includes gains and losses that are initially excluded from net income for an accounting period. Those gains and losses are later reclassified out of accumulated other comprehensive income into net income. The amendments in the ASU do not change the current requirements for reporting net income or other comprehensive income in financial statements. All of the information that this ASU requires already is required to be disclosed elsewhere in the financial statements under U.S. GAAP. The new amendments will require an organization to:

-
Present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income - but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period; and

-
Cross-reference to other disclosures currently required under U.S. GAAP for other reclassification items (that are not required under U.S. GAAP) to be reclassified directly to net income in their entirety in the same reporting period. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g., inventory for pension-related amounts) instead of directly to income or expense.

The amendments apply to all public and private companies that report items of other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual). The amendments are effective for reporting periods beginning after December 15, 2012, for public companies. Early adoption is permitted. The adoption of ASU No. 2013-02 did not have a material impact on our financial position or results of operations.

In January 2013, the FASB issued ASU No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, which clarifies which instruments and transactions are subject to the offsetting disclosure requirements originally established by ASU 2011-11. The new ASU addresses preparer concerns that the scope of the disclosure requirements under ASU 2011-11 was overly broad and imposed unintended costs that were not commensurate with estimated benefits to financial statement users. In choosing to narrow the scope of the offsetting disclosures, the Board determined that it could make them more operable and cost effective for preparers while still giving financial statement users sufficient information to analyze the most significant presentation differences between financial statements prepared in accordance with U.S. GAAP and those prepared under IFRSs. Like ASU 2011-11, the amendments in this update will be effective for fiscal periods beginning on, or after January 1, 2013. The adoption of ASU 2013-01 did not have a material impact on our financial position or results of operations.

In October 2012, the FASB issued ASU 2012-04, “Technical Corrections and Improvements” in Accounting Standards Update No. 2012-04. The amendments in this update cover a wide range of Topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 is not expected to have a material impact on our financial position or results of operations.

In August 2012, the FASB issued ASU 2012-03, “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)” in Accounting Standards Update No. 2012-03. This update amends various SEC paragraphs pursuant to the issuance of SAB No. 114. The adoption of ASU 2012-03 is not expected to have a material impact on our financial position or results of operations.

In July 2012, the FASB issued ASU 2012-02, "Testing Indefinite-Lived Intangible Assets for Impairment" in Accounting Standards Update No.  2012-02. ASU 2012-2 allows entities to use a qualitative approach to test indefinite-lived intangible assets for impairment. ASU No. 2012-02 permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed quantitative impairment test. Otherwise, the quantitative impairment test is not required. ASU No. 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The adoption of the provisions of ASU No. 2012-02 will not have a material impact on the Company's financial position or results of operations.

2.  Deferred revenue

Deferred revenue from all customers was $194,506 and $327,055 for the years ended December 31, 2013 and 2012, respectively.

In November 2010, the Company entered into a Resale Purchase Agreement with NCR Government Systems (“NCR”). Pursuant to the agreement, the Company granted NCR a license to use certain of its software for a period of five years. Consideration for the license consisted of $530,000 in cash, all of which was collected in 2010. The Company is recognizing the $530,000 received for the license over five years.  The Company recognized revenue of $120,000 and $120,000 for the years ended December 31, 2013 and 2012, respectively, related to this transaction, and deferred revenue at December 31, 2013 and 2012 from NCR totaled $191,042 and $307,990, respectively.

3. Derivative Liabilities

Related to convertible notes payable

As discussed in Note 4 under Convertible Notes, we previously issued convertible notes payable that included down round price protection. On November 4, 2013, we converted all of the outstanding convertible notes payable into Series Seed preferred stock, Series Prime preferred stock and common stock. At that time, the derivative liabilities related to the down round protection totaling $1,039,372 were reclassified to equity.

Related to preferred stock and preferred stock warrants

Series A, Series A-1, and Series A-2 preferred stock, as well as Series A-2 warrants included down round protection. We recorded derivative liabilities related to the down round price protection on the common shares and the warrants at the issuance date for each security and recorded a fair market value adjustment at the end of each reporting period. On November 4, 2013, we converted all of the Series A, Series A-1, and Series S-2 preferred stock into Series Seed preferred stock, Series Prime preferred stock and common stock. At that time, the derivative liabilities related to the down round protection totaling $5,754,268 were reclassified to equity.

Summary

The fair values of our derivative liabilities are estimated at the issuance date and are revalued at each subsequent reporting date using a Monte Carlo simulation discussed below.

At December 31, 2013 and 2012, we recorded current derivative liabilities of $0 and $6,750,659, respectively, which are detailed by instrument type in the table below.

The net change in fair value of the derivative liabilities for the years ended December 31, 2013 and 2012 was a gain of $235,690 and a gain of $1,484,678, respectively.

The following table presents the derivative liabilities by instrument type as of December 31, 2013 and 2012:

	December 31,
Derivative Value by Instrument Type	2013	2012
Convertible Bridge Notes	$-	$933,539
Preferred Stock and Warrants	-	5,817,120
	$-	$6,750,659

The following table presents details of the Company’s derivative liabilities from December 31, 2011 to December 31, 2013:

Balance December 31, 2011	$7,019,793
Issuances of derivative due to new convertible notes	1,215,544
Change in fair market value of derivative liabilities	(1,484,678)
Balance December 31, 2012	$6,750,659
Issuances of derivative due to new convertible notes	278,671
Adjustment to derivative liability due to note conversion into equity	(1,039,372)
Adjustment to derivative liability due to share conversion into equity	(3,799,638)
Adjustment to derivative liability due to warrant conversion into equity	(1,954,630)
Change in fair value of derivative liabilities	(235,690)
Balance December 31, 2013	$-

An independent valuation expert calculated the fair value of the compound embedded derivatives using a complex, customized Monte Carlo simulation model suitable to value path dependent American options. The model uses the risk neutral methodology adapted to value corporate securities. This model utilized subjective and theoretical assumptions that can materially affect fair values from period to period.

Key inputs and assumptions used in valuing our derivative liabilities are as follows for issuances of derivatives due to notes, preferred stock and preferred warrants:

·	Stock prices on all measurement dates were based on a 409A common stock valuation as of December 31, 2010
·	The probability of a future equity financing event triggering the down round protection was estimated at 100%
·	Computed volatility ranging from 85.03% to 106.54%
·	Risk free rates ranging from 0.49 to 2.01%

The Company recorded derivative liabilities as a result of: (i) the down round price protection in the preferred stock and warrants; and (ii) the down round price protection in the convertible debt. These liabilities were valued with the assistance of a valuation consultant using a Monte-Carlo simulation model. The assumptions used in the Monte-Carlo simulation used to value the derivative liabilities involve expected volatility in the Company’s common stock, estimated probabilities related to the occurrence of a future financing, and interest rates. As all the assumptions employed to measure these liabilities are based on management’s judgment using internal and external data, this fair value determination is classified in Level 3 of the valuation hierarchy.

4. Notes Payable

Summary

Prior to December 31, 2011 we had $775,000 in notes payable outstanding to various investors of which the notes did not include a convertible feature.  In May 2012 and August 2012 we issued another $618,000 in notes, and converted this principal of $1,393,000 and $62,228 in accrued interest into a series of convertible notes payable at 5% interest. The convertible notes contained down round and we recorded discounts to the convertible notes. The discounts were amortized to interest expense over the term of the convertible notes using the effective interest method. We determined that the down round protection represented embedded derivative features, and these were recorded as derivative liabilities at their respective issuance dates with the offset to debt discounts, which in turn were amortized into interest expense over the term of the attached note. See Note 3.

We issued notes payable of $45,000 and $105,000 in 2011 and 2012, respectively, to the Company’s CEO.  These were emergency bridge loans referred to as “Accounts Payable Notes”.  These notes carried 8% interest and were not convertible.

In 2012 we issued promissory notes to three employees for deferred compensation of $124,069.  These notes carried no interest and were not convertible.  During the year ended December 31, 2012 payments of $20,296 were made, leaving a balance at year-end of $103,773. In 2013 we issued promissory notes to 5 employees for deferred compensation and settlements of 353,265; of which $130,000 are considered related party transactions.  During the year ended December 31, 2013, payments of $123,973 were made, leaving a balance of $333,065.  As these notes do not bear interest, the Company imputed interest at a rate of 8% on these promissory notes of $9,661 and $2,752 for the years ended December 31, 2013 and 2012, respectively.

The following table summarizes information relative to the outstanding notes at December 31, 2013 and 2012:

	December 31,
	2013	2012
Convertible notes payable – related party	$10,000	$809,944
Convertible notes payable – third party	-	645,284
Less unamortized discounts:	-	(508,909)
Convertible notes payable, net of discounts	10,000	946,319
Accounts payable notes	-	150,000
Settlement Notes – related party	130,000	-
Settlement Notes – third party	147,500	-
Deferred compensation promissory notes	55,565	103,774
Bridge notes payable, net of discounts	$343,065	$1,200,093

Following is a detailed discussion of the note transactions.

Convertible and Non-Convertible Notes

As of January 1, 2012, the principal balance on our outstanding notes totaled $775,000. The notes carried 5% interest and were not convertible.  In January 2012 we issued additional notes in the aggregate of $75,000.  In February 2012 we issued additional notes in the aggregate of $50,000.  In March 2012 we issued additional notes in the aggregate of $25,000.  In April we issued additional notes in the aggregate of $75,000.  In May we issued additional notes in the aggregate of $225,000.  On May 18, 2012 the combined principal of $1,225,000 and interest of $62,228 was converted into the 2012 convertible notes payable with a new aggregate principal balance of $1,287,228.  These notes carried 5% interest and were automatically convertible upon the closing of $2,000,000 in financing at the latest financing price, and with a maturity date of one year from date of issue. As a result of this issuance a derivative was issued with the fair value of $1,109,128 which was recorded as a derivative liability with the offset as a debt discount.  During the years ended December 31, 2013 and 2012, $419,342 and $689,786 were recorded as amortization into interest expense.  As of December 31, 2013 and 2012, the debt discount balance was $0 and $419,342, respectively.

In August 2012 an additional convertible note in the amount of $30,000 was issued. This note carried 5% interest and was automatically convertible upon the closing of $2,000,000 in financing at the latest financing price, and with a maturity date of May 18, 2013. As a result of this issuance a derivative was issued with the fair value of $19,660 which was recorded as a derivative liability with the offset as a debt discount.  During the years ended December 31, 2013 and 2012, $9,902 and $9,758 were recorded as amortization into interest expense.  As of December 31, 2013 and 2012, the debt discount balance was $0 and $9,902, respectively.

In November 2012, we issued additional convertible notes in the aggregate of $40,000.  These notes carried 5% interest and were automatically convertible upon the closing of $2,000,000 in financing at the latest financing price, and with a maturity date of one year from issuance. As a result of this issuance a derivative was issued with the fair value of $23,367 which was recorded as a derivative liability with the offset as a debt discount.  During the years ended December 31, 2013 and 2012, $19,728 and $3,639 were recorded as amortization into interest expense.  As of December 31, 2013 and 2012, the debt discount balance was $0 and $19,728, respectively.

In December 2012, we issued additional convertible notes in the aggregate of $98,000. These notes carried 5% interest and were automatically convertible upon the closing of $2,000,000 in financing at the latest financing price, and with a maturity date of one year from issuance. As a result of this issuance a derivative was issued with the fair value of $63,389 which was recorded as a derivative liability with the offset as a debt discount.  During the years ended December 31, 2013 and 2012, $59,937 and $3,452 were recorded as amortization into interest expense.  As of December 31, 2013 and 2012, the debt discount balance was $0 and $59,937, respectively.

In February 2013 we issued additional convertible notes in the aggregate of $292,637.  These notes carried 10% interest and held a maturity date of June 1, 2013 and were automatically convertible upon the closing of $2,000,000 in financing at the latest financing price. As a result of this issuance a derivative was issued with the fair value of $155,117 which was recorded as a derivative liability with the offset as a debt discount.  During the year ended December 31, 2013, $155,117 was recorded as amortization into interest expense.

In April 2013 we issued additional convertible notes in the aggregate of $167,221.  These notes carried 10% interest and held a maturity date of June 1, 2013 and were automatically convertible upon the closing of $2,000,000 in financing at the latest financing price. As a result of this issuance a derivative was issued with the fair value of $92,183 which was recorded as a derivative liability with the offset as a debt discount.  During the year ended December 31, 2013, $92,183 was recorded as amortization into interest expense.

In May 2013 we issued additional convertible notes in the aggregate of $58,600.  These notes carried 10% interest and held a maturity date of June 1, 2013 and were automatically convertible upon the closing of $2,000,000 in financing at the latest financing price. As a result of this issuance a derivative was issued with the fair value of $31,371 which was recorded as a derivative liability with the offset as a debt discount.  During the year ended December 31, 2013, $31,371 was recorded as amortization into interest expense.

In June 2013 we issued additional non-convertible notes in the aggregate of $58,600.  These notes carried 10% interest and held a maturity date of July 5, 2013.

In July 2013 we issued additional non-convertible notes in the aggregate of $82,000.  These notes carried 10% interest and held a maturity date of July 15, 2013.

In August 2013 we issued additional non-convertible notes in the aggregate of $33,000.  These notes carried 10% interest and held a maturity date of August 1, 2013.

In September 2013 we issued additional non-convertible notes in the aggregate of $85,000.  These notes carried 10% interest and held a maturity date of September 18, 2013.

On November 4, 2013, in conjunction with the reverse split and recapitalization, the convertible and non-convertible notes and accrued interest were converted into shares of common stock, series seed preferred, series prime preferred.  Principal and interest outstanding of $2,523,563 was converted into $1,194,219 series prime preferred, $1,044,359 series seed preferred, and $284,985 into common stock.

During the years ended December 31, 2013 and 2012, we recorded convertible note discount amortization to interest expense of $787,579 and $706,636, respectively.

Accounts Payable Notes

As of January 1, 2012 the principal balance on our accounts payable notes totaled $45,000.  These notes were issued to our CEO for emergency capital to cover key payables.  The notes carried 8% interest and were not convertible, holding a maturity date of May 18, 2013.  In May 2012 we issued an additional note in the amount of $5,000.  In August 2012 we issued an additional note in the amount of $25,000.  In September we issued additional notes in the aggregate of $50,000.  In October 2012 we issued an additional note in the amount of $25,000.

On November 4, 2013, in conjunction with the reverse split and recapitalization, the accounts payable notes principal and accrued interest of $165,000 were converted into series seed preferred.

Deferred Compensation Promissory Notes

In 2012 we issued a series of promissory notes in exchange for deferred compensation.  These notes carried no interest and carried variable maturity dates.  In August 2012 we issued a promissory note in the amount of $70,748.  In September 2012 we issued a promissory note in the amount of $15,417.  In October we issued a promissory note in the amount of $37,904.  In 2012 payments of $20,296 were made against the promissory notes. In December 2013 we issued additional promissory notes in the aggregate of $63,265. In 2013 payments of $111,473 were made against the promissory notes

Settlement Notes

In November 2013 we entered into notes payable with certain former employees in settlement of amounts purported to be due for compensation and loan repayment.  These notes had a maturity date of December 31, 2014, and were secured by the assets of the company.  Notes were issued in the aggregate of $290,000 of which $130,000 was issued to two related party individuals and $160,000 was issued to a third party individual.  One repayment of $12,500 was made in December 2013.

As the deferred compensation and settlement notes do not bear interest, the Company imputed interest at a rate of 8% on these promissory notes of $9,661 and $2,752 for the years ended December 31, 2013 and 2012, respectively.

Summary of Notes Payable and Accrued Interest

The following table summarizes our notes payable and accrued interest as of December 31, 2013 and 2012:

	Notes Payable		Accrued Interest
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Convertible and non-convertible notes, net of discounts	$10,000	$946,320	$478	$42,870

Accounts payable notes	-	150,000	-	6, 689

Deferred compensation notes	55,565	103,773

Settlement notes	277,500		-

Totals	$343,065	$1,200,093	$478	$49,559

Interest Expense

The following table summarizes interest expense for the years ended December 31, 2013 and 2012:

	December 31,
	2013	2012
Amortization of note discounts	$787,579	$706,636
Interest expense	108,076	75,160
Imputed interest expense	9,661	2,752
	$905,316	$784,548

5.  Equity

Common and Preferred Stock

2012

As of December 31, 2012 and December 31, 2011 the Company had 14,711,337 shares issued and outstanding.

Convertible Preferred Stock Series A (“Series A”) shares were sold during 2007 for $0.385 per share and were convertible into future equity issuances at that rate; subject to down round protection based on the future equity price.  This down round protection was bifurcated and valued at its fair value at issuance and at each reporting date. Holders of the Series A stock, in the event of a liquidation event, received the original purchase price prior to any proceeds going to the common stock holders as well as up to $1.00 per share on a pro-rata basis along with common stock holders.  Each share of Series A stock is convertible on a one-for-one basis into common shares at any time.

Convertible Preferred Stock Series A-1 (“Series A-1”) shares were sold during 2008 for $0.42 per share and were convertible into future equity issuances at that rate; subject to down round protection based on the future equity price.  This down round protection was bifurcated and valued at its fair value at issuance and at each reporting date. Holders of the Series A-1 stock, in the event of a liquidation event, received the original purchase price prior to any proceeds going to the common stock holders as well as up to $1.00 per share on a pro-rata basis along with common stock holders.  Each share of Series A-1 stock is convertible on a one-for-one basis into common shares at any time.

Convertible Preferred Stock Series A-2 (“Series A-2”) shares were sold during 2009 and 2010 for $0.486 per share and were convertible into future equity issuances at that rate; subject to down round protection based on the future equity price.  This down round protection was bifurcated and valued at its fair value at issuance and at each reporting date. Holders of the Series A-2 stock, in the event of a liquidation event, received the original purchase price prior to any proceeds going to the common stock holders as well as up to $1.00 per share on a pro-rata basis along with common stock holders.  Each share of Series A-2 stock is convertible on a one-for-one basis into common shares at any time.

Convertible Preferred Stock Series A-2 Warrants (“Series A-2 Warrants”) were sold during 2009 and 2010 attached to the Series A-2 shares and were convertible into future equity issuances at that rate; subject to down round protection based on the future equity price.  This down round protection was bifurcated and valued at its fair value at issuance and at each reporting date. Holders of the Series A-2 Warrants were entitled to receive dividends at the same rate as common shares. Each Series A-2 Warrant is convertible at the original exercise price into common shares at any time.

No shares were issued during the year ended December 31, 2012.

2013

As of December 31, 2013 and December 31, 2012 the Company had 36,243,560 and 14,711,337, respectively, of shares issued and outstanding.

Convertible Preferred Series Prime (“Series Prime”) shares were sold during 2013 for $36.45 per share and were convertible into common stock at that rate. Holders of the Series Prime shares, in the event of a liquidation event, received the original purchase price prior to any proceeds going to the common stock holders as well as up to $75.00 per share on a pro-rata basis along with common stock holders.  Each share of Series Prime stock is convertible on a one-for-one basis into common shares at any time.

Convertible Preferred Series Seed Series (“Series Seed”) shares were sold during 2013 for $0.05583 per share and were convertible into common shares at that rate.  Holders of the Series Seed stock, in the event of a liquidation event, received the original purchase price prior to any proceeds going to the common stock holders.  Each share of Series Seed stock is convertible into common shares at any time at the original purchase price.

On November 4, 2013, in an effort to recapitalize the Company, the Series A shares of 2,253,246, with a value of $2,253, the Series A-1 shares of 1,541,666, with a value of $1,542 and the Series A-2 shares of 4,806,460, with a value of $4,806 were converted into 65,532 shares of Series Prime shares with a value of $66 and 44,663 shares of common stock with a value of $45; the remaining balance of value of $8,491 was recorded to additional paid-in-capital.  In addition, 14,349,910 shares of Series Seed shares were sold to investors for cash of $281,319.

On November 4, 2013, at the same time as the recapitalization transaction, principal and accrued interest totaling $1,194,219 was converted into 32,763 shares of Series Prime.  In addition, $284,985 of principal and accrued interest was converted into 7,819 shares of Common Stock. Finally, $1,209,359 of principal and accrued interest was converted into 21,661,459 shares of Series Seed. As a result of these conversions, the associated derivatives with the debt balances were settled into additional paid in capital in the amounts of $1,039,372 for the debt, $3,799,638 for the preferred shares and $1,954,630 for the preferred warrants.

On November 4, 2013, the 4,111,103 Series A-2 Warrants were primarily cancelled, except for 10,418 post-split Warrants which were converted into Common Stock Warrants with an exercise price of $36.45 into shares of common stock.  The common stock warrants included down round protection.  The fair value of the common stock warrants was $104.  Key inputs and assumptions used in valuing our common stock warrants were as follows:

·	Stock prices on all measurement dates were based on a 409A common stock valuation as of December 31, 2010
·	The probability of a future equity financing event triggering the down round protection was estimated at 100%
·	Computed volatility ranging from 55.08% to 85.03%
·	Risk free rates ranging from 0.60 to 0.78%

On November 4, 2013, the Company completed a 75 to 1 reverse split of its common stock which transferred the amount of $6,029 from Common Stock to additional paid in capital.

Additional Paid-in-capital

During the years ended December 31, 2013 and 2012, we imputed interest on debt of $9,661 and $2,752, respectively.

Stock-based Plans

We have the 2004 Incentive Stock Option Plan under which we have granted stock options to our directors, officers and employees. At December 31, 2013, 6,085,015 shares were authorized under the plans and 261,716 shares were available for future grant.

We believe that such awards better align the interests of our directors, officers and employees with those of our shareholders. Option awards are generally granted with an exercise price that equals the fair market value of our stock at the date of grant. These option awards generally vest based on four years of continuous service and have 10-year contractual terms.

The following table summarizes stock option activity under our stock-based plans as of and for the year ended December 31, 2013:

	Shares	Weighted Average Exercise Price		Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Outstanding at December 31, 2011	4,287,713		$0.11
Granted	1992,800		$0.13
Exercised	-		$-
Canceled/forfeited/expired	(15,014)		$0.30
Outstanding at December 31, 2012	6,265,499		$8.81	6.61	$968,941
Granted	-		$-
Exercised	-		$-
Canceled/forfeited/expired	(13,165)		$7.54
Split Adjustment	(5,568,562)	$
Outstanding at December 31, 2013	69,751		$9.05	5.72	$793,862
Expected to vest at December 31, 2013	4,724		$15.00	8.25	$28,852
Exercisable at December 31, 2013	65,026		$8.62	5.53	$765,010
Unrecognized expense at December 31, 2013	$77,464

The aggregate intrinsic value of options was calculated as the difference between the exercise price of the underlying awards and the quoted price of our common stock. At December 31, 2013, no options to purchase shares of common stock were in-the-money.

The weighted average grant-date fair value of options granted during the years 2013 and 2012 was $0.00 and $0.23, respectively.

On January 1, 2012 the Company granted eight employees 6,369 options to purchase shares of Company common stock at the price of $11.25 per share.  The options vest 100% immediately. The total estimated value using the Black-Scholes Model, based on a volatility rate of 114.98% and a call option value of $16.33 was $103,988.

On January 1, 2012 the Company granted one employee 666 options to purchase shares of Company common stock at the price of $11.25 per share.  The options vest 100% immediately. The total estimated value using the Black-Scholes Model, based on a volatility rate of 114.94% and a call option value of $16.74 was $11,147.

On February 6, 2012 the Company granted one employee 99 options to purchase shares of Company common stock at the price of $22.50 per share.  The options vest 100% immediately. The total estimated value using the Black-Scholes Model, based on a volatility rate of 107.91% and a call option value of $15.50 was $1,534.

On February 6, 2012 the Company granted one employee 99 options to purchase shares of Company common stock at the price of $22.50 per share.  The options vest 25% at one year, then 1/48 per month for 48 months thereafter. The total estimated value using the Black-Scholes Model, based on a volatility rate of 104.14% and a call option value of $16.15 was $1,598.

On August 23, 2012 the Company granted two employees 1,999 options to purchase shares of Company common stock at the price of $7.50 per share.  The options vest 1/24 per month for 24 months. The total estimated value using the Black-Scholes Model, based on a volatility rate of 105.18% and a call option value of $17.78 was $35,539.

On August 31, 2012 the Company granted two employees 231 options to purchase shares of Company common stock at the price of $7.50 per share.  The options vest immediately. The total estimated value using the Black-Scholes Model, based on a volatility rate of 107.98% and a call option value of $17.78 was $4,074.

On September 15, 2012 the Company granted one employee 999 options to purchase shares of Company common stock at the price of $11.25 per share.  The options vest 1/12 per month for 12 months. The total estimated value using the Black-Scholes Model, based on a volatility rate of 106.97% and a call option value of $17.06 was $17,030.

On September 15, 2012 the Company granted one employee 205 options to purchase shares of Company common stock at the price of $7.50 per share.  The options vest immediately. The total estimated value using the Black-Scholes Model, based on a volatility rate of 107.92% and a call option value of $17.64 was $3,616.

On September 30, 2012 the Company granted eleven employees 8,818 options to purchase shares of Company common stock at the price of $7.50 per share.  The options vest immediately. The total estimated value using the Black-Scholes Model, based on a volatility rate of 108.31% and a call option value of $17.65 was $155,624.

On October 2, 2012 the Company granted eight employees 2,928 options to purchase shares of Company common stock at the price of $11.25 per share.  The options vest immediately. The total estimated value using the Black-Scholes Model, based on a volatility rate of 106.29% and a call option value of $17.01 was $49,681.

On October 2, 2012 the Company granted four employees 3,463 options to purchase shares of Company common stock at the price of $11.25 per share.  The options vest 1/48 per month for 48 months. The total estimated value using the Black-Scholes Model, based on a volatility rate of 103.59% and a call option value of $17.31 was $59,961.

On October 2, 2012 the Company granted one employee 399 options to purchase shares of Company common stock at the price of $11.25 per share.  The options vest 25% at one year, 1/48 per month for 48 months thereafter. The total estimated value using the Black-Scholes Model, based on a volatility rate of 103.59% and a call option value of $17.35 was $6,922.

On October 2, 2012 the Company granted one employee 266 options to purchase shares of Company common stock at the price of $22.50 per share.  The options vest immediately. The total estimated value using the Black-Scholes Model, based on a volatility rate of 103.59% and a call option value of $15.38 was $4,091.

Stock-based Compensation Expense

The impact on our results of operations of recording stock-based compensation expense for years ended December 31, 2013 and 2012 was as follows:

	Years ended December 31,
	2013	2012

General and administrative	$11,293	$50,316
Sales and marketing	24,200	107,821
Engineering, research, and development	45,174	201,265
Total	$80,667	$359,402

As of December 31, 2013, there was approximately $77,464 of unearned stock-based compensation that will be expensed from 2014 through 2016. If there are any modifications or cancellations of the underlying unvested awards, we may be required to accelerate, increase or cancel all or a portion of the remaining unearned stock-based compensation expense. Future unearned stock-based compensation will increase to the extent we grant additional equity awards.

Stock Option Valuation Assumptions

We calculated the fair value of each stock option award on the date of grant using the Black-Scholes option pricing model. The ranges of assumptions were used for the years ended December 31, 2013 and 2012:

	Years ended December 31,
	2013	2012
Risk-free interest rate	N/A	0.54% to 01.14%
Expected life (years)	N/A	3.71 to 6.33
Dividend yield	N/A	0%
Expected volatility	N/A	73.33% to 82.82%

The risk-free interest rate assumption is based upon published interest rates appropriate for the expected life of our employee stock options.

The expected life of the stock options represents the weighted-average period that the stock options are expected to remain outstanding and was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior as influenced by changes to the terms of its stock-based awards.

The dividend yield assumption is based on our history of not paying dividends and no future expectations of dividend payouts.

The expected volatility prior to 2013 is based on the historical volatility of publicly traded surrogates in our peer group.

6.  Commitments and contingencies

The Company had no operating leases or other commitments with terms in excess of one year as of December 31, 2013 and 2012, except as noted below.

Office lease

The Company has a lease agreement for 3,310 square feet, as amended, for its office facilities in Santa Barbara, CA through September 2014.  Monthly rental payments, excluding common area maintenance charges, are $5,814 in 2014

At December 31, 2013, future minimum payments under the operating lease total $52,325.

Rent expense under the lease agreement for the years ended December 31, 2013 and 2012 totaled $72,382 and $79,440, respectively.

7.  Related party transactions

In May 2012, the company issued a convertible note payable to Jay Ferro, then CEO and greater than 10% shareholder in the amount of $75,000.

In May 2012, the company issued a convertible note payable to Michael Howe, greater than 10% shareholder in the amount of $317,600.

In May 2012, the company issued a convertible note payable to Arthur J. Rice, greater than 10% shareholder in the amount of $132,000.

In May 2012, the company issued a convertible note payable to Dave Chambers, greater than 10% shareholder in the amount of $126,456.

From May through October 2012, the company issued non-convertible notes payable (the “accounts payable notes”) to Jay Ferro, CEO and greater than 10% shareholder in the aggregate of $105,000.

In November and December 2012, the company issued a series of convertible notes payable to Arthur J. Rice, greater than 10% shareholder in the aggregate amount of $48,000.

In December 2012 the company issued a convertible note payable, Jay Ferro, CEO and greater than 10% shareholder in the amount of $10,000.

From February to September 2013, the company issued a series of convertible and non-convertible notes payable to Arthur J. Rice, greater than 10% shareholder in the aggregate amount of $185,951.

From February to September 2013, the company issued a series of convertible and non-convertible notes payable to Eric Kanowski, CEO in the aggregate amount of $132,893.

From February to September 2013, the company issued a series of convertible and non-convertible notes payable to Dave Chambers, greater than 10% shareholder in the aggregate amount of $211,411.

In February through May 2013, the company issued a series of convertible notes payable to Michael Howe, greater than 10% shareholder in the aggregate amount of $97,500.

In November 2013, the company issued a note payable to Jay Ferro, former (at that time) CEO and greater than 10% shareholder in the amount of $60,000.

In November 2013, the Company sold 11,067,041 shares of Series Seed Preferred Stock to 6 related party investors for net cash receipts of $216,961.

8.  Subsequent events

On March 12, 2014, Mobivity Holdings Corp. (“Mobivity”) acquired the assets of the Company, pursuant to an asset purchase agreement dated March 12, 2014, between Mobivity, the Company, and the members of the Company. Pursuant to the asset purchase agreement, Mobivity acquired all of the assets of the Company, and assumed a commercial lease, in consideration of Mobivity’s payment of $2,368,019 and issuance of 504,884 shares of Mobivity common stock, and an earn-out payment described below. The assets and liabilities acquired from the Company consisted of, accounts receivable, deferred revenues, all rights under all contracts other than excluded contracts, and all technology and intellectual property rights.

The Company’s earn-out payment of 200% of the “eligible revenue” of the Company over the 12 month period following the close of the transaction (“earn-out period”).  The “eligible revenue” will consist of: 100% of Company revenue derived during the earn out period from the sale of SmartReceipt products and services to certain SmartReceipt clients as of the close (the “designated SmartReceipt clients”); plus 50% of Company revenue derived during the earn out period from the sale of Company products and services to the designated SmartReceipt clients, plus 50% of the Company revenue derived during the earn out period from the sale of SmartReceipt products and services to Company clients who are not designated SmartReceipt clients.  The earn-out payment will be payable in common shares of the Company (valued at the Closing VWAP) no later than the 90th day following the end of the earn-out period.  For purposes of the foregoing, the “Closing VWAP” means the volume weighted average trading price of the Company’s common stock for the 90 trading days preceding the initial close of the transactions under the Asset Purchase Agreement.

Pursuant to the Asset Purchase Agreement, SmartReceipt has agreed that 50% of the shares issuable to SmartReceipt or its shareholders at the initial closing will be held back by the Company for a period of 12 months and will be subject to cancellation based on indemnification claims of the Company.

The asset purchase agreement contains customary representations, warranties and covenants by the parties, including each party’s agreement to indemnify the other against any claims or losses arising from their breach of the asset purchase agreement. The Company and its members have also agreed that for a period of three years following the closing not to engage in the business of providing interactive mobile marketing platforms or services or to solicit the pre-closing clients, vendors or employees of the Company, except in each case on behalf of Mobivity.

SmartReceipt, Inc

Mobivity Holdings Corp.
Unaudited Pro Forma Condensed Consolidated Financial Statements

On March 12, 2014, Mobivity Holdings Corp. (the “Company”) completed its acquisition of substantially all of the assets of SmartReceipt, Inc (“SmartReceipt”). The following unaudited pro forma condensed consolidated financial statements have been prepared to give effect to the completed acquisition, which was accounted for as a purchase.

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2013, and the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2013, are presented herein. The unaudited pro forma condensed consolidated balance sheet was prepared using the historical balance sheets of the Company and SmartReceipt as of December 31, 2013. The unaudited pro forma condensed consolidated statements of operations were prepared using the historical statements of operations of the Company and SmartReceipt for the year ended December 31, 2013.  The unaudited pro forma condensed consolidated balance sheet and statements of operations give effect to the acquisition as if it had been completed on January 1, 2013.

The unaudited pro forma condensed consolidated financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations actually would have been if the events described above occurred as of the dates indicated or what such financial position or results would be for any future periods. The unaudited pro forma condensed consolidated financial statements, and the accompanying notes, are based upon the respective historical consolidated financial statements of the Company and SmartReceipt and should be read in conjunction with the Company’s historical financial statements and related notes, and the Company’s "Management's Discussion and Analysis of Financial Condition and Results of Operation" contained elsewhere in this prospectus.

Mobivity Holdings Corp.
Unaudited Pro Forma Condensed Consolidated Balance Sheets
As of December 31, 2013

	Mobivity	SmartReceipt	Pro forma adjustments		Pro forma combined

ASSETS
Current assets
Cash	$2,572,685	$96,921	$(96,921)	(a)	$2,572,685
			(2,368,019)	(b)	(2,368,019)

Accounts receivable, net of allowance for doubtful accounts	280,667	124,318			404,985
Other current assets	140,114	5,383	(5,383)	(a)	140,114
Total current assets	2,993,466	226,622	(2,470,323)		749,765

Goodwill	3,108,964	-	2,890,801	(b)	5,999,765
Intangible assets, net	935,316	-	2,446,000	(b)	3,381,316
Other assets	63,944	9,336	-		73,280
TOTAL ASSETS	$7,101,690	$235,958	$2,866,478		$10,204,126

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$543,648	$359,292	$(359,292)	(a)	$543,648
Accrued interest	16,943	478	(478)	(a)	16,943
Accrued and deferred personnel compensation	191,041	59,699	(59,699)	(a)	191,041
Deferred revenue and customer deposits	136,523	194,506			331,029
Notes payable	20,000	343,065	(343,065)	(a)	20,000
Derivative liabilities	106,176	-			106,176
Other current liabilities	36,372	292,690	(292,690)	(a)	36,372
Earn-out payable	34,755				34,755
Total current liabilities	1,085,458	1,249,730	(1,055,224)		1,279,964

Non-current liabilities
Earn-out payable	24,245	-	2,273,000	(b)	2,297,245
Total non-current liabilities	24,245	-	2,273,000		2,297,245
Total liabilities	1,109,703	1,249,730	1,217,776		3,577,209

Commitments and Contingencies (See Note 9)

Stockholders' equity (deficit)

Common stock	16,320	134	505	(b)	16,959
Preferred stock	-	36,109	-		36,109
Equity payable	108,170	-	-		108,170
Additional paid-in capital	54,452,697	14,101,326	672,000	(b)	69,226,023
Accumulated deficit	(48,585,200)	(15,151,341)	976,197	(a)	(62,760,344)
Total stockholders' equity (deficit)	5,991,987	(1,013,772)	1,648,702		6,626,917
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$7,101,690	$235,958	$2,866,478		$10,204,126

Mobivity Holdings Corp.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the year ended December 31, 2013

	Mobivity	SR	Pro forma adjustments	Pro forma combined
Revenues
Revenues	$4,093,667	$832,960	$-	$4,926,627
Cost of revenues	1,122,037	74,011	-	1,196,048
Gross margin	2,971,630	758,949	-	3,730,579

Operating expenses
General and administrative	3,416,850	221,515	-	3,638,365
Sales and marketing	3,469,383	474,674	-	3,944,057
Engineering, research, and development	824,653	886,059	-	1,710,712
Depreciation and amortization	270,579	4,902	-	275,481
Goodwill impairment	1,066,068	-	-	1,066,068
Intangible asset impairment	644,170	-	-	644,170
Total operating expenses	9,691,703	1,587,150	-	11,278,853

Loss from operations	(6,720,073)	(828,201)	-	(7,548,274)

Other income/(expense)
Interest income	747	-	-	747
Interest expense	(6,348,186)	(797,240)	-	(7,145,426)
Change in fair value of derivative liabilities	(3,766,231)	235,690	-	(3,530,541)
Gain on Debt Extinguishment	103,177	-		103,177
Gain on adjustment in contingent consideration	(28,465)	-	-	(28,465)
Total other income/(expense)	(10,038,958)	(561,550)	-	(10,600,508)

Loss before income taxes	(16,759,031)	(1,389,751)	-	(18,148,782)

Income tax expense	-	-	-	-

Net loss	$(16,759,031)	$(1,389,751)	$-	$(18,148,782)

Net loss per share - basic and diluted	$(1.58)			$(1.63)

Weighted average number of shares
during the period - basic and diluted	10,612,007			11,116,891

Mobivity Holdings Corp.
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1.                      Basis of Presentation

The unaudited pro forma condensed consolidated statements of operations of Mobivity Holdings Corp. (the “Company”) for the the year ended December 31, 2013 give effect to the acquisition of substantially all of the assets of SmartReceipt, Inc (“SmartReceipt”) as if the transaction had been completed on the first day of the period. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2013 gives effect to the acquisition of substantially all of the assets of SmartReceipt as if the transaction had occurred on January 1, 2013.

The unaudited pro forma condensed consolidated statements of operations and unaudited pro forma condensed consolidated balance sheet were derived by adjusting the Company’s historical financial statements for the acquisition of substantially all of the assets of SmartReceipt. The unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statement of operations are provided for informational purposes only and should not be construed to be indicative of the Company’s financial position or results of operations had the transaction been consummated on the dates indicated and do not project the Company’s financial position or results of operations for any future period or date.

The unaudited pro forma condensed consolidated balance sheet and unaudited condensed consolidated statements of operations and accompanying notes should be read in conjunction with the Company’s historical financial statements and related notes, and the Company’s “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained elsewhere in this prospectus.

Note 2.                      Purchase Price Allocation

The unaudited pro forma condensed consolidated financial statements reflect a purchase price of $5,313,524. Pursuant to the Asset Purchase Agreement, the Company acquired all of the assets of SmartReceipt in exchange for:

·	the Company’s payment at closing of $2.212 million of cash, net of a $150,000 loan made by the Company to SmartReceipt in January 2014;

·	the Company’s issuance of 504,884 shares of its $0.001 par value common stock; and

·
The Company’s earn-out payment of 200% of the “eligible revenue” of the Company over the 12 month period following the close of the transaction (“earn-out period”).  The “eligible revenue” will consist of: 100% of Company revenue derived during the earn out period from the sale of SmartReceipt products and services to certain SmartReceipt clients as of the close (the “designated SmartReceipt clients”); plus 50% of Company revenue derived during the earn out period from the sale of Company products and services to the designated SmartReceipt clients, plus 50% of the Company revenue derived during the earn out period from the sale of SmartReceipt products and services to Company clients who are not designated SmartReceipt clients.  The earn-out payment will be payable in common shares of the Company (valued at the Closing VWAP) no later than the 90th day following the end of the earn-out period.  For purposes of the foregoing, the “Closing VWAP” means the volume weighted average trading price of the Company’s common stock for the 90 trading days preceding the initial close of the transactions under the Asset Purchase Agreement.

Pursuant to the Asset Purchase Agreement, SmartReceipt has agreed that 50% of the shares issuable to SmartReceipt or its shareholders at the initial closing will be held back by the Company for a period of 12 months and will be subject to cancellation based on indemnification claims of the Company.

The allocation of the purchase price to assets and liabilities based upon fair value determinations was as follows:

Accounts receivable, net	$161,664
Other assets	6,620
Customer relationships	2,010,000
Developed technology	260,000
Trade name	176,000
Goodwill	2,890,801
Total assets acquired	5,505,085
Liabilities assumed	(191,561)
Net assets acquired	$5,313,524

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. Customer relationships are being amortized on a straight-line basis over five years. Developed technology is being amortized on a straight-line basis over ten years. The trade name agreement is being amortized on a straight-line basis over ten years.

Note 3.                      Pro Forma Adjustments

Pro Forma Adjustments

The following pro forma adjustments are based upon the value of the tangible and intangible assets acquired as determined by an independent valuation firm.

(a)	Represents the elimination of SmartReceipt’s assets, liabilities and deficit not acquired in the transaction.
(b)	Represents the purchase price and allocation of the purchase price to the assets and liabilities acquired in the transaction, as if the transaction had occurred December 31, 2013.

[Back Cover Page]

23,577,949 Shares

MOBIVITY HOLDINGS CORP.

Common Stock